     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1996
                                                     REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                         COMPUTER SCIENCES CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

              NEVADA                       7371, 7373, 7376              95-2043126
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBERS)     IDENTIFICATION NO.)

                                       2100 EAST GRAND AVENUE
                                    EL SEGUNDO, CALIFORNIA 90245
                                           (310) 615-0311

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                             HAYWARD D. FISK, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         COMPUTER SCIENCES CORPORATION
                            2100 EAST GRAND AVENUE
                         EL SEGUNDO, CALIFORNIA 90245
                                (310) 615-0311
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
                             RONALD S. BEARD, ESQ.
                            PETER F. ZIEGLER, ESQ.
                           BRADFORD P. WEIRICK, ESQ.
                            GIBSON, DUNN & CRUTCHER
                            333 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                (213) 229-7000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of Continental Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Computer Sciences Corporation, a Nevada corporation ("CSC"), with and into The Continuum Company, Inc., a Delaware corporation ("Continuum"), as described in the Agreement and Plan of Merger dated as of April 28, 1996 (the "Merger Agreement") attached as Annex A to the Joint Proxy Statement/Prospectus forming part of this Registration Statement.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------
                                          PROPOSED    PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT        MAXIMUM         AGGREGATE      AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE     OFFERING     REGISTRATION
       REGISTERED        REGISTERED(1)    PER UNIT        PRICE(2)         FEE(3)
- -----------------------------------------------------------------------------------
Common Stock, $1.00 par
 value(4)..............   20,748,963       $76.13     $1,579,618,553.19 $544,696.05
- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------

(1) The amount of common stock, $1.00 par value, of CSC (the "CSC Common Stock") to be registered hereunder has been determined on the basis of the exchange ratio for such shares in the Merger (i.e., 0.79 of a share of CSC Common Stock for each outstanding share of common stock, $.10 par value, of Continuum (the "Continuum Common Stock")), and the maximum number of shares of CSC Common Stock (i.e., 20,748,963) to be received in the Merger by holders of Continuum Common Stock (assuming for purposes of calculating the fee payable in respect of this Registration Statement only that all outstanding and currently exercisable options to purchase shares of Continuum Common Stock will be exercised in full prior to the effective time of the Merger).
(2) Estimated pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the market value of the shares of CSC Common Stock to be received by the holders of Continuum Common Stock in the Merger ($76.13 per share, i.e., the average of the high and low sales prices per share of the CSC Common Stock as reported in The New York Stock Exchange, Inc. ("NYSE") Composite Transactions on June 7,
    1996).
(3) The registration fee for the CSC Common Stock registered hereby, $544,696.05, has been calculated pursuant to Section 6(b) of, and Rule 457(c) under, the Securities Act, as follows: 1/29th of 1% of the product of: (x) $76.13, the average of the high and low sale prices per share of CSC Common Stock as reported in the NYSE Composite Transactions on June 7, 1996, and (y) 20,748,963, representing the maximum number of shares of CSC Common Stock to be received by Continuum stockholders in the Merger. A fee of $339,505 was paid on May 24, 1996 pursuant to Rules 0-11 and 14a-6(i)(4) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in respect of the Merger upon filing by CSC with the Commission of its preliminary proxy materials relating thereto pursuant to Rules 14a-101, 14a-6(a) and 14a-6(e)(2)(ii) under the Exchange Act. Pursuant to Rules 0-11(a)(2) and 14a-6(a)(4) under the Exchange Act, the registration fee payable herewith has been reduced by the amounts of the fee previously paid upon the filing of such preliminary proxy materials. Accordingly, an additional fee of $205,191.05 has been paid with the initial filing of this Registration Statement.
(4) Including the associated preferred stock purchase rights issued by CSC pursuant to the Rights Agreement, amended and restated as of October 30, 1995, between CSC and Chemical Mellon Shareholder Services, L.L.C.

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE
REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                         COMPUTER SCIENCES CORPORATION

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

SHOWING LOCATION IN THE PROSPECTUS OF INFORMATION REQUIRED BY ITEMS IN FORM S-4

                 ITEM IN FORM S-4                         CAPTION IN PROSPECTUS
                 ----------------                         ---------------------
  1. Forepart of the Registration Statement
      and Outside Front Cover Page of
      Prospectus.............................. Facing Page; Cross-Reference Sheet; Outside
                                                Front Cover Page of Prospectus
  2. Inside Front and Outside Back Cover Pages
      of Prospectus........................... Inside Front Cover Page of Prospectus;
                                                Available Information; Table of Contents
  3. Risk Factors, Ratio of Earnings to Fixed
      Charges, and Other Information.......... Summary; The Merger; Price Range of Common
                                                Stock
  4. Terms of the Transaction................. Incorporation by Reference; Summary; The
                                                Merger; The Merger Agreement; Description
                                                of CSC Common Stock; Comparison of
                                                Stockholder Rights
  5. Pro Forma Financial Information.......... Unaudited Pro Forma Combined Condensed
                                                Financial Statements
  6. Material Contracts with the Company Being
      Acquired................................ The Merger
  7. Additional Information Required for
      Reoffering by Persons and Parties Deemed
      to be Underwriters...................... Not Applicable
  8. Interests of Named Experts and Counsel... Relationship with Independent Public
                                                Accountants; Legal Matters; Experts
  9. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities............................. Not Applicable
 10. Information with Respect to S-3
      Registrants............................. Incorporation by Reference; Summary; The
                                                Companies; Description of CSC Common Stock
 11. Incorporation of Certain Information by
      Reference............................... Incorporation by Reference
 12. Information with Respect to S-2 or S-3
      Registrants............................. Not Applicable
 13. Incorporation of Certain Information by
      Reference............................... Not Applicable
 14. Information with Respect to Registrants
      Other Than S-3 or S-2 Registrants....... Not Applicable
 15. Information with Respect to S-3
      Companies............................... Not Applicable
 16. Information with Respect to S-2 or S-3
      Companies............................... Not Applicable
 17. Information with Respect to Companies
      Other Than S-3 or S-2 Companies......... Not Applicable
 18. Information if Proxies, Consents or
      Authorizations Are to be Solicited...... Outside Front Cover Page of Prospectus;
                                                Incorporation by Reference; Summary; The
                                                CSC Annual Meeting; The Continuum Special
                                                Meeting; The Merger; The Merger Agreement;
                                                Security Ownership of Certain Beneficial
                                                Owners and Management; Description of CSC
                                                Capital Stock; Comparison of Stockholder
                                                Rights; Additional Matters for
                                                Consideration at the CSC Annual Meeting
 19. Information if Proxies, Consents or
      Authorizations Are Not to be Solicited
      or in an Exchange Offer.................  Not Applicable

                         COMPUTER SCIENCES CORPORATION
                            2100 EAST GRAND AVENUE
                         EL SEGUNDO, CALIFORNIA 90245
                                                                   July 1, 1996

DEAR STOCKHOLDER:

  You are cordially invited to attend the Annual Meeting of Stockholders of Computer Sciences Corporation ("CSC") to be held at 11:00 a.m., Pacific Daylight Time, on Wednesday, July 31, 1996, at the Sheraton Gateway Hotel, Los Angeles Airport, 6101 West Century Boulevard, Los Angeles, California 90045.

  At this important meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of April 28, 1996 (the "Merger Agreement"), by and among CSC, Continental Acquisition, Inc., a wholly-owned subsidiary of CSC ("Sub"), and The Continuum Company, Inc. ("Continuum"), and the issuance of shares of common stock, $1.00 par value per share, of CSC, pursuant thereto. Pursuant to the Merger Agreement, Sub will be merged (the "Merger") with and into Continuum and Continuum will become a wholly-owned subsidiary of CSC. You will also be asked to consider and vote upon a proposal to approve an amendment to CSC's Restated Articles of Incorporation increasing CSC's authorized common stock from 75,000,000 shares to 275,000,000 shares (the "Charter Amendment").

  Pursuant to the Merger, each outstanding share of Continuum common stock will be converted into 0.79 of a share of CSC common stock (the "Exchange Ratio"). The proposed Merger is described in the accompanying Joint Proxy Statement/Prospectus, the forepart of which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction.

  The Board of Directors of CSC has retained the investment banking firm of Goldman, Sachs & Co. ("Goldman Sachs") to act as CSC's financial advisor in connection with the Merger. Goldman Sachs has advised the Board that in its opinion, as of April 28, 1996, the Exchange Ratio was fair to CSC. A copy of the opinion of Goldman Sachs is included in the enclosed Joint Proxy Statement/Prospectus as Annex B thereto and you are urged to, and should, read such opinion in its entirety.

  YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, CSC AND ITS STOCKHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE CHARTER AMENDMENT AND RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AND THE CHARTER AMENDMENT.

  Stockholders will also be asked at the Annual Meeting to vote for the election of nominees to the CSC Board of Directors. The nominees for the Board of Directors are more fully described in the accompanying Joint Proxy Statement/Prospectus.

  The Merger requires the approval of a majority of the votes cast on the proposal, provided that the total vote cast thereon represents over 50% of the total number of shares of CSC common stock entitled to vote on the proposal. The Charter Amendment requires the affirmative vote of a majority of the outstanding shares of CSC common stock entitled to vote thereon, so failure to vote will have the same effect as a vote against the Charter Proposal. Since CSC does not have a sufficient number of authorized but unissued shares to effect the Merger, approval of the Merger is conditioned upon approval of the Charter Amendment. Approval of the Charter Amendment is also conditioned upon approval of the Merger. It is important that your shares be represented at the Annual Meeting, regardless of the number you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend the Annual Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the Annual Meeting.

                                          Sincerely,

                                          /s/ William R. Hoover

                                          William R. Hoover
                                          Chairman of the Board


                                          /s/ Van B. Honeycutt

                                          Van B. Honeycutt
                                          President and Chief Executive
                                           Officer

                         COMPUTER SCIENCES CORPORATION
                            2100 EAST GRAND AVENUE
                         EL SEGUNDO, CALIFORNIA 90245

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY 31, 1996

  The Annual Meeting of Stockholders of Computer Sciences Corporation, a Nevada corporation ("CSC"), will be held at the Sheraton Gateway Hotel, Los Angeles Airport, 6101 West Century Boulevard, Los Angeles, California 90045 at 11:00 a.m. Pacific Daylight Time, on Wednesday, July 31, 1996 for the following purposes:

    1. To approve and adopt an Agreement and Plan of Merger, dated as of April 28, 1996 (the "Merger Agreement"), among CSC, Continental Acquisition, Inc., a wholly-owned subsidiary of CSC ("Sub"), and The Continuum Company, Inc. ("Continuum"), and the issuance of shares of common stock, $1.00 par value per share, of CSC, pursuant thereto. Pursuant to the Merger Agreement, (i) Sub will be merged with and into Continuum (the "Merger") and Continuum will become a wholly-owned subsidiary of CSC, and
  (ii) each outstanding share of Continuum common stock, $0.10 par value per share (other than shares owned by Continuum as treasury stock or by its subsidiaries (excluding [7,837] shares held in the name of Paxus Corporation Limited) or by CSC or its subsidiaries, all of which shall be canceled), will be converted into 0.79 of a share of CSC common stock, including the associated CSC preferred stock purchase rights. A copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus accompanying this Notice.

    2. To approve an amendment to the Restated Articles of Incorporation of CSC increasing the number of shares of common stock authorized for issuance from 75,000,000 shares to 275,000,000 shares.

    3. To elect nominees to the CSC Board of Directors.

    4. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on June 21, 1996 as the record date for the determination of the holders of CSC's common stock entitled to notice of, and to vote at, the meeting. The Merger and other related matters are more fully described in the accompanying Joint Proxy Statement/Prospectus, and the annexes thereto, which form a part of this notice.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

                                          By Order of the Board of Directors,

                                          /s/ Hayward D. Fisk

                                          Hayward D. Fisk
                                          Vice President, General Counsel and
                                           Secretary

Dated: July 1, 1996

- --------------------------------------------------------------------------------

                                                                Please mark
                                                              your votes as  [X]
                                                               indicated in
                                                               this example

1. To approve and adopt an Agreement and Plan of Merger, dated as of April 28, 1996, among CSC, Continental Acquisition, Inc., a wholly-owned subsidiary of CSC, and The Continuum Company, Inc., and the issuance of shares of common stock, $1.00 par value per share, of CSC (the "Common Stock") pursuant thereto (the "Merger Proposal"). Approval of the Merger Proposal is conditioned upon approval of the Charter Amendment Proposal.

             FOR     AGAINST   ABSTAIN
             [_]      [_]       [_]

2. To approve an amendment to the Restated Articles of Incorporation of CSC increasing the number of shares of Common Stock authorized for issuance from 75,000,000 shares to 275,000,000 shares (the "Charter Amendment Proposal"). Approval of the Charter Amendment Proposal is conditioned upon approval of the Merger Proposal.

             FOR     AGAINST   ABSTAIN
             [_]      [_]       [_]


                                              FOR all           WITHHOLD
3. To elect nominees to the CSC              nominees           AUTHORITY
   Board of Directors                       (Except as       to vote for all
                                            marked to the   Nominees listed
                                             contrary*)          below

                                              [_]                 [_]
INSTRUCTIONS:
To withhold authority to vote for any individual nominee, strike out that nominee's name in the list below:

NOMINEES:
Howard P. Allen, Irving W. Bailey, II, Van B. Honeycutt, William R. Hoover, Richard C. Lawton, Leon J. Level, F. Warren McFarlan and James R. Mellor

4. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.


                                                       Dated:            , 1996
                                                              -----------


                                                       ------------------------
                                                               Signature

                                                       -------------------------
                                                               Signature

                                                       Please date, sign and
                                                       return this Proxy
                                                       promptly whether or not
                                                       you plan to attend the
                                                       meeting. If signing for a
                                                       corporation or
                                                       partnership or an agent,
                                                       attorney or fiduciary,
                                                       indicate the capacity in
                                                       which you are signing. If
                                                       you do attend the meeting
                                                       and elect to vote by
                                                       ballot, such vote will
                                                       supersede this Proxy.

       PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT
                            WILL RECORD YOUR VOTES*
- --------------------------------------------------------------------------------
                           --FOLD AND DETACH HERE--



                        IMPORTANT NOTICE TO SHAREHOLDERS

            RETURNING YOUR COMPLETED PROXY CARD PREVENTS ESCHEATMENT

It is very important that you return your voted proxy card to CSC and that CSC has your current address.

Most states have escheat laws which require CSC to report all accounts when they meet that state's criteria for abandoned property. While the specified number of years varies by state, escheatment generally occurs when CSC mail addressed to you is continually returned undelivered and there is no other contact. CSC then must invalidate the stock certificate(s) of the escheated shareholders and turn over the representative shares to the state of the shareholder's last known residence. After delivery to the state, the stock often is sold and claimants are given only the proceeds of the sale, which may or may not be to your benefit, depending on the subsequent trend of the stock price. In addition, it can take many months to retrieve custody of the stock or the proceeds from its sale.

Therefore, if you have moved, please give us your new address below:

- -------------------------------                    ----------------------
Name(s) under which stock is                       Social Security
held                                               Number

- -------------------------------                    ----------------------
Street address                                     City, State, Zip Code

Do you have multiple accounts/Hold stock under more than one name? __ Yes __ No

NOTE: CSC EMPLOYEES ARE REQUESTED TO NOTIFY THEIR LOCAL HUMAN RESOURCES REPRESENTATIVE OF ANY ADDRESS CHANGE.

- --------------------------------------------------------------------------------

                 ANNUAL MEETING OF STOCKHOLDERS, JULY 31, 1996

  The undersigned hereby appoints VAN B. HONEYCUTT, LEON J. LEVEL and HAYWARD
D. FISK, and each of them, with full power of substitution and discretion in each of them, as the proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Computer Science Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Computer Sciences Corporation to be held at the Sheraton Gateway Hotel, Los Angeles Airport, 6101 West Century Boulevard, Los Angeles, 90045, at 11:00 a.m. on July 31, 1996 and at any adjournment thereof, upon the election of directors, the approval of the proposed Charter Amendment, the approval of the proposed Merger and any other matter properly coming before the meeting.

  If more than one of such proxies or substitutes shall be present and vote, a majority thereof shall have the powers hereby granted; and if only one of them shall be present and vote, he shall have the powers hereby granted.

  This card also provides voting instructions for shares, if any, held in the Company's employee benefit plans.

THIS PROXY WILL BE VOTED AS DIRECTED HEREIN, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF THE PROPOSED CHARTER AMENDMENT AND THE PROPOSED MERGER.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

NOTE: THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.


                                     PROXY

- --------------------------------------------------------------------------------
     PLEASE SIGN ON THE REVERSE SIDE OF THIS CARD AND RETURN PROMPTLY TO
        MIDTOWN STATION, P.O. BOX 955, NEW YORK, NEW YORK 10138-0811.
IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND THE MEETING AND VOTE BY BALLOT,
                         YOUR SHARES CANNOT BE VOTED.
- --------------------------------------------------------------------------------
                           --FOLD AND DETACH HERE--



                                                                 Affix
                                                                 First
                                                                 Class
                                                                Postage

                      CSC

                      COMPUTER SCIENCES CORPORATION
                      C/O CHEMICAL MELLON SHAREHOLDER SERVICES LLC
                      RECORDKEEPING SERVICES
                      P.O. BOX 590
                      RIDGEFIELD PARK, NJ 07660

                          THE CONTINUUM COMPANY, INC.
                           9500 ARBORETUM BOULEVARD
                              AUSTIN, TEXAS 78759

                                                                   July 1, 1996

TO OUR STOCKHOLDERS:

  You are cordially invited to attend a Special Meeting of Stockholders of The Continuum Company, Inc. ("Continuum") at Continuum's headquarters, 9500 Arboretum Boulevard, Austin, Texas, on Wednesday, July 31, 1996, at 1:00 p.m., Austin time.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of April 28, 1996 (the "Merger Agreement"), providing for the merger of a wholly-owned subsidiary of Computer Sciences Corporation ("CSC") with and into Continuum, pursuant to which Continuum will become a wholly-owned subsidiary of CSC. Under the terms of the Merger Agreement, each outstanding share of common stock of Continuum will be converted into 0.79 of a share of common stock of CSC (the "Exchange Ratio"). The Merger Agreement and the proposed merger are discussed in more detail in the accompanying Joint Proxy Statement/Prospectus.

  The Board of Directors of Continuum has retained the investment banking firm of Lehman Brothers Inc. ("Lehman Brothers") to act as Continuum's financial advisor in connection with the merger. Lehman Brothers has advised the Board that in its opinion, as of the date of the Merger Agreement, the Exchange Ratio was fair, from a financial point of view, to Continuum's stockholders. A copy of the opinion of Lehman Brothers is included in the enclosed Joint Proxy Statement/Prospectus as Annex C thereto.

  YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, CONTINUUM AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  The Merger Agreement and financial and other information concerning the businesses of Continuum and CSC are included in the enclosed Joint Proxy Statement/Prospectus. Please review the Joint Proxy Statement/Prospectus carefully.

  The affirmative vote of the holders of two-thirds of the outstanding shares of Continuum common stock is required to approve and adopt the Merger Agreement, so failure to vote will have the same effect as a vote against the Merger Agreement. Accordingly, we urge you to complete, sign, and date the enclosed proxy card and return it in the enclosed return envelope, whether or not you plan to attend the meeting. Your vote is important.

                                          Sincerely,


                                          /s/ Ronald C. Carroll

                                          RONALD C. CARROLL
                                          Chairman of the Board


                                          /s/ W. Michael Long

                                          W. MICHAEL LONG
                                          President and Chief Executive
                                           Officer

                          THE CONTINUUM COMPANY, INC.
                           9500 ARBORETUM BOULEVARD
                           AUSTIN, TEXAS 78759-6399

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY 31, 1996

  A Special Meeting of Stockholders of The Continuum Company, Inc., a Delaware corporation ("Continuum"), will be held at Continuum's headquarters, 9500 Arboretum Boulevard, Austin, Texas, at 1:00 p.m., Austin time, on Wednesday, July 31, 1996, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 28, 1996 (the "Merger Agreement"), relating to the merger of a wholly-owned subsidiary of Computer Sciences Corporation ("CSC") with and into Continuum, pursuant to which each outstanding share of common stock, $0.10 par value per share, of Continuum would be converted into 0.79 of a share of common stock, $1.00 par value per share, of CSC, including the associated CSC preferred stock purchase rights, all as more fully set forth in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Annex A thereto; and

    2. To transact any other business that may properly come before the meeting or any adjournment thereof.

  Only stockholders of record at the close of business on June 21, 1996, are entitled to notice of and to vote at the meeting.

                             By Order of the Board of Directors,

                             /s/ John L. Westermann III

                             John L. Westermann III
                             Secretary

Austin, Texas
July 1, 1996

  IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. NO POSTAGE IS NEEDED IF IT IS MAILED IN THE UNITED STATES. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

- --------------------------------------------------------------------------------

PROXY

                          THE CONTINUUM COMPANY, INC.
         PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS -- JULY 31, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby makes, constitutes and appoints Ronald C. Carroll, W. Michael Long and John L. Westermann III, and each of them, to be his true and lawful agent and attorney-in-fact, with full power of substitution, to vote all of the shares of Common Stock registered in the undersigned name on the books of The Continuum Company, Inc. (the "Company") at the special meeting of stockholders of the Company to be held on the 31st day of July, 1996, at 1:00 p.m., Austin, Texas time, at the Company's headquarters, 9500 Arborteum Boulevard, Austin, Texas 78759-6399, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present and participating, without limiting the foregoing, to vote as follows:

                PLEASE SIGN ON THE REVERSE SIDE OF THIS CARD
- --------------------------------------------------------------------------------
                           --FOLD AND DETACH HERE--

- --------------------------------------------------------------------------------
                                                                Please mark
                                                              your votes as [X]
                                                               indicated in
                                                               this example

1. Approval and adoption of the Agreement and Plan of Merger among Computer Sciences Corporation, The Continuum Company, Inc. and Continental Acquisition, Inc.

           FOR        AGAINST         ABSTAIN
           [_]         [_]             [_]

2. If any other business is presented at the meeting or adjournments thereof, the persons named above will vote in accordance with their judgment on such matters.

  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

  NOTE: THIS PROXY WILL BE VOTED AS SPECIFIED OR IF NO SPECIFICATION IS MADE IT WILL BE VOTED IN FAVOR OF PROPOSAL NO. 1.

                     Date Signed: ______________________________________________
                                            (Please fill in date)

                     ___________________________________________________________
                                          Signature(s)

                     ___________________________________________________________
                                          Signature(s)

Note: When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If more than one trustee, all should sign. It is important that you date your proxy in the space provided above.
- --------------------------------------------------------------------------------
                           --FOLD AND DETACH HERE--

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 10, 1996

                         COMPUTER SCIENCES CORPORATION
                                      AND
                          THE CONTINUUM COMPANY, INC.
                                  -----------
                             JOINT PROXY STATEMENT
                                  -----------
                         COMPUTER SCIENCES CORPORATION
                                  -----------
                                   PROSPECTUS
                                  -----------
  This Joint Proxy Statement/Prospectus and the annexes hereto (together, the"Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $1.00 per share (the "CSC Common Stock"), of Computer Sciences Corporation, a Nevada corporation ("CSC"), in connection with the solicitation of proxies by the Board of Directors of CSC for use at the Annual Meeting of Stockholders of CSC to be held at the Sheraton Gateway Hotel, Los Angeles Airport, 6101 West Century Boulevard, Los Angeles, California 90045 on July 31, 1996, at 11:00 a.m.. Pacific Daylight Time, and at any and all adjournments or postponements thereof (the "CSC Annual Meeting"). Unless the context otherwise requires, all references to CSC Common Stock in this Proxy Statement/Prospectus include the associated preferred stock purchase rights (the "Rights") issued by CSC pursuant to the Rights Agreement, amended and restated as of October 30, 1995, between CSC and Chemical Mellon Shareholder Services, L.L.C. (the "CSC Rights Agreement").
  This Proxy Statement/Prospectus is also being furnished to the holders of common stock, par value $0.10 per share (the "Continuum Common Stock"), of The Continuum Company, Inc., a Delaware corporation ("Continuum"), in connection with the solicitation of proxies by the Board of Directors of Continuum for use at a Special Meeting of Stockholders of Continuum to be held at Continuum's headquarters, 9500 Arboretum Boulevard, Austin, Texas 78759-6399, on July 31, 1996, at 1:00 p.m., Austin time, and at any and all adjournments or postponements thereof (the "Continuum Special Meeting").
  This Proxy Statement/Prospectus relates, among other things, to the proposed merger (the "Merger") of Continental Acquisition, Inc., a wholly-owned subsidiary of CSC ("Sub"), with and into Continuum pursuant to an Agreement and Plan of Merger, dated as of April 28, 1996 (the "Merger Agreement"), by and among CSC, Sub and Continuum, a copy of which is attached as Annex A to this Proxy Statement/Prospectus. Upon consummation of the Merger, Continuum will be a wholly-owned subsidiary of CSC. In the Merger, each outstanding share of Continuum Common Stock (other than shares owned by Continuum as treasury stock or by its subsidiaries (excluding [7,837] shares held in the name of Paxus Corporation Limited) or by CSC or its subsidiaries, all of which shall be canceled) will be converted into 0.79 of a share of CSC Common Stock, and CSC will assume certain currently outstanding options to purchase Continuum Common Stock. Cash will be paid in lieu of any fractional shares. Consummation of the Merger is subject to various conditions, including (i) the approval and adoption of the Merger Agreement, the issuance of shares of CSC Common Stock pursuant thereto and an amendment to the Restated Articles of Incorporation of CSC increasing the authorized number of shares of CSC Common Stock by the requisite votes of shares of CSC Common Stock at the CSC Annual Meeting and
(ii) the approval and adoption of the Merger Agreement by the requisite vote of shares of Continuum Common Stock at the Continuum Special Meeting.
  In addition, CSC is soliciting proxies with respect to the election of nominees to the Board of Directors of CSC.
  CSC has filed a Registration Statement on Form S-4 (such Registration Statement and all exhibits relating thereto and any amendments thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the shares of CSC Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus, along with the documents and portions of documents incorporated herein by reference, also constitutes the prospectus of CSC filed as part of the Registration Statement relating to up to 20,748,963 shares of CSC Common Stock to be issued to Continuum stockholders in connection with the Merger.
  CSC Common Stock is traded on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") under the symbol "CSC." On June , 1996, the closing sales price for CSC Common Stock as reported on the NYSE Composite
Tape was $   per share.
  All information contained in this Proxy Statement/Prospectus with respect to CSC and Sub has been provided by CSC. All information contained in this Proxy Statement/Prospectus with respect to Continuum has been provided by Continuum.
  This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of CSC and Continuum on or about July 1, 1996. A stockholder who has given a proxy may revoke it at any time prior to its exercise. See "The CSC Annual Meeting--Record Date; Voting Rights; Proxies" and "The Continuum Special Meeting--Record Date; Voting Rights; Proxies."
                                  -----------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR  DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED   UPON    THE   ACCURACY    OR   ADEQUACY    OF   THIS    PROXY
     STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Proxy Statement/Prospectus is      1996.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE HEREOF OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  CSC and Continuum are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, each files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following regional offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by CSC can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and the PSE, 301 Pine Street, San Francisco, California 94104, on which the shares of CSC Common Stock are listed. Material filed by Continuum can be inspected at the offices of the NYSE at the address set forth in the previous sentence.

  This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement of which this Proxy Statement/Prospectus is a part, and which CSC has filed with the Commission under the Securities Act. Reference is made to such Registration Statement for further information with respect to CSC and the securities of CSC offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an annex hereto.

                          INCORPORATION BY REFERENCE

  CSC and Continuum hereby incorporate by reference into this Proxy Statement/Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act:

    1. CSC's Annual Report on Form 10-K for the year ended March 29, 1996;

    2. The description of CSC's Rights contained in CSC's Registration Statement on Form 8-A, filed with the Commission on January 25, 1989;

    3. The description of the CSC Common Stock contained in CSC's
  Registration Statement on Form 10, as amended;

    4. CSC's Current Report on Form 8-K dated May 2, 1996;

    5. Continuum's Annual Report on Form 10-K for the year ended March 31, 1996, as amended by the Form 10-K/A dated June 5, 1996 and the Form 10-K/A dated June 7, 1996;

    6. The description of the Continuum Common Stock contained in Continuum's Registration Statement on Form 8-A (File No. 1-10151) filed with the Commission on March 22, 1991; and

    7. Continuum's Current Report on Form 8-K dated May 1, 1996.

  All reports and other documents filed by CSC or Continuum pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the CSC Annual Meeting and the Continuum Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO CSC, COMPUTER SCIENCES CORPORATION, 2100 EAST GRAND AVENUE, EL SEGUNDO, CALIFORNIA 90245, ATTENTION: SECRETARY (TELEPHONE NO. (310) 615-0311), OR, IN THE CASE OF DOCUMENTS RELATING TO CONTINUUM, THE CONTINUUM COMPANY, INC., 9500 ARBORETUM BOULEVARD, AUSTIN, TEXAS 78759-6399. ATTENTION: CHIEF FINANCIAL OFFICER (TELEPHONE NO. (512) 345-5700). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 24, 1996.

                               ----------------

  The following service mark owned by Continuum appears in this Proxy Statement/Prospectus: CONTINUUM(R)

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.....................................................    2
INCORPORATION BY REFERENCE................................................    2
SUMMARY...................................................................    5
 The Companies............................................................    5
 The Annual Meeting of CSC and Special Meeting of Continuum...............    5
 Recommendations of the Boards of Directors...............................    7
 Opinions of Financial Advisors...........................................    7
 The Merger...............................................................    7
 Effective Time of the Merger.............................................   10
 Surrender of Stock Certificates..........................................   10
 Interests of Certain Persons in the Merger...............................   10
 Certain Considerations...................................................   10
 Certain Federal Income Tax Consequences..................................   11
 Comparative Rights of Stockholders.......................................   11
 Comparative Per Share Prices.............................................   11
 Certain Other Agreements.................................................   11
 Selected Historical and Unaudited Pro Forma Combined Financial Data......   12
GENERAL INFORMATION.......................................................   16
THE COMPANIES.............................................................   16
 CSC and Sub..............................................................   16
 Continuum................................................................   17
THE CSC ANNUAL MEETING....................................................   18
 Purpose of the CSC Annual Meeting........................................   18
 Record Date; Voting Rights; Proxies......................................   18
 Solicitation of Proxies..................................................   18
 Quorum...................................................................   19
 Required Vote............................................................   19
THE CONTINUUM SPECIAL MEETING.............................................   20
 Purpose of the Continuum Special Meeting.................................   20
 Record Date; Voting Rights; Proxies......................................   20
 Solicitation of Proxies..................................................   20
 Quorum...................................................................   20
 Required Vote............................................................   20
THE MERGER................................................................   21
 General..................................................................   21
 Effective Time...........................................................   21
 Conversion of Shares; Procedures for Exchange of Certificates............   21
 Background of the Merger.................................................   22
 Reasons for the Merger; Recommendation of the Board of Directors of CSC..   25
 Reasons for the Merger; Recommendation of the Board of Directors of
  Continuum...............................................................   26
 Opinion of CSC's Financial Advisor.......................................   27
 Opinion of Continuum's Financial Advisor.................................   30
 Certain Considerations...................................................   34
 Management of CSC After the Merger.......................................   34
 Interests of Certain Persons in the Merger...............................   34
 Certain Federal Income Tax Consequences..................................   35
 Anticipated Accounting Treatment.........................................   36
 Effect on Employee Benefit Plans.........................................   37
 Certain Legal Matters....................................................   37
 Federal Securities Law Consequences......................................   37
 Stock Exchange Listing...................................................   38
 Appraisal Rights.........................................................   38
 Certain Other Agreements.................................................   38
THE MERGER AGREEMENT......................................................   39
 General..................................................................   39
 The Merger...............................................................   39
 Effective Time...........................................................   39
 Terms of the Merger......................................................   39
 Fractional Shares........................................................   40

 Surrender and Payment....................................................   40
 Conditions to Consummation of the Merger.................................   40
 Representations and Warranties...........................................   42
 Conduct of Business Pending the Merger...................................   42
 No Solicitation of Transactions..........................................   43
 Employee Benefit Plans...................................................   44
 Pooling of Interests Accounting Treatment................................   44
 Indemnification..........................................................   45
 Certain Other Covenants..................................................   45
 Termination; Fees and Expenses...........................................   45
 Amendment; Waiver........................................................   47
PRICE RANGE OF COMMON STOCK...............................................   48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............   49
 Certain Stockholders of CSC..............................................   49
 Certain Stockholders of Continuum........................................   51
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...............   53
DESCRIPTION OF CSC CAPITAL STOCK..........................................   59
 General..................................................................   59
 Common Stock.............................................................   59
 Preferred Stock..........................................................   59
COMPARISON OF STOCKHOLDER RIGHTS..........................................   60
 General..................................................................   60
 Size and Classification of the Board of Directors........................   60
 Removal of Directors; Filling Vacancies on the Board of Directors........   60
 Stockholder Action by Written Consent....................................   61
 Meetings of Stockholders.................................................   61
 Required Vote for Authorization of Certain Actions.......................   61
 Amendment of Corporate Charter and Bylaws................................   62
 Appraisal and Dissenters' Rights.........................................   62
 State Antitakeover Statutes..............................................   63
 Limitation on Directors' Liability.......................................   64
 Indemnification of Officers and Directors................................   64
 Cumulative Voting........................................................   64
 Conflict-of-Interest Transactions........................................   65
 Dividends and Other Distributions........................................   65
 Duties of Directors......................................................   65
 CSC Rights Plan..........................................................   66
PROPOSED INCREASE IN AUTHORIZED SHARES OF CSC COMMON STOCK................   67
ADDITIONAL MATTERS FOR CONSIDERATION AT THE CSC ANNUAL MEETING............   68
 Election of CSC Directors................................................   68
 Report of Compensation Committee on Annual Compensation of Executive
  Officers................................................................   70
 CSC Executive Compensation...............................................   73
 Comparison of Cumulative Total Return....................................   76
 Compliance With Section 16(a) of the Securities Exchange Act of 1934.....   76
 Stockholder Proposals....................................................   77
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS..........................   77
OTHER MATTERS.............................................................   77
LEGAL MATTERS.............................................................   77
EXPERTS...................................................................   77
Annex A--Merger Agreement
Annex B--Opinion of Goldman, Sachs & Co.
Annex C--Opinion of Lehman Brothers Inc.
Annex D--Form of Amendment to CSC's Restated Articles of Incorporation

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary does not contain a complete statement of all material information relating to the Merger Agreement and the Merger, and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained or incorporated by reference in this Proxy Statement/Prospectus. Stockholders of CSC and Continuum should read carefully this Proxy Statement/Prospectus in its entirety. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus. Unless otherwise indicated, beneficial ownership information and share amounts set forth in this Proxy Statement/Prospectus (i) assume that outstanding options to purchase shares of Continuum Common Stock and shares of CSC Common Stock will not be exercised prior to the Merger and
(ii) have been adjusted for a three for one stock split of the CSC Common Stock effected by means of a 200% stock dividend distributed January 13, 1994.

THE COMPANIES

  CSC and Sub. CSC was founded in 1959 and is among the world leaders in the consulting and information technology ("IT") services industry. CSC offers a broad array of management consulting and professional services to industry and government. It specializes in the application of advanced and complex IT to achieve its customers' strategic objectives. CSC's services include outsourcing, systems integration, IT and management consulting and other professional services. Sub is a wholly-owned subsidiary of CSC, incorporated on March 4, 1996. As used herein, the term "CSC" refers to Computer Sciences Corporation and its consolidated subsidiaries, unless the context otherwise requires. The principal executive offices of CSC, a Nevada corporation, are located at 2100 East Grand Avenue, El Segundo, California 90245, and its telephone number at such offices is (310) 615-0311.

  Continuum. Continuum is an international consulting and computer services firm serving the needs of the global financial services industry for computer software and services. Continuum provides outsourcing services, including third party administrative services to the financial services industry, sophisticated financial services software systems and related software development, installation, customization, enhancement and maintenance services. On March 15, 1996, Continuum completed its acquisition of Hogan Systems, Inc., a Delaware corporation ("Hogan"), a provider of integrated computer software applications and related professional services to financial institutions. As used herein, the term "Continuum" refers to The Continuum Company, Inc. and its consolidated subsidiaries, unless the context otherwise requires. The principal executive offices of Continuum, a Delaware corporation, are located at 9500 Arboretum Boulevard, Austin, Texas 78759-6399, and its telephone number at such offices is (512) 345-5700.

THE ANNUAL MEETING OF CSC AND SPECIAL MEETING OF CONTINUUM

 Time, Place and Date

  CSC. The Annual Meeting of the stockholders of CSC will be held at the Sheraton Gateway Hotel, Los Angeles Airport, 6101 West Century Boulevard, Los Angeles, California 90045, on Wednesday, July 31, 1996, at 11:00 a.m., Pacific Daylight Time (including any and all adjournments or postponements thereof, the "CSC Annual Meeting").

  Continuum. A Special Meeting of the stockholders of Continuum will be held at Continuum's headquarters, 9500 Arboretum Boulevard, Austin, Texas on Wednesday, July 31, 1996, at 1:00 p.m., Austin time (including any and all adjournments or postponements thereof, the "Continuum Special Meeting").

 Purposes of the CSC Annual Meeting and Continuum Special Meeting

  CSC. At the CSC Annual Meeting, holders of CSC Common Stock will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and to approve the issuance of shares of CSC Common

Stock pursuant to the Merger Agreement (the "Merger Proposal"), (ii) a proposal to amend the Restated Articles of Incorporation of CSC to increase the number of shares of CSC Common Stock that CSC will have authority to issue from 75,000,000 to 275,000,000 (the "Charter Amendment Proposal") and (iii) the election of nominees to the CSC Board of Directors. For a description of the Merger Proposal, see "The Merger" and "The Merger Agreement." For a description of the Charter Amendment Proposal, see "Proposed Increase in Authorized Shares of CSC Common Stock." For a description of the nominees to the CSC Board of Directors, see "Additional Matters for Consideration at the CSC Annual Meeting--Election of CSC Directors." Stockholders of CSC will also consider and vote upon any other matter that may properly come before the meeting.

  Continuum. At the Continuum Special Meeting, holders of Continuum Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement. As a result of the Merger, Continuum will become a wholly-owned subsidiary of CSC. In the Merger, each outstanding share of Continuum Common Stock will be converted into 0.79 of a share (the "Exchange Ratio") of CSC Common Stock. Stockholders of Continuum will also consider and vote upon any other matter that may properly come before the meeting.

 Votes Required; Record Date

  CSC. The Merger Proposal requires the approval of a majority of the votes cast on the Merger Proposal, provided that the total vote cast thereon represents over 50% of the total number of shares of CSC Common Stock entitled to vote on the proposal. The Charter Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of CSC Common Stock entitled to vote thereon. SINCE CSC DOES NOT HAVE A SUFFICIENT NUMBER OF AUTHORIZED BUT UNISSUED SHARES OF CSC COMMON STOCK TO EFFECT THE MERGER, APPROVAL OF THE MERGER PROPOSAL IS CONDITIONED UPON APPROVAL OF THE CHARTER AMENDMENT PROPOSAL. APPROVAL OF THE CHARTER AMENDMENT PROPOSAL IS ALSO CONDITIONED UPON APPROVAL OF THE MERGER PROPOSAL. The election of directors requires the affirmative vote of a majority of the shares of CSC Common Stock present in person or represented by proxy at the CSC Annual Meeting. Holders of CSC Common Stock are entitled to one vote per share, except that stockholders and any proxy holders for such stockholders are entitled to exercise the right of cumulative voting for the election of directors. In order to exercise the right of cumulative voting, one or more of the stockholders requesting cumulative voting must give notice before the vote to the President or Secretary of CSC that the stockholder desires that the voting for the election of directors be cumulative.

  Only holders of CSC Common Stock at the close of business on June 21, 1996 (the "CSC Record Date") will be entitled to notice of and to vote at the CSC Annual Meeting. See "The CSC Annual Meeting." As of the CSC Record Date, there were [56,040,515] shares of CSC Common Stock outstanding and directors and executive officers of CSC and their affiliates were beneficial owners of approximately [2.2]% of the outstanding shares of CSC Common Stock. See "Security Ownership of Certain Beneficial Owners and Management--Certain Stockholders of CSC."

  Continuum. The approval and adoption of the Merger Agreement will require approval by the affirmative vote of the holders of two-thirds of the outstanding shares of Continuum Common Stock entitled to vote thereon. Holders of Continuum Common Stock are entitled to one vote per share. Only holders of Continuum Common Stock at the close of business on June 21, 1996 (the "Continuum Record Date") will be entitled to notice of and to vote at the Continuum Special Meeting. See "The Continuum Special Meeting." As of the Continuum Record Date, there were [24,176,927] shares of Continuum Common Stock outstanding and DST Systems, Inc. ("DST") was the beneficial owner of approximately [23.0]% of the outstanding shares of Continuum Common Stock. Pursuant to an agreement with CSC, DST has agreed to vote the shares of Continuum Common Stock beneficially owned by it in favor of approval and adoption of the Merger Agreement and any action in furtherance thereof. See "The Merger--Certain Other Agreements--Stockholder Agreement." As of the Continuum Record Date, directors and executive officers of Continuum and their affiliates (excluding DST) were beneficial owners of approximately [5.1]% of the outstanding shares of Continuum Common Stock. See "Security Ownership of Certain Beneficial Owners and Management--Certain Stockholders of Continuum."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  The Boards of Directors of CSC and Continuum believe that the terms of the Merger are fair to, and in the best interests of, the stockholders of their respective companies, and have unanimously approved the Merger Agreement and the related transactions. The CSC Board of Directors unanimously recommends that its stockholders approve the Merger Proposal and the Charter Amendment Proposal, and the Continuum Board of Directors unanimously recommends that its stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby. See "The Merger--Background of the Merger," "--Reasons for the Merger; Recommendation of the Board of Directors of CSC," "--Reasons for the Merger; Recommendation of the Board of Directors of Continuum," and "-- Interests of Certain Persons in the Merger." The CSC Board of Directors also unanimously recommends that its stockholders elect each of the nominees to the CSC Board of Directors. See "Additional Matters for Consideration at the CSC Annual Meeting--Election of CSC Directors."

OPINIONS OF FINANCIAL ADVISORS

  Goldman, Sachs & Co. ("Goldman Sachs") has delivered its written opinion to the Board of Directors of CSC dated April 28, 1996 stating that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair to CSC.

  Lehman Brothers Inc. ("Lehman Brothers") has delivered its written opinion to the Board of Directors of Continuum dated April 28, 1996 stating that, as of such date, the Exchange Ratio contemplated by the Merger was fair, from a financial point of view, to the holders of Continuum Common Stock.

  For information on the respective assumptions made, matters considered and limitations of the reviews undertaken by Goldman Sachs and Lehman Brothers, see "The Merger--Opinion of CSC's Financial Advisor," and "The Merger--Opinion of Continuum's Financial Advisor." STOCKHOLDERS OF EACH OF CSC AND CONTINUUM, RESPECTIVELY, ARE URGED TO, AND SHOULD, READ IN THEIR ENTIRETY THE FULL TEXT OF THE WRITTEN OPINIONS OF GOLDMAN SACHS AND OF LEHMAN BROTHERS ATTACHED AS ANNEXES B AND C, RESPECTIVELY, TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.

THE MERGER

 Merger Consideration

  In the Merger, each outstanding share of Continuum Common Stock (other than shares owned by Continuum as treasury stock or by its subsidiaries (excluding [7,837] shares held in the name of Paxus Corporation Limited) or by CSC or its subsidiaries, all of which shall be canceled) will be automatically converted (subject to certain provisions described herein with respect to fractional shares) into 0.79 of a fully paid and nonassessable share of CSC Common Stock. Cash will be paid in lieu of fractional shares. Upon consummation of the Merger, Sub will be merged with and into Continuum and Continuum, as the surviving corporation in the Merger (the "Surviving Corporation"), will become a wholly-owned subsidiary of CSC. See "The Merger Agreement--Terms of the Merger."

  Based upon the shares outstanding as of the CSC Record Date and the Continuum Record Date, the stockholders of Continuum will own approximately [25.4%] of the outstanding CSC Common Stock following consummation of the Merger. Such percentage could change prior to the Merger depending on the number of shares of CSC Common Stock and Continuum Common Stock issued prior to the Merger upon exercise of the CSC and Continuum stock options outstanding as of such record dates.

  At the Effective Time, each outstanding option to purchase shares of Continuum Common Stock (a "Continuum Stock Option") issued by Continuum pursuant to a Continuum stock option plan or certain stock option agreements, or issued by Hogan pursuant to a Hogan stock option plan and assumed by Continuum in connection with its acquisition of Hogan, whether vested or unvested, shall be assumed by CSC. Each Continuum Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Continuum Stock Option, the same number of shares of CSC Common Stock as the holder of such Continuum Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to the aggregate exercise price for the Continuum Stock Option divided by the number of full shares of CSC Common Stock deemed purchasable pursuant to such Continuum Stock Option. With respect to any Continuum Stock Option that provides for the acceleration of vesting in the event that the Continuum Common Stock achieves certain public trading thresholds, such trading price thresholds shall be adjusted by dividing the threshold by the Exchange Ratio. At the Continuum Record Date, there were outstanding Continuum Stock Options to purchase an aggregate of [3,393,884] shares of Continuum Common Stock at an average exercise price of $[26.07] per share (which is equivalent to [2,681,168] shares of CSC Common Stock at an average exercise price of $[33.00] per share). Approval by the CSC stockholders of the Merger Proposal includes approval of CSC's assumption of the stock option plans and nonqualified stock option agreements pursuant to which the Continuum Stock Options were issued. See "The Merger--Interests of Certain Persons in the Merger."

 Conditions to the Merger; Termination

  The obligations of CSC and Continuum to consummate the Merger are subject to various conditions, including, but not limited to: (i) obtaining requisite stockholder and governmental approvals; (ii) the absence of any preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger; (iii) approval for listing on the NYSE, subject to official notice of issuance, of the CSC Common Stock to be issued in connection with the Merger; (iv) receipt of an opinion of counsel at the closing of the Merger in respect of certain federal income tax consequences of the Merger; (v) receipt of an accountant's letter to the effect that the Merger qualifies for "pooling of interests" accounting treatment; and (vi) the absence of changes in the business of CSC and Continuum that would have a material adverse effect on CSC or Continuum. See "The Merger Agreement-- Conditions to Consummation of the Merger."

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by the stockholders of Continuum: (i) by mutual consent of CSC and Continuum; and
(ii) by either CSC and Sub or Continuum if the Merger shall not have been consummated by December 31, 1996 (provided the terminating party's failure to fulfill its obligations under the Merger Agreement is not the reason that the Merger has not been consummated), or if the Merger has been enjoined or otherwise prohibited by a final nonappealable court order or other governmental action. The Merger Agreement may also be terminated by CSC and Sub in the event the Continuum Board of Directors recommends to the Continuum stockholders a Superior Proposal (as defined), or withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the Merger, or fails to call, give notice of, convene or hold the Continuum Special Meeting. The Merger Agreement may also be terminated under certain other circumstances. See "The Merger Agreement--Termination; Fees and Expenses."

 Listing

  It is a condition to the Merger that the shares of CSC Common Stock to be issued in the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

 Appraisal Rights

  Under the General Corporation Law of the State of Delaware ("DGCL") and the Nevada General Corporation Law ("NGCL"), the holders of Continuum Common Stock and CSC Common Stock are not entitled to any appraisal rights with respect to the Merger. See "The Merger--Appraisal Rights"; "Comparison of Stockholder Rights--Appraisal and Dissenters' Rights."

 Governmental Approvals Required

  The Merger is subject to the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). CSC and Continuum have filed pre-merger notification forms with the Federal Trade Commission (the "FTC") and the Department of Justice under the HSR Act with respect to CSC's acquisition of Continuum, and CSC and DST have filed pre-merger notification forms with the FTC and the Department of Justice with respect to DST's ownership of shares of CSC Common Stock following the Merger. Early termination of the required waiting periods was granted with respect to both filings on June 6, 1996. See "The Merger--Certain Legal Matters."

  Certain aspects of the Merger may require notifications to, and/or approvals from authorities in certain of the foreign jurisdictions in which CSC and/or Continuum currently operate. CSC and Continuum believe that all such material filings and approvals have been made or obtained, or will be made or obtained, as the case may be. See "The Merger--Certain Legal Matters."

 Anticipated Accounting Treatment

  The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon the receipt of (i) an opinion from Deloitte & Touche LLP, the independent auditors of CSC, confirming that the Merger will be accounted for as a "pooling of interests" and (ii) written confirmation from Ernst & Young LLP, the independent auditors of Continuum, that Continuum is eligible to be party to a merger accounted for as a "pooling of interests" and that it is not aware of any matters which would prohibit such treatment in connection with the Merger. See "The Merger--Anticipated Accounting Treatment" and "The Merger Agreement-- Conditions to Consummation of the Merger."

 Termination Fee

  Continuum will be required to pay CSC a fee of $45 million (the "Termination Fee") in the event that CSC and Sub terminate the Merger Agreement because the Continuum Board of Directors recommends a Superior Proposal or withdraws or changes its recommendation of the Merger Agreement. Continuum will also be required to pay the Termination Fee in certain circumstances if the Merger Agreement is terminated (i) by CSC and Sub because of a breach of any of Continuum's representations, warranties or covenants which is not cured within a specified period, and within 12 months of such termination, a Third Party Acquisition occurs or an agreement is entered into by Continuum with respect to a Third Party Acquisition, or (ii) by Continuum or CSC and Sub because the Merger Agreement is not approved by the Continuum stockholders at the Continuum Special Meeting at a time when an offer for a Third Party Acquisition has been made, is under consideration by Continuum or has been publicly announced. If the Merger Agreement is terminated by CSC because the Merger Agreement is not approved by the Continuum stockholders at the Continuum Special Meeting, or Continuum breaches one of its representations, warranties or covenants, Continuum shall be obligated (unless a Termination Fee is required) to reimburse CSC and Sub for actual expenses not to exceed $2 million.

  If the Merger Agreement is terminated by Continuum because the CSC stockholders do not approve the Merger Proposal or the Charter Amendment Proposal at the CSC Annual Meeting or CSC or Sub breaches one of its representations, warranties or covenants, CSC shall be obligated to reimburse Continuum for actual expenses not to exceed $2 million.

  In all other cases, CSC and Continuum will each bear its own expenses.

  See "The Merger Agreement--Termination; Fees and Expenses."

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or such later time as CSC and Continuum may agree upon and set forth in the Certificate of Merger (the "Effective Time"). The Effective Time is currently expected to occur on or shortly after August 1, 1996, subject to approval by the stockholders of CSC and Continuum of the matters described herein and satisfaction or waiver of the other conditions precedent to the Merger set forth in the Merger Agreement. See "The Merger--Effective Time" and "The Merger Agreement--Conditions to the Consummation of the Merger."

SURRENDER OF STOCK CERTIFICATES

  As soon as practicable after the Effective Time, Chemical Mellon Shareholder Services, L.L.C., or another agent designated by CSC, in its capacity as exchange agent for the Merger (the "Exchange Agent"), will send a transmittal letter to each Continuum stockholder of record at the Effective Time. The transmittal letter will contain instructions with respect to the surrender of certificates representing Continuum Common Stock to be exchanged for CSC Common Stock and cash in lieu of fractional shares. Holders of certificates which prior to the Effective Time represented Continuum Common Stock will not be entitled to receive any payment of dividends or other distributions with respect to CSC Common Stock until such certificates have been surrendered for certificates representing CSC Common Stock. See "The Merger--Conversion of Shares; Procedures for Exchange of Certificates."

  CONTINUUM STOCKHOLDERS SHOULD NOT FORWARD CONTINUUM COMMON STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. CONTINUUM STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Continuum Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of Continuum management and the Continuum Board of Directors have certain interests in the Merger that are in addition to the interests of stockholders of Continuum generally. These interests arise from, among other things, certain employee benefit and bonus plans, indemnification arrangements and other matters which CSC will assume or has agreed to provide after the Merger. See "The Merger--Interests of Certain Persons in the Merger."

CERTAIN CONSIDERATIONS

  In deciding whether to approve the Merger Proposal and the Charter Amendment Proposal or to approve and adopt the Merger Agreement, as the case may be, stockholders of CSC and Continuum should carefully evaluate the matters set forth under "The Merger--Certain Considerations." Factors to be considered include the following: (i) the relative stock prices of CSC Common Stock and Continuum Common Stock at the Effective Time may vary significantly from the prices as of the date of execution of the Merger Agreement or the date of this Proxy Statement/Prospectus or the date of the CSC Annual Meeting or the Continuum Special Meeting; and (ii) the Exchange Ratio is fixed and will not be adjusted based on changes in the relative stock prices of the CSC Common Stock and the Continuum Common Stock. See "The Merger--Certain Considerations."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), so that no gain or loss would be recognized by CSC, Continuum or the stockholders of Continuum, except for gain or loss attributable to cash received in lieu of fractional shares. Vinson & Elkins L.L.P., counsel to Continuum, has delivered to Continuum's Board of Directors its opinion, dated the date of this Proxy Statement/Prospectus, that the Merger will qualify as a tax-free reorganization within the meaning of section 368(a) of the Code. See "The Merger--Certain Federal Income Tax Consequences."

COMPARATIVE RIGHTS OF STOCKHOLDERS

  The rights of stockholders of Continuum currently are governed by Delaware law, Continuum's Certificate of Incorporation, and Continuum's Bylaws. Upon consummation of the Merger, stockholders of Continuum will become stockholders of CSC, which is a Nevada corporation, and their rights as stockholders of CSC will be governed by Nevada law, CSC's Restated Articles of Incorporation, as further amended by the Charter Amendment Proposal, CSC's Bylaws, and the CSC Rights Agreement. For a discussion of various differences between the rights of stockholders of Continuum and the rights of stockholders of CSC, see "Comparison of Stockholder Rights."

COMPARATIVE PER SHARE PRICES

  On Friday, April 26, 1996, the last sales prices of CSC Common Stock and Continuum Common Stock as reported on the NYSE Composite Tape were $78 1/8 per share and $45 3/8 per share (based upon the Exchange Ratio, Continuum equivalent $61.72), respectively. The public announcement of the Merger Agreement occurred prior to the commencement of trading on Monday, April 29, 1996. On June , 1996, the last sales prices of CSC Common Stock and Continuum Common Stock prior to printing this Proxy Statement/Prospectus as reported on
the NYSE Composite Tape were $    per share and $    per share (based upon the
Exchange Ratio, Continuum equivalent $   ), respectively. See "Price Range of
Common Stock."

CERTAIN OTHER AGREEMENTS

  Stockholder Agreement. Concurrently with the execution of the Merger Agreement, DST and CSC entered into an agreement (the "Stockholder Agreement") relating to 5,549,141 shares of Continuum Common Stock beneficially owned by DST (the "DST Shares"), representing approximately 23.0% of the shares outstanding as of April 25, 1996. Under the Stockholder Agreement, DST has agreed to vote the DST Shares in favor of approval and adoption of the Merger Agreement and any actions in furtherance thereof. DST has also agreed not to directly or indirectly (i) sell, pledge, or otherwise dispose of the DST Shares, (ii) grant any proxy or power of attorney with respect to the DST Shares, or deposit the DST Shares into a voting agreement, or (iii) take any action that would make any of its representations or warranties as to its beneficial ownership of Continuum Common Stock untrue or incorrect. See "The Merger--Certain Other Agreements."

  Registration Rights Agreement. Concurrently with the execution of the Merger Agreement, DST and CSC entered into an agreement (the "Registration Rights Agreement") relating to certain existing registration rights of DST with respect to shares of Continuum Common Stock that it currently owns. Under the Registration Rights Agreement, CSC and DST agreed that, subject to certain conditions, the registration rights of DST with respect to its Continuum Common Stock granted pursuant to Section 11 of the Agreement dated September 30, 1993, among Continuum, Continuum Acquisition, Inc. and Vantage Computer Systems, Inc. ("Vantage") will be assumed by CSC and will apply to all of the shares of CSC Common Stock issued to DST in the Merger. See "The Merger--Certain Other Agreements."

  Data Processing Services Agreement. In connection with the Merger Agreement, DST and CSC entered into an agreement in principle (the "Data Processing Agreement") relating to the orderly transfer of the data processing services provided to Continuum by DST, to data centers operated by CSC, following consummation of the Merger. See "The Merger--Certain Other Agreements."

SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following tables present selected historical financial data of CSC and Continuum, and selected unaudited pro forma combined financial data after giving effect to the Merger under the pooling of interests method of accounting. CSC's historical financial data for each of the annual periods presented have been derived from its audited consolidated financial statements previously filed with the Commission. Continuum's historical financial data for each of the annual periods presented also have been derived from its financial statements previously filed with the Commission, and reflect Continuum's acquisitions of Hogan and Paxus Corporation Limited ("Paxus"), which were accounted for as pooling of interests transactions.

  The selected unaudited pro forma combined financial data have been derived from, or prepared on a basis consistent with, the unaudited pro forma combined condensed financial statements included herein. This data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred or that will occur after consummation of the Merger.

  THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE COMPANIES' HISTORICAL AND PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS AND NOTES THERETO, EITHER INCORPORATED BY REFERENCE OR INCLUDED HEREIN. SEE "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."

                                      CSC

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                            FISCAL YEARS ENDED
                          ------------------------------------------------------
                          MARCH 29,  MARCH 31,   APRIL 1,   APRIL 2,   APRIL 3,
                             1996       1995       1994       1993       1992
                          ---------- ---------- ---------- ---------- ----------
                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF EARNINGS
 DATA:
Revenues................  $4,242,422 $3,372,502 $2,582,670 $2,479,847 $2,113,351
Income before taxes.....     231,392    173,712    149,083    128,249    109,223
Earnings before
 cumulative effect of
 accounting change(1)...     141,692    110,739     90,930     78,149     68,177
Earnings per common
 share before cumulative
 effect of accounting
 change(1)..............  $     2.48 $     2.09 $     1.77 $     1.55 $     1.37
Weighted average common
 shares outstanding.....      57,214     52,975     51,385     50,276     49,647
BALANCE SHEET DATA:
Cash and cash equiva-
 lents..................  $  104,867 $  155,310 $  126,820 $  111,477 $  115,739
Working capital.........     383,811    303,593    195,875    332,273    265,563
Total assets............   2,595,790  2,333,660  1,806,380  1,460,922  1,375,386
Long-term debt..........     405,471    310,317    273,344    295,316    349,410
Total debt..............     475,779    447,745    323,801    312,039    389,710
Stockholders' equity....   1,305,694  1,148,559    805,680    695,380    606,810

- --------
(1)In the fiscal year ended April 1, 1994, CSC adopted SFAS 109 and changed its method of accounting for income taxes from the deferred method to the asset-and-liability method, resulting in a $4.9 million increase in net income, or $0.09 per common share.

                                   CONTINUUM

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA*

                                        FISCAL YEARS ENDED MARCH 31,
                                ----------------------------------------------
                                  1996      1995     1994      1993     1992
                                --------  -------- --------  -------- --------
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF EARNINGS DATA:
Revenues......................  $498,338  $415,524 $313,720  $300,981 $317,849
Income (loss) before taxes....   (34,462)   47,102  (24,162)    8,506   (5,627)
Income (loss) from continuing
 operations...................   (32,261)   32,498  (23,508)      119  (13,426)
Earnings (loss) per common
 share from continuing
 operations...................  $  (1.35) $   1.37 $  (1.10) $   0.01 $  (0.70)
Weighted average common shares
 outstanding..................    23,879    23,700   21,390    19,323   19,095
BALANCE SHEET DATA:
Cash and cash equivalents.....  $  9,006  $ 52,289 $ 21,038  $ 75,563 $ 76,829
Working capital...............    33,978    80,216   45,582    62,887   59,513
Total assets..................   340,281   296,381  257,180   242,554  262,293
Long-term debt................    21,163    25,379   19,149    24,513   13,000
Total debt....................    29,194    28,121   22,225    46,915   38,717
Stockholders' equity..........   111,443   138,961  102,971    86,628   84,554

- --------
* As described below, during the fiscal years ended March 31, 1996 and 1994, Continuum recorded nonrecurring charges of $76.1 million ($61.7 million net of tax benefits) and $48.6 million ($38.9 million net of tax benefits), respectively, related to its acquisitions.

  During the quarter ended March 31, 1996, Continuum acquired Hogan. The selected financial data includes the results of Hogan, accounted for as a pooling of interests, for all periods. In connection with the Hogan acquisition and the restructuring of its expanded business, Continuum charged $50.1 million to operations ($35.7 million after tax benefits). These charges included transaction costs of $9.6 million, restructuring costs of $9.8 million, and adjustments to the carrying value of certain operating assets of $30.7 million.

  During the quarter ended December 31, 1995, Continuum acquired all of the shares of SOCS Holding, a Paris-based software and services company ("SOCS"), for $37.6 million. The estimated excess of the purchase price over the net assets acquired totaled $43.7 million, with $2.4 million assigned to purchased software, $15.3 million assigned to goodwill, and $26 million assigned to purchased research and development, which was expensed in connection with the acquisition.

  During the quarter ended September 30, 1993, Continuum acquired Paxus and Vantage. The selected financial data includes the results of Paxus, accounted for as a pooling of interests, for all periods presented. In connection with the Vantage and Paxus acquisitions, Continuum charged to operations purchased research and development of $16 million and restructuring costs of $32.6 million ($22.9 million after tax benefits), resulting in a loss for fiscal 1994. Losses prior to fiscal 1994 result from retroactively including the operating losses of Paxus.

  Hogan paid dividends of $0.15 per share in fiscal 1992 and 1993, and $0.17 per share in fiscal 1994 and 1995. Hogan did not pay a dividend in fiscal 1996.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following unaudited pro forma combined statement of earnings data for the fiscal years ended March 29, 1996, March 31, 1995 and April 1, 1994 assumes that the Merger occurred at the beginning of the periods presented. The following unaudited pro forma combined balance sheet data as of March 29, 1996 assumes that the Merger occurred as of that date.

                                                FISCAL YEARS ENDED *
                                      -----------------------------------------
                                        MARCH 29,     MARCH 31,     APRIL 1,
                                          1996          1995          1994
                                      ------------- ------------- -------------
                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF EARNINGS DATA:
Revenues............................  $   4,740,760 $   3,788,026 $   2,896,390
Income before taxes.................        196,930       220,814       124,921
Earnings before cumulative effect of
 accounting change..................        109,431       143,237        67,422
Earnings per common share before
 cumulative effect of accounting
 change.............................  $        1.43 $        1.99 $        0.99
Weighted average common shares out-
 standing...........................         76,534        71,851        68,366
BALANCE SHEET DATA:
Cash and cash equivalents...........  $     113,873
Working capital.....................        396,689
Total assets........................      2,923,071
Long-term debt......................        426,634
Total debt..........................        504,973
Stockholders' equity................      1,383,037

- --------
* Each of Continuum's fiscal years ended on March 31.

  See Continuum's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, which is incorporated herein by reference, for information regarding Continuum's acquisitions of Hogan on March 15, 1996 and SOCS on December 28, 1995.

  Hogan paid dividends of $0.15 per share in fiscal 1992 and 1993, and $0.17 per share in fiscal 1994 and 1995. Hogan did not pay a dividend in fiscal 1996.

                           COMPARATIVE PER SHARE DATA

  Set forth below are certain per common share data of CSC and Continuum on an historical basis, an unaudited pro forma basis for CSC, and an equivalent unaudited pro forma basis for Continuum. The unaudited CSC pro forma data was derived by combining historical consolidated financial information of CSC and Continuum, giving effect to the Merger under the pooling of interests method of accounting for business combinations. The equivalent unaudited pro forma data for Continuum was calculated by multiplying the unaudited CSC pro forma per common share data by the Exchange Ratio.

  This information should be read in conjunction with the historical financial statements of CSC and Continuum incorporated by reference in this Proxy Statement/Prospectus and the unaudited pro forma combined condensed financial statements included elsewhere in this Proxy Statement/Prospectus.

                                                       FISCAL YEARS ENDED *
                                                   ----------------------------
                                                   MARCH 29, MARCH 31, APRIL 1,
                                                     1996      1995      1994
                                                   --------- --------- --------
CSC
  HISTORICAL PER COMMON SHARE DATA:
    Earnings before cumulative effect of account-
     ing change...................................  $ 2.48     $2.09    $ 1.77
    Book value....................................   23.30
  UNAUDITED PRO FORMA PER COMMON SHARE DATA:
    Earnings before cumulative effect of account-
     ing change...................................  $ 1.43     $1.99    $ 0.99
    Book value....................................   18.41
CONTINUUM
  HISTORICAL PER COMMON SHARE DATA:
    Net income (loss).............................  $(1.35)    $1.37    $(1.10)
    Book value....................................    4.61
  EQUIVALENT UNAUDITED PRO FORMA PER COMMON SHARE
   DATA:
    Earnings before cumulative effect of account-
     ing change...................................  $ 1.13     $1.57    $ 0.78
    Book value....................................   14.55

- --------
* Each of Continuum's fiscal years ended on March 31.

  Per share amounts for earnings (loss) before cumulative effect of accounting change were computed based on the number of average shares outstanding during the period.

  Per share amounts for book value were computed based on the number of shares outstanding as of the end of the period presented.

  See Continuum's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, which is incorporated herein by reference, for information regarding Continuum's acquisitions of Hogan on March 15, 1996 and SOCS on December 28, 1995.

  It has been CSC's policy to invest earnings in the growth of its business rather than distribute earnings as cash dividends. Accordingly, CSC has not distributed any cash dividends during the three years ended March 29, 1996.

  Continuum has not paid cash dividends on Continuum Common Stock since the first quarter of its fiscal year ended March 31, 1987 and, if the Merger is not consummated, has no current intention to pay any such cash dividends. The Merger Agreement does not permit Continuum to pay cash dividends on Continuum Common Stock.

  Hogan paid dividends of $0.15 per share in fiscal 1992 and 1993, and $0.17 per share in fiscal 1994 and 1995. Hogan did not pay a dividend in fiscal 1996.

                              GENERAL INFORMATION

  This Proxy Statement/Prospectus is being furnished to stockholders of each of CSC and Continuum in connection with the solicitation of proxies by and on behalf of the Boards of Directors of CSC and Continuum, respectively, for use at the CSC Annual Meeting and the Continuum Special Meeting, as the case may be. The CSC Annual Meeting will be held at 11:00 a.m. Pacific Daylight Time, on Wednesday, July 31, 1996 at the Sheraton Gateway Hotel, Los Angeles Airport, 6101 West Century Boulevard, Los Angeles, California 90045. The Continuum Special Meeting will be held at 1:00 p.m., Austin time, on Wednesday, July 31, 1996 at Continuum's headquarters, 9500 Arboretum Boulevard, Austin, Texas 78759-6399. This Proxy Statement/ Prospectus and the related forms of proxy for each of CSC and Continuum are first being mailed to their respective stockholders on or about July 1, 1996.

                                 THE COMPANIES

CSC AND SUB

  CSC was founded in 1959 and is among the world leaders in the information technology ("IT") services industry. CSC offers a broad array of professional services to industry and government, and specializes in the application of advanced and complex IT to achieve its customers' strategic objectives. CSC's services include:

    OUTSOURCING--Operating all or a portion of a customer's technology infrastructure, including systems analysis, applications development, network operations and data center management.

    SYSTEMS INTEGRATION--Designing, developing, implementing and integrating complete information systems.

    IT AND MANAGEMENT CONSULTING AND OTHER PROFESSIONAL SERVICES--Advising clients on a wide range of issues, including how to shape their strategies and operations to become market leaders, the strategic acquisition and utilization of IT, and "business reengineering"--redesigning operations to achieve efficiencies and improve competitive position.

  For more than three decades, CSC has provided IT services to the United States federal government, ranging from traditional systems integration and outsourcing to advanced technical undertakings and complex project management. In 1986, federal contracts accounted for 70% of CSC's revenues. To accelerate its growth and take advantage of competencies gained as a leader in the federal sector, CSC decided at this time to devote substantial resources to further develop its commercial business.

  As a result of this strategy, CSC has increased its penetration of the domestic and international commercial markets and diversified its businesses. CSC's revenues from commercial markets have grown at a compound annual growth rate ("CAGR") of 27% from fiscal 1986 through fiscal 1996. During the most recent five years (fiscal 1991 through 1996), CSC's commercial revenues have grown at a faster rate, achieving a 32% CAGR. The proportion of CSC's revenues earned from commercial business has more than doubled in the last ten years, increasing from 30% for fiscal 1986 to 63% for fiscal 1996. CSC's strategy is to continue to expand its commercial market share through internal growth and acquisitions in targeted services and geographic markets, while maintaining a leading position in the federal market.

  CSC believes that its technology and systems expertise and large project management skills gained through years of experience in providing IT services to the federal government position it to compete effectively in U.S. and international commercial markets. CSC also believes that its competitive position is enhanced by its leadership position in management consulting and the full spectrum of services that it provides.

  Internationally, CSC operates in Belgium, France, Germany, the Netherlands and the United Kingdom. In addition, CSC, through its operations in the Pacific Rim, is a leading systems integration, outsourcing and software development provider in Australia and New Zealand. CSC provides substantially the same services to its international customers that it provides to U.S. customers.

  CSC is incorporated under the laws of the State of Nevada. Its principal executive offices are located at 2100 East Grand Avenue, El Segundo, California 90245, and its telephone number is (310) 615-0311.

  Sub is a wholly-owned subsidiary of CSC, and was incorporated under the laws of the State of Delaware on March 4, 1996. Sub conducted no business prior to entering into the Merger Agreement.

CONTINUUM

  Continuum is an international consulting and computer services firm serving the needs of the global financial services industry for computer software and services. Continuum provides outsourcing services, including third party administrative services, to the financial services industry, sophisticated financial services software systems, and related software development, installation, customization, enhancement, and maintenance services. Outsourcing services offered by Continuum range from the remote processing of a single financial services software application to the complete replacement of a customer's data processing department. The software systems marketed by Continuum streamline the work processes and automate the administrative functions of financial services companies, such as issuing insurance policies, administering deposits, and complying with complex government regulations and reporting requirements. Continuum offers a wide range of banking, life insurance, general insurance (also known as non-life or property and casualty insurance), and reinsurance software applications, including products with extensive adaptations to the specific regional requirements of the world's major financial services markets. Continuum's product line includes systems designed for use on a variety of hardware platforms, including mainframe computers, mid-range computers, workstations and local area networks.

  Continuum's fee-based services business, which currently provides over 93% of Continuum's revenues, is built around Continuum's proprietary application software systems, and emphasizes the cultivation and preservation of long-term relationships with customers. Continuum's outsourcing contracts tend to be long-term relationships with good probabilities of ongoing renewal. The implementation of Continuum's software systems often generates significant service revenues because the unique nature of each financial services company's products and operations requires customization. Continuum's workforce of approximately 4,300 persons (at March 31, 1996) is composed principally of skilled professionals with extensive, specialized knowledge of software development, data processing, and financial services operations.

  On March 15, 1996, Continuum acquired Hogan, a provider of integrated software applications and related consulting services to banks and other financial institutions worldwide. On December 28, 1995, Continuum acquired SOCS, a Paris-based provider of insurance application software and related services to the French insurance industry. On May 3, 1995, Continuum acquired Ra Group Limited, a leading provider of software systems to insurance brokers in the United Kingdom. See Continuum's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, which is incorporated herein by reference.

  Continuum was incorporated under the laws of the State of Texas in 1968, and reincorporated in the State of Delaware in August 1987. The principal executive offices of Continuum are located at 9500 Arboretum Boulevard, Austin, Texas 78759-6399, and its telephone number is (512) 345-5700.

                            THE CSC ANNUAL MEETING

PURPOSE OF THE CSC ANNUAL MEETING

  At the CSC Annual Meeting, holders of CSC Common Stock will consider and vote upon the Merger Proposal, the Charter Amendment Proposal and the election of nominees to the CSC Board of Directors. THE MERGER PROPOSAL AND THE CHARTER AMENDMENT PROPOSAL ARE EACH CONDITIONED UPON THE APPROVAL OF THE OTHER BY THE REQUISITE VOTE OF THE STOCKHOLDERS OF CSC. Approval of the Merger Proposal by the holders of CSC Common Stock will also constitute approval of the assumption by CSC of the stock option plans and nonqualified stock option agreements pursuant to which the Continuum Stock Options were issued. For a description of the Merger Proposal, see "The Merger" and "The Merger Agreement." For a description of the Charter Amendment Proposal, see "Proposed Increase in Authorized Shares of CSC Common Stock." For a description of the nominees to the CSC Board of Directors, see "Additional Matters for Consideration at the CSC Annual Meeting--Election of CSC Directors." CSC stockholders will also consider and vote upon such other matters as may properly be brought before the meeting.

  THE BOARD OF DIRECTORS OF CSC HAS UNANIMOUSLY APPROVED THE MERGER PROPOSAL AND THE CHARTER AMENDMENT PROPOSAL AND RECOMMENDS A VOTE FOR THE MERGER PROPOSAL AND THE CHARTER AMENDMENT PROPOSAL. THE BOARD OF DIRECTORS ALSO HAS UNANIMOUSLY APPROVED AND RECOMMENDS A VOTE FOR THE NOMINEES TO THE BOARD OF DIRECTORS.

RECORD DATE; VOTING RIGHTS; PROXIES

  The CSC Board of Directors has fixed the close of business on June 21, 1996 as the CSC Record Date for determining holders entitled to notice of and to vote at the CSC Annual Meeting.

  As of the CSC Record Date, there were [56,040,515] shares of CSC Common Stock issued and outstanding, each of which entitles the holder thereof to one vote. All shares of CSC Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF CSC COMMON STOCK WILL BE VOTED IN FAVOR OF THE MERGER PROPOSAL, THE CHARTER AMENDMENT PROPOSAL AND THE ELECTION OF THE NOMINEES TO THE CSC BOARD OF DIRECTORS. CSC does not know of any matters other than as described in the Notice of Annual Meeting that are to come before the CSC Annual Meeting. If any other matter or matters are properly presented for action at the CSC Annual Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of CSC by signing and returning a later dated proxy, or by voting in person at the CSC Annual Meeting; however, mere attendance at the CSC Annual Meeting will not in and of itself have the effect of revoking the proxy.

  Votes cast by proxy or in person at the CSC Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Broker non-votes are not counted as entitled to vote on a matter in determining the number of affirmative votes required for approval of the matter, but are counted as present for quorum purposes. The term "broker non-votes" refers to shares held by a broker in street name which are present by proxy but are not voted on a matter pursuant to rules prohibiting brokers from voting on non-routine matters, such as approval of the Merger Proposal and Charter Amendment Proposal, without instructions from the beneficial owner of the shares.

SOLICITATION OF PROXIES

  This solicitation is made by the Board of Directors of CSC and the cost of solicitation will be borne by CSC. Solicitation other than by mail may be made personally, by telephone or by facsimile, by regularly employed officers and employees of CSC who will not be additionally compensated therefor. CSC will request persons holding stock in their names for others, such as trustees, brokers and nominees, to forward proxy material to their principals and request authority for the execution of the proxy and will reimburse such persons for their expenses in so doing. In addition, CSC has engaged the services of Morrow & Co., Inc. with respect to proxy soliciting matters at an expected cost to CSC of approximately $11,500, not including incidental expenses.

QUORUM

  The presence in person or by properly executed proxy of holders of a majority of all of the shares of CSC Common Stock entitled to vote thereat is necessary to constitute a quorum at the CSC Annual Meeting.

REQUIRED VOTE

  As a prerequisite to the listing on the NYSE of the shares of CSC Common Stock to be issued pursuant to the Merger Agreement, the NYSE requires that the Merger Proposal be approved by a majority of the votes cast on the Merger Proposal, provided that the total vote cast on the Merger Proposal represents a majority of the shares of CSC Common Stock entitled to vote thereon. The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of CSC Common Stock entitled to vote thereon. SINCE CSC DOES NOT HAVE A SUFFICIENT NUMBER OF AUTHORIZED BUT UNISSUED SHARES OF CSC COMMON STOCK TO EFFECT THE MERGER, APPROVAL OF THE MERGER PROPOSAL IS CONDITIONED UPON APPROVAL OF THE CHARTER AMENDMENT PROPOSAL. APPROVAL OF THE CHARTER AMENDMENT PROPOSAL IS ALSO CONDITIONED UPON APPROVAL OF THE MERGER PROPOSAL.

  The election of the nominees to the Board of Directors of CSC requires the affirmative vote of a majority of the shares of CSC Common Stock present in person or represented by proxy at the CSC Annual Meeting.

THE MATTERS TO BE CONSIDERED AT THE CSC ANNUAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF CSC. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY
STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                         THE CONTINUUM SPECIAL MEETING

PURPOSE OF THE CONTINUUM SPECIAL MEETING

  At the Continuum Special Meeting, holders of Continuum Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and such other matters as may properly be brought before the meeting.

  THE BOARD OF DIRECTORS OF CONTINUUM HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES

  The Continuum Board of Directors has fixed the close of business on June 21, 1996 as the Continuum Record Date for determining holders entitled to notice of and to vote at the Continuum Special Meeting.

  As of the Continuum Record Date, there were [24,176,927] shares of Continuum Common Stock issued and outstanding, each of which entitles the holder thereof to one vote. All shares of Continuum Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF CONTINUUM COMMON STOCK WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Continuum does not know of any matters other than as described in the Notice of Special Meeting of Stockholders that are to come before the Continuum Special Meeting. If any other matter or matters are properly presented for action at the Continuum Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Continuum at Continuum's address indicated in the Notice of Special Meeting of Stockholders, by signing and returning a later dated proxy, or by voting in person at the Continuum Special Meeting; however, mere attendance at the Continuum Special Meeting will not in and of itself have the effect of revoking the proxy.

  An automated system administered by Continuum's transfer agent, American Stock Transfer & Trust Company, will tabulate votes at the Continuum Special Meeting. Abstentions and broker non-votes will be treated as present for quorum purposes, but will not be not counted as voted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, the directors, officers and employees of Continuum may solicit proxies from Continuum stockholders by personal interview, telephone, telegram or otherwise. Continuum will bear its own cost of solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their reasonable charges and out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names.

QUORUM

  The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of Continuum Common Stock entitled to vote thereat is necessary to constitute a quorum at the Continuum Special Meeting.

REQUIRED VOTE

  The approval and adoption of the Merger Agreement and the transactions contemplated thereby require the affirmative vote of the holders of two-thirds of the outstanding shares of Continuum Common Stock. As of the Continuum Record Date, DST was the beneficial owner of approximately [23.0%] of the outstanding shares of Continuum Common Stock. Pursuant to an agreement with CSC, DST has agreed to vote the shares of Continuum Common Stock beneficially owned by it in favor of approval and adoption of the Merger Agreement and any action in furtherance thereof. See "The Merger--Certain Other Agreements-- Stockholder Agreement."

THE MATTERS TO BE CONSIDERED AT THE CONTINUUM SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF CONTINUUM. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

                                  THE MERGER

  This section of the Proxy Statement/Prospectus and the next section, entitled "The Merger Agreement," describe certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is attached as Annex A to this Proxy Statement/Prospectus. All stockholders are urged to read the Merger Agreement in its entirety.

GENERAL

  The Merger Agreement provides that the Merger will be consummated if the approvals of the CSC and Continuum stockholders required therefor are obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, Sub will be merged with and into Continuum and Continuum will become a wholly-owned subsidiary of CSC.

  Upon consummation of the Merger, each outstanding share of Continuum Common Stock (other than (i) shares held by Continuum as treasury stock or by its subsidiaries (excluding [7,837] shares held in the name of Paxus Corporation Limited) and (ii) shares held by CSC or its subsidiaries, all of which shall be canceled) will be automatically converted (subject to provisions with respect to fractional shares) into 0.79 of a fully paid and nonassessable share of CSC Common Stock. Cash will be paid in lieu of fractional shares.

  Based upon the shares outstanding as of the CSC Record Date and the Continuum Record Date, the stockholders of Continuum will own approximately [25.4%] of the outstanding CSC Common Stock following consummation of the Merger. Such percentage could change prior to the Merger depending on the number of shares of CSC Common Stock and Continuum Common Stock issued prior to the Merger upon exercise of the CSC and Continuum stock options outstanding as of such record dates.

EFFECTIVE TIME

  The Effective Time of the Merger will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Certificate of Merger") or at such later time as CSC and Continuum may agree upon and set forth in the Certificate of Merger. The filing of the Certificate of Merger will occur on a date specified by the parties which is no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 of the Merger Agreement. The Merger Agreement may be terminated by either party if the Merger shall not have been consummated on or before December 31, 1996 and under certain other conditions. See "The Merger Agreement--Conditions to Consummation of the Merger" and "The Merger Agreement--Termination; Fees and Expenses."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

  The conversion, at the Exchange Ratio, of Continuum Common Stock into CSC Common Stock will occur automatically at the Effective Time.

  As soon as reasonably practicable after the Effective Time, a transmittal letter will be mailed by the Exchange Agent to each stockholder of Continuum of record as of the Effective Time, informing such stockholder of the procedures to follow in forwarding his or her Continuum stock certificates to the Exchange Agent. Upon receipt of such Continuum stock certificates, the Exchange Agent will deliver a certificate representing full shares of CSC Common Stock to such stockholder and cash in lieu of any fractional shares pursuant to the terms of the Merger Agreement and in accordance with the transmittal letter, together with any dividends or other distributions to which such stockholder is entitled.

  If any issuance of shares of CSC Common Stock in exchange for shares of Continuum Common Stock is to be made to a person other than the Continuum stockholder in whose name the certificate is registered at the Effective Time, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the Continuum stockholder requesting such issuance either pay any applicable stock transfer tax or establish to the satisfaction of CSC that such tax has been paid or is not payable.

  After the Effective Time, there will be no further transfers of Continuum Common Stock on the stock transfer books of Continuum. If a certificate representing Continuum Common Stock is presented for transfer, it will be canceled and a certificate representing the appropriate number of whole shares of CSC Common Stock and cash in lieu of fractional shares and any dividends and distributions will be issued in exchange therefor.

  After the Effective Time and until surrendered, certificates representing shares of Continuum Common Stock will be deemed to represent only the right to receive upon such surrender a certificate representing the number of whole shares of CSC Common Stock into which such shares of Continuum Common Stock are converted and any cash in lieu of any fractional shares all as contemplated by the Merger Agreement. No dividends or other distributions, if any, payable to holders of CSC Common Stock will be paid to the holders of any certificates for shares of Continuum Common Stock until such certificates are surrendered. Upon surrender of such certificates, all such declared dividends and distributions which shall have become payable with respect to such CSC Common Stock in respect of a record date after the Effective Time will be paid to the holder of record of the whole shares of CSC Common Stock represented by the certificate issued in exchange therefor, without interest. Neither CSC nor Continuum shall be liable to any holder of shares of Continuum Common Stock for any shares of CSC Common Stock (or dividends thereon) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  CONTINUUM STOCKHOLDERS SHOULD NOT FORWARD CONTINUUM COMMON STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. CONTINUUM STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

BACKGROUND OF THE MERGER

  The timing, terms and conditions of the Merger Agreement are the result of arms-length negotiations between representatives of CSC and Continuum. Set forth below is a summary of the negotiations.

  Van B. Honeycutt, President and Chief Executive Officer of CSC, initiated a meeting with W. Michael Long, President and Chief Executive Officer of Continuum, at Continuum's headquarters in Austin, Texas, on December 14, 1995. At the meeting, Mr. Honeycutt expressed to Mr. Long CSC's preliminary interest in discussing an acquisition of Continuum.

  On January 5, 1996, Messrs. Honeycutt and Long, together with two other executive officers from each of CSC and Continuum, met in Houston. At the meeting, representatives of CSC and Continuum made presentations regarding their business and financial plans and market strategies, and the parties discussed generally the possibility of a stock-for-stock merger and the desire that any transaction be accounted for as a pooling of interests. These general discussions continued at a meeting held at CSC's headquarters in El Segundo, California, on January 10, 1996 attended by Messrs. Honeycutt and Long and other executive officers of CSC and Continuum. On January 10, 1996, CSC and Continuum entered into a Confidentiality Agreement that included a provision that prohibited CSC from pursuing an acquisition of Continuum without Continuum's consent for a period of five years.

  At a special meeting of the Board of Directors of CSC on January 12, 1996, management of CSC made a presentation to the CSC Board regarding the discussions that had taken place with Continuum. At that meeting, management outlined the general parameters under which a transaction would be discussed and described the potential benefits to CSC from a merger with Continuum. Members of the Board asked a number of questions regarding Continuum and, at the conclusion of the meeting, the CSC Board authorized management of CSC to proceed with the discussions with Continuum.

  On three occasions between January 15 and January 25, 1996, Messrs. Honeycutt and Long met to explore further the possible advantages of a merger. Thomas A. McDonnell, President and Chief Executive Officer of DST and a director of Continuum, participated in the first of these three meetings. At these meetings, the parties discussed generally the business synergies that could be derived from the transaction and the possible business issues that might arise. Although major business issues remained unresolved at these meetings, Messrs. Honeycutt and Long agreed that CSC and Continuum should proceed to perform "due diligence" investigations and reviews of each other's businesses for purposes of evaluating further a possible combination of the two companies.

  On January 19, 1996, CSC retained Goldman Sachs to act as its financial advisor in connection with its negotiation of a possible merger with Continuum. In early February 1996, Continuum retained Lehman Brothers to act as Continuum's financial advisor in connection with several business matters, including a possible combination with CSC.

  At a regularly scheduled meeting of the CSC Board on February 5, 1996, management of CSC made a presentation to the CSC Board regarding the status of the discussions with Continuum. At the meeting, representatives of management discussed and analyzed Continuum's and Hogan's financial statements and businesses, and analyzed the possible benefits that might be derived from an acquisition of Continuum.

  Between February 7 and February 20, 1996, representatives of CSC, Goldman Sachs and CSC's legal counsel performed due diligence regarding Continuum in Austin at the offices of Continuum's legal counsel. After entering into a Confidentiality Agreement with Hogan on February 20, 1996, representatives of CSC and its financial and legal advisors performed due diligence regarding Hogan in Dallas from February 21 to March 2, 1996. During the last four days of February 1996, representatives of Continuum and Lehman Brothers conducted a due diligence investigation of CSC at its headquarters in El Segundo.

  In late February, members of Continuum's management and CSC's management, along with their respective legal and financial advisors, began to negotiate the specific terms of the possible merger. During the same period, CSC's management discussed with DST's management several matters relevant to CSC's willingness to enter into a merger agreement with Continuum, including DST's agreement (i) to vote its shares of Continuum Common Stock in favor of a merger agreement and, (ii) subject to the occurrence of the merger, to transfer its data processing services for Continuum to data centers operated by CSC. Counsel to CSC forwarded a first draft of the form of merger agreement to Continuum on February 22, 1996, and negotiations proceeded on the provisions of the initial draft, and subsequent drafts, during the week of February 26. On February 29, 1996, and continuing into the first week of March 1996, Messrs. Honeycutt and Long met in person and telephonically to discuss various outstanding business matters relating to the possible merger, including the range of exchange ratios at which CSC might be willing to acquire Continuum, the size of the break-up fee and the agreements required to be reached with DST.

  On March 4, 1996, CSC notified the members of its Board of Directors that a special Board meeting would be convened on March 6, 1996 to consider and vote upon the possible acquisition of Continuum. On March 5, 1996, Messrs. Honeycutt and Long spoke by telephone in an attempt to resolve the then outstanding business issues. During their conversation, Messrs. Honeycutt and Long were unable to reach agreement on several fundamental issues, including the merger exchange ratio, the size of the breakup fee and the terms of the agreements that CSC would require from DST, and they concluded that, in light of the substantial differences between the parties' positions, it did not make sense to pursue negotiations further. As a result of that discussion, Continuum and CSC terminated their merger negotiations, and CSC canceled the special meeting of its Board to consider the possible transaction. At that time, each party requested the other to return or destroy all confidential materials that it had obtained from the other as part of its due diligence investigation.

  Prior to the termination of negotiations on March 5, 1996, management of Continuum had kept the Board of Directors of Continuum generally informed of management's discussions with CSC concerning a possible business combination and had provided its Board with extensive background information on CSC. At a meeting of the Continuum Board held in Atlanta on April 2, 1996, representatives of management and Lehman Brothers briefed the directors on the basic terms of the transaction that had been under discussion and the reasons for the termination of those discussions.

  Later, in early April 1996, Mr. Honeycutt spoke with Mr. Long by telephone to request a meeting. The two met in Phoenix on April 10, 1996, and at that meeting Mr. Honeycutt informed Mr. Long that CSC had given further consideration to a possible merger with Continuum and that CSC was prepared to reconsider its earlier position respecting several open business matters, including an acceptable merger exchange ratio, if Continuum was prepared to enter into negotiations. Following additional telephone conversations between Messrs. Honeycutt and Long, representatives of Continuum and Lehman Brothers met in Phoenix on April 17 and 18, 1996 with representatives of CSC and Goldman Sachs. After lengthy discussions, Messrs. Honeycutt and Long reached a general understanding that if they were able to resolve other business issues, they would present to their respective Boards a merger proposal on the basis of an exchange ratio of 0.79 of a share of CSC Common Stock for each share of Continuum Common Stock. Both parties acknowledged that their general understanding regarding the proposed exchange ratio was conditioned upon each party's satisfaction with the results of additional due diligence to be performed (and CSC's ability in the due diligence process to substantiate the assumptions it had made regarding Continuum that had formed a basis for the proposed exchange ratio) and the resolution of all outstanding business issues, including the size of the potential breakup fee, the completion of certain agreements between CSC and DST relating to the transaction and other issues.

  Following the meeting in Phoenix, representatives of CSC and Continuum and their respective legal and financial advisors exchanged drafts of the Merger Agreement and continued to discuss unresolved business, legal and accounting matters relating to a combination of CSC and Continuum. Representatives of CSC performed additional due diligence respecting Continuum in Austin from April 22-26, 1996. On April 24, 1996, CSC entered into an agreement in principle with DST respecting the post-merger transfer of the data processing services provided by DST to Continuum to data centers operated by CSC, thereby resolving a material business condition to CSC's willingness to enter into a definitive merger agreement. Representatives of Continuum and CSC and their respective legal and financial advisors resolved the remaining issues relating to the combination of CSC and Continuum in a series of telephone discussions concluding on Saturday, April 27, 1996, and they agreed upon a form of merger agreement for presentation to the Boards of Directors of the two companies.

  On Sunday, April 28, 1996, CSC's Board of Directors held a special meeting at CSC's headquarters in El Segundo. At that meeting, members of management of CSC provided an analysis of CSC's due diligence with respect to Continuum, CSC's legal advisors summarized the material terms of the Merger Agreement and Goldman Sachs made a presentation to the Board of the results of its financial analysis of the transaction and delivered its oral opinion (subsequently confirmed by delivery of a written opinion) that, as of such date, the Exchange Ratio was fair to CSC (see "--Opinion of CSC's Financial Advisor"). After questioning management and its advisors regarding the transaction, reviewing the results of CSC's due diligence with respect to Continuum, reviewing the material terms of the Merger Agreement and receiving Goldman Sachs' fairness opinion, CSC's Board determined that the terms of the Merger, including the issuance of shares of CSC Common Stock in the Merger, were fair to and in the best interests of CSC and the holders of CSC Common Stock, and unanimously approved the Merger Agreement and authorized the execution and delivery thereof. See "--Reasons for the Merger; Recommendation of the Board of Directors of CSC." After the meeting, Mr. Honeycutt communicated the results of the meeting to Mr. Long.

  Continuum's Board of Directors also met on April 28. At that meeting, members of management of Continuum provided an analysis of Continuum's due diligence with respect to CSC, Continuum's legal advisor summarized the material terms of the Merger Agreement and Lehman Brothers made a presentation to the Board of the results of its financial analysis of the transaction and rendered an opinion that, as of such date, the Exchange Ratio was fair, from a financial point of view, to Continuum's stockholders (see "--Opinion of Continuum's Financial Advisor"). After questioning management and its advisors regarding the transaction, reviewing the results of Continuum's due diligence investigation of CSC, reviewing the material terms of the Merger Agreement and receiving Lehman Brothers' opinion, Continuum's Board determined that the Merger was fair to and in the best interests of Continuum and the holders of Continuum Common Stock, and unanimously approved the Merger Agreement and authorized the execution and delivery thereof. See "--Reasons for the Merger; Recommendation of the Board of Directors of Continuum."

  Shortly after the conclusion of the Continuum Board meeting, Continuum and CSC executed and delivered the Merger Agreement. Before the commencement of trading on Monday, April 29, 1996, CSC and Continuum issued a joint press release announcing their execution of the Merger Agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF CSC

  As a part of its ongoing strategy to increase its business in commercial markets, CSC routinely evaluates strategic vertical market opportunities, and has identified the insurance, banking and diversified financial services industries as markets in which CSC could achieve greater penetration with a more focused strategy and market presence.

  CSC believes that the distinctions between the financial services markets-- insurance, banking, securities and mutual funds--are blurring, and that the financial services industry as a whole is consolidating. Globally, regulatory restrictions are easing, allowing integrated financial services organizations to expand their product and service offerings. As a consequence, diversified financial services organizations are becoming more dependent on innovative information technologies and are relying more heavily upon a variety of IT services, including business process reengineering, management consulting, systems integration and outsourcing.

  Continuum is a leading provider of IT services to the insurance, banking and emerging diversified financial services markets, with more than 850 customers. Continuum's financial services customer base includes 43% of the financial services providers listed in Fortune's Global 500 published August 17, 1995. This is a result, in part, of Continuum's recent acquisition of Hogan, which has been a leading provider of information technology services to the banking industry. Hogan's clientele of over 130 financial institutions includes 32 of the largest 80 banking institutions in the United States, and Continuum's insurance clients include almost 70% of the top 50 North American life insurance companies.

  CSC believes that the Merger will provide CSC with a substantial presence in the financial services market, strengthening its competitive position within this market in outsourcing, business process reengineering and systems integration services. The Merger will also provide greater geographic diversity for CSC's business.

  Outsourcing. As the financial services markets converge, financial services organizations must now offer an increasingly complex array of products and services, and face increasing competition. This has forced these organizations to focus on their core competencies, while outsourcing non-core functions such as information technology, back-office administration and telesales and teleservices. CSC believes that the Merger will combine Continuum's commercial presence with CSC's financial strength, outsourcing experience and technology infrastructure, including substantially lower cost data center computing capacity, which will enhance CSC's ability to take advantage of the burgeoning financial services outsourcing market.

  Business Reengineering. CSC believes that the Merger will also position CSC to capitalize on its reputation and presence in the business reengineering market, since Continuum's substantial customer base should provide significant opportunities to cross-market CSC's services to existing Continuum customers and to leverage the companies' combined resources.

  Systems Integration. CSC also believes that the Merger will provide opportunities for growth in its sales of systems integration services. The convergence of the financial services markets is resulting in the consolidation of various disparate, disconnected back-office systems. These systems must be integrated, upgraded and in some cases replaced for seamless customer sales and service and for quality decision making. The

Continuum product offerings, including workflow management systems, customer information systems, executive information systems and data warehousing, allow the customer to surround these legacy back-office systems to improve their utility and productivity while preserving the client's investment in those systems. Continuum also offers products to replace all or part of a customer's back-office systems. As a result of the Merger, CSC will be able to capitalize on those product offerings by packaging its systems integration services around Continuum's software solutions.

  Geographic Diversity. The Merger would further diversify CSC's business geographically, especially in the Pacific Rim. This geographic distribution is important not only due to the increasing globalization of the financial services industry, but also due to the opportunity it creates for CSC to expand its business operations in growth markets.

  The Board of Directors of CSC believes that the Merger is fair to, and in the best interests of, CSC and its stockholders. The CSC Board of Directors has unanimously approved the terms of the Merger and unanimously recommends that CSC's stockholders vote FOR the Merger Proposal.

  In reaching its conclusions that the Merger is fair to, and in the best interests of, CSC and its stockholders, the CSC Board of Directors considered, among other things, the following factors: (i) its knowledge of the business, operations, properties, assets, financial condition, operating results and prospects of CSC and Continuum; (ii) current industry, economic and market conditions; (iii) presentations by CSC's management and by Goldman Sachs, CSC's financial advisor, with respect to Continuum and CSC; (iv) the opinion of Goldman Sachs as to the fairness of the Exchange Ratio to CSC (see "-- Opinion of CSC's Financial Advisor"); (v) the terms of the Merger Agreement (see "The Merger Agreement"); (vi) the structure and accounting treatment of the transaction; (vii) the compatibility of the respective business philosophies of CSC and Continuum; and (viii) the opportunity for CSC stockholders to participate in a larger, more diversified company.

  The foregoing discussion of the information and factors considered and given weight by the CSC Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the CSC Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the CSC Board of Directors may have given different weights to different factors.

  THE CSC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF CSC COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER PROPOSAL.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF CONTINUUM

  The Board of Directors of Continuum has unanimously approved and adopted the Merger Agreement, has unanimously determined that the Merger is fair to, and in the best interests of, Continuum and its stockholders, and unanimously recommends that holders of shares of Continuum Common Stock vote FOR approval and adoption of the Merger Agreement.

  In reaching its decision to approve and adopt the Merger Agreement and to recommend that Continuum stockholders vote to approve and adopt the Merger Agreement, Continuum's Board of Directors considered, among other things, the following factors: (i) the Merger's enhancement of Continuum's goal of becoming the leading provider of IT and outsourcing solutions to the integrated financial services industry by leveraging the combined strengths and resources of Continuum and CSC, including, for example, combining Continuum's industry expertise and proprietary software products in insurance and banking with CSC's project management skills, systems integration skills, low cost data processing infrastructure and financial resources; (ii) the premium over the pre-announcement market price of Continuum Common Stock represented by the Exchange Ratio; (iii) the participation of Continuum stockholders in the synergies and growth possibilities created by the Merger; (iv) the greater depth and breadth of the market for CSC Common Stock as compared to the market for Continuum Common Stock; (v) cultural similarities and common goals and perspectives of CSC's and Continuum's management teams; (vi) historic earnings and strength of CSC and favorable market perception of CSC stock; (vii) the terms of the Merger Agreement; (viii) the opinion of Continuum's financial advisor, Lehman Brothers, as to the fairness, from a financial point of view, of the Exchange Ratio to Continuum stockholders; (ix) the tax-free nature of the transaction that allows for Continuum stockholders to defer recognition of taxable gains for U.S. federal income tax purposes; and (x) the opportunities for Continuum employees created by the growth prospects of the combined companies.

  The foregoing discussion of the information and factors considered by the Continuum Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Continuum Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Continuum Board of Directors may have given different weights to different factors. For a discussion of the interests of certain members of Continuum's management and Continuum's Board of Directors in the Merger, see "The Merger-- Interests of Certain Persons in the Merger."

  THE CONTINUUM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF CONTINUUM COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.
                            ---
OPINION OF CSC'S FINANCIAL ADVISOR

  On April 28, 1996, Goldman Sachs delivered its written opinion to the Board of Directors of CSC that, as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair to CSC.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED APRIL 28, 1996, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF CSC ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of Continuum and CSC for the five fiscal years ended March 31, 1995; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Continuum and CSC; (iv) certain other communications from Continuum and CSC to their respective stockholders; and (v) certain internal financial analyses and forecasts for Continuum and CSC prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of Continuum and CSC regarding the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Continuum Common Stock and the CSC Common Stock, compared certain financial and stock market information for Continuum and CSC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the computer and information services industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Continuum and CSC or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to the CSC Board of Directors on April 28, 1996:

    (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Continuum Common Stock and the CSC Common Stock and the relationship between movements of such common stock and movements in composite indices of certain financial services/systems integration companies and certain transaction processing/outsourcing companies selected by Goldman Sachs (respectively, the "Financial Services/Systems Integration Index" and the "Transaction Processing/ Outsourcing Index"). The Financial Services/Systems Integration Index is composed of the following companies: Affiliated Computer Services Inc., American Management Systems Inc., BISYS Group Inc., Continuum, FIserv Inc., Policy Management Systems Corp., SEI Corp. and SunGard Data Systems Inc. The Transaction Processing/Outsourcing Index is composed of the following companies: Automatic Data Processing Inc., BDM International Inc., Ceridian Corp., Electronic Data Systems, Equifax Inc., First Data Corp. and National Data Corp. This analysis indicated that, since April 19, 1993, the CSC Common Stock has outperformed both the Financial Services/Systems Integration Index and the Transaction Processing/Outsourcing Index, while the Continuum Common Stock has performed in line with both indices.

    (ii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to CSC and Continuum to corresponding financial information, ratios and public market multiples for the publicly traded corporations composing the Transaction Processing/Outsourcing Index (the "Transaction Processing/Outsourcing Selected Companies") and the Financial Services/Systems Integration Index (the "Financial Services/Systems Integration Selected Companies"). Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of CSC and Continuum were calculated using prices of $78.13 per share of CSC Common Stock and $45.38 per share of Continuum Common Stock, the respective closing prices of the CSC Common Stock and the Continuum Common Stock on the NYSE on April 26, 1996. The multiples and ratios for CSC and Continuum and for each of the Transaction Processing/Outsourcing Selected Companies and the Financial Services/Systems Integration Selected Companies were based on the most recent publicly available information. With respect to the Transaction Processing/Outsourcing Selected Companies and the Financial Services/Systems Integration Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash) as a multiple of LTM sales, as a multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and as a multiple of LTM earnings before interest and taxes ("EBIT"). Goldman Sachs' analyses of the Transaction Processing/Outsourcing Selected Companies and the Financial Services/Systems Integration Selected Companies indicated levered multiples of LTM sales, which ranged from .66x to 4.39x and 1.60x to 4.09x, respectively, LTM EBITDA, which ranged from 10.2x to 14.9x and 6.9x to 19.8x, respectively, and LTM EBIT, which ranged from 15.2x to 26.2x and 12.7x to 26.7x, respectively, compared to levered multiples of 1.18x, 10.3x and 20.0x, respectively, for CSC and levered multiples of 2.91x, 17.9x and 23.2x, respectively, for Continuum. Goldman Sachs also considered for the Transaction Processing/Outsourcing Selected Companies and the Financial Services/Systems Integration Selected Companies LTM price/earnings ratios, which ranged from 25.3x to 37.1x and 19.5x to 38.4x, respectively, compared to 33.0x for CSC and 28.7x for Continuum; estimated calendar year 1996 and 1997 price/earnings ratios (using Institutional Brokers Estimate System ("IBES") median estimates), which ranged from 21.3x to 31.5x and 16.1x to 30.7x, respectively, for estimated calendar year 1996, compared to 28.0x for CSC and 26.8x for Continuum and from 17.6x to 26.3x and 13.7x to 25.5x, respectively, for estimated calendar year 1997, compared to 23.9x for CSC and 22.6x for Continuum; and a five-year long-term growth rate of earnings (provided by IBES) ranging from 14.0% to 20.0% and 15.0% to 22.5%, respectively, compared to 17.0% for CSC and 19.0% for Continuum.

    (iii) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the information services industry since June, 1993 (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions (i) levered aggregate consideration as a multiple of

  LTM sales ranged from .4x to 5.1x, as compared to 3.22x for the levered aggregate consideration to be received in the Merger and (ii) levered aggregate consideration as a multiple of LTM EBIT ranged from 8.3x to 33.9x, as compared to 26.9x for the aggregate consideration to be paid in the Merger.

    (iv) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger. Using a range of earnings estimates for Continuum (which fully reflect the acquisition of Hogan) and CSC prepared by their respective managements and IBES median growth rates and concensus earnings estimates (as of April 26, 1996) for the fiscal years ending March 28, 1997 and April 3, 1998, Goldman Sachs compared the earnings per share ("EPS") of CSC Common Stock, on a standalone basis, to the EPS of the common stock of the combined companies on a pro forma basis before taking into account estimates by Continuum's management of potential annualized pre-tax cost savings and operating synergies, which CSC's management reviewed with the CSC Board of Directors and provided to Goldman Sachs. Goldman Sachs assumed that the Merger would be accounted for using pooling of interests accounting. Based on such analyses, and excluding nonrecurring charges attributable to the Merger, the proposed transaction would result in an impact on fiscal 1997 EPS which ranged from dilution of 2.0% to accretion of 0.2% and would result in an accretive impact on fiscal 1998 EPS.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Continuum or CSC or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the CSC Board of Directors as to the fairness of the Exchange Ratio to CSC and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Continuum, CSC, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, Goldman Sachs' opinion to the Board of Directors of CSC was one of many factors taken into consideration by the CSC Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. CSC selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with CSC having provided certain investment banking and financial advisory services to it from time to time, including having acted as lead manager of CSC's public offering of its Common Stock in January, 1995 and having acted as CSC's financial advisor in connection with and having participated in certain of the negotiations leading to the Merger Agreement.

  Pursuant to a letter agreement dated January 19, 1996 (the "Engagement Letter"), CSC engaged Goldman Sachs to act as its financial advisor in connection with the possible acquisition of all or a portion of the stock or assets of Continuum. Pursuant to the terms of the Engagement Letter, CSC has agreed to pay Goldman Sachs a transaction fee of $7 million upon consummation of the Merger, or, in the event the transaction is terminated or otherwise not consummated, a fee of $3 million or 10% of any termination fee received by CSC, whichever is less, if such event occurs and a termination fee is paid to CSC. CSC has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

OPINION OF CONTINUUM'S FINANCIAL ADVISOR

  Continuum retained Lehman Brothers to act as its financial advisor in connection with the Merger. In connection with such engagement, Continuum requested that Lehman Brothers render its opinion as to the fairness, from a financial point of view, to Continuum's stockholders of the Exchange Ratio to be offered to such stockholders in the Merger.

  On April 28, 1996, in connection with the evaluation of the Merger Agreement by the Continuum Board of Directors, Lehman Brothers made a presentation to the Continuum Board with respect to the Merger and rendered an opinion that, as of such date, and subject to certain assumptions, factors and limitations set forth in such written opinion, the Exchange Ratio to be offered to the stockholders of Continuum was fair, from a financial point of view, to Continuum's stockholders.

  THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS. CONTINUUM STOCKHOLDERS MAY READ THIS OPINION IN ITS ENTIRETY FOR A DISCUSSION OF ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING SUCH OPINION. LEHMAN BROTHERS' OPINION ADDRESSES ONLY THE CONSIDERATION TO BE RECEIVED BY CONTINUUM STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CONTINUUM STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE CONTINUUM SPECIAL MEETING. THE SUMMARY OF THE OPINION OF LEHMAN BROTHERS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  No limitations were imposed by Continuum on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that Lehman Brothers was not authorized to solicit any indications of interest from any third party with respect to the purchase of all or a part of Continuum's business. Lehman Brothers was not requested to and did not make any recommendation to the Board of Directors of Continuum as to the form or amount of the consideration to be offered to Continuum's stockholders in the Merger, which was determined through arms-length negotiations between Continuum and CSC. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Continuum, but made its determination as to fairness, from a financial point of view, to Continuum's stockholders of the Exchange Ratio on the basis of the financial and comparative analyses summarized below. Lehman Brothers' opinion is for the use and benefit of the Board of Directors of Continuum and was rendered to the Board of Directors in connection with its consideration of the Merger. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, Continuum's underlying business decision to proceed with or effect the Merger.

  In arriving at its opinion, Lehman Brothers reviewed and analyzed: (i) the Merger Agreement and the specific terms of the Merger, (ii) the Agreement and Plan of Merger dated as of December 10, 1995 by and among Hogan, Continuum and Continuum Acquisition Corporation, a wholly-owned subsidiary of Continuum, as amended by the First Amendment dated as of February 7, 1996, (iii) such publicly available information concerning Continuum, Hogan and CSC which Lehman Brothers believed to be relevant to its inquiry, (iv) financial and operating information with respect to the business, operations and prospects of Continuum and Hogan furnished to Lehman Brothers by Continuum, (v) financial and operating information with respect to the business, operations and prospects of CSC furnished to Lehman Brothers by CSC, (vi) a trading history of Continuum Common Stock and a comparison of that trading history with those of other companies which Lehman Brothers deemed relevant, (vii) a trading history of CSC Common Stock and a comparison of that trading history with those of other companies which Lehman Brothers deemed relevant, (viii) a comparison of the historical financial results and present financial condition of Continuum with those of other companies that Lehman Brothers deemed relevant, (ix) a comparison of the historical financial results and present financial condition of CSC with those of other companies that Lehman Brothers deemed relevant, (x) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant, and (xi) the potential pro forma earnings per share impact of the Merger on CSC's earnings. In addition, Lehman Brothers had discussions with the managements of Continuum and CSC concerning their respective businesses, operations, assets, financial conditions and prospects and the strategic benefits expected to result from a combination of the businesses of Continuum and CSC, and undertook such other studies, analyses and investigations as it deemed appropriate.

  In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of Continuum that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the internal financial forecasts of Continuum (including Hogan) and CSC, upon advice of Continuum and CSC, respectively, Lehman Brothers assumed that such forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Continuum and CSC as to the future financial performance of Continuum (including Hogan) and CSC, as the case may be. Lehman Brothers also assumed for the purposes of its opinion that Continuum (including Hogan) and CSC will perform substantially in accordance with such forecasts. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Continuum or CSC and did not make or obtain any evaluations or appraisals of the assets or liabilities of Continuum or CSC. In addition, Lehman Brothers was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Continuum's business. Upon advice of Continuum and its legal and accounting advisors, Lehman Brothers assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and therefore as a tax-free transaction to the stockholders of Continuum, and further assumed that the Merger will qualify under pooling of interests accounting. Lehman Brothers' opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

  In connection with preparing its presentation to the Continuum Board on April 28, 1996 and its rendered opinion on that day, Lehman Brothers performed a variety of financial and comparative analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Continuum and CSC. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to necessarily reflect the prices at which businesses actually may be sold.

  Merger Premium and Exchange Ratio Analysis. Based on the closing price of CSC Common Stock on the last trading day before the signing of the definitive Merger Agreement (i.e., $78.125 as of April 26, 1996), the Exchange Ratio valued Continuum Common Stock at $61.719 per share, which represented a premium of 36.0% over the April 26, 1996 closing price of Continuum Common Stock and a 49.6% premium over the closing price one month prior to April 26, 1996. At the 0.79 Exchange Ratio, Continuum stockholders would own approximately 25.9% of CSC on a pro forma fully-diluted basis.

  Analysis of Selected Publicly Traded Comparable Companies. Using publicly available information and information provided by the managements of Continuum and CSC, Lehman Brothers compared selected financial data of Continuum and CSC with similar data of selected publicly traded companies (the "comparable groups") engaged in businesses considered by Lehman Brothers to be comparable to those of Continuum and CSC. Specifically, Lehman Brothers compared Continuum with selected financial and insurance software and service companies ("Continuum tier 1 comparable companies") and selected other software and service companies targeting vertical markets ("Continuum tier 2 comparable companies"). Continuum tier 1 comparable companies included The BISYS Group, Inc., FIserv, Inc., Jack Henry & Associates, Inc., Policy Management Systems Corp. and SunGard Data Systems, Inc. Continuum tier 2 comparable companies included Cerner Corporation, HBO & Company and Shared Medical Systems Corp. Lehman Brothers compared CSC with two groups of selected computer and professional service companies ("CSC tier 1 comparable companies" and "CSC tier 2 comparable companies"). CSC tier 1 comparable companies included Automatic Data Processing, Inc., Ceridian Corporation, Electronic Data Systems Corp., Equifax Inc. and First Data Corporation. CSC tier 2 comparable companies included American Management Systems, Analysts International Corporation, Cambridge Technology Partners, Computer Horizons Corp., Computer Task Group, Inc., Keane, Inc., TCSI Corporation and Technology Solutions Company.

  Lehman Brothers calculated, among other things, total equity value as a multiple of book value; price/earnings ("P/E") ratios based on last twelve months ("LTM") earnings per share ("EPS"), and estimated 1997 and 1998 EPS adjusted to a March year-end; 1997 P/E ratio divided by estimated 5-year EPS growth and total equity value plus net debt as a multiple of LTM revenues and earnings before interest and taxes ("EBIT" or "operating income"), excluding nonrecurring charges for Continuum and each of such comparable companies. For the comparable groups, estimated 1997 and 1998 EPS estimates were based on First Call mean estimates and 5-year growth estimates were based on Institutional Brokers Estimate Service ("I/B/E/S") median estimates. Continuum and CSC fiscal 1997 and fiscal 1998 EPS and 5-year growth estimates were based on a range of earnings scenarios sourced from First Call and I/B/E/S, and on general management guidance from the respective companies.

  Lehman Brothers observed that Continuum historically has traded at a similar earnings multiple excluding nonrecurring charges to Continuum tier 1 comparable companies but at a discount to Continuum tier 2 comparable companies. Lehman Brothers believes this is attributable to the different vertical industries in which the companies operate, lower EBIT and net income margins experienced by Continuum, and a lower projected earnings growth rate as compared to Continuum tier 2 comparable companies. Lehman Brothers also observed that CSC historically has traded at an earnings multiple premium to CSC tier 1 comparable companies but at a discount to CSC tier 2 comparable companies. Lehman Brothers believes this is attributable to CSC's leading position in the outsourcing sector and perceived business momentum as compared to CSC tier 1 comparable companies, and slower expected earnings and revenue growth experienced by CSC as compared to CSC tier 2 comparable companies. Lehman Brothers also noted the LTM, fiscal 1997 and fiscal 1998 P/E multiples for Continuum implied by the Exchange Ratio, based on a $61.719 value, represented a premium to the mean multiples for the Continuum tier 1 comparable companies and a discount to the Continuum tier 2 comparable companies.

  Analysis of Selected Comparable Transactions. Using publicly available information, Lehman Brothers compared selected financial data (including equity value as a multiple of LTM net income, forward net income and book value, and total equity value plus net debt as a multiple of LTM revenues and
EBIT) for Continuum, based on a $61.719 value implied by the Exchange Ratio, with similar data for selected transactions in the information services industry. These transactions were announced between March 1993 and February 1996 and included the following acquisitions: TRW Inc.'s information systems and services unit by Thomas H. Lee Co. & Bain Capital; Hogan by Continuum; SHL Systemhouse Inc. by MCI Communications Corporation; DMR Group Inc. by Amdahl Corporation; GSI Participations by Automatic Data Processing, Inc.; Comdata Holdings Corporation by Ceridian Corporation; CliniCom Incorporated by HBO & Company; First Financial Management Corporation by First Data Corporation; First Data Corporation's Health Systems Group by HBO & Company; Information Technology, Inc. by FIserv, Inc.; The Atwork Companies by Medaphis Corporation; ISM Information Systems Management by IBM Canada Ltd.; The MEDSTAT Group, Inc. by The Thomson Corporation; Card Establishment Services, Inc. by First Data Corporation; GDE Systems by Tracor Inc.; Western

Union Financial Services, Inc. by First Financial Management Corporation; ENVOY Corporation by First Data Corporation; UAPT-INFOLINK plc by Equifax Inc.; Vantage by Continuum; BIS Group by ACT Group plc; and Paxus by Continuum.

  Lehman Brothers observed that, based on a $61.719 value, the Exchange Ratio represented an LTM after-tax income multiple, excluding Continuum nonrecurring charges, of 35.9x, a forward net income multiple range of 25.5x to 29.0x based on the fiscal 1997 EPS estimate range and an LTM revenue multiple of 3.10x. This compared to the means of comparable transactions of 30.3x for LTM net income, 28.1x for forward net income and 2.47x for LTM revenue. When viewed as a percentage premium to the market price of Continuum's Common Stock, the Exchange Ratio resulted in a 49.6% premium to the market price one month prior to announcement and a 36.0% premium to the market over the April 26, 1996 closing price. This compared with median premiums of comparable transactions of 40.6% for one month prior to announcement and 28.9% for one trading day prior to announcement. However, because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the business, operations and prospects of Continuum, CSC and the acquired companies in such transactions, Lehman Brothers believed that an appropriate use of a comparable transaction analysis in this instance also would involve qualitative judgments concerning differences between the characteristics of the Merger and these transactions which would affect the acquisition value of Continuum and the acquired companies in such transactions.

  Pro Forma Dilution Analysis. Lehman Brothers analyzed the pro forma EPS dilution effects of the Merger to CSC for fiscal 1996 through fiscal 1998. This analysis was based on a range of earnings scenarios sourced from First Call and I/B/E/S, and on general management guidance from the respective companies. Lehman Brothers calculated the EPS ranges for the combined entity for fiscal 1997 and fiscal 1998 described above. These calculations indicated that, on a pro forma operating basis, excluding Continuum nonrecurring charges, relative to CSC's estimated standalone EPS, the Merger would be 2.3% dilutive to 0.9% accretive in fiscal 1997 and 1.7% to 3.2% accretive in fiscal 1998. The pro forma merger analysis excluded any potential cost savings and/or operating synergies that might result from the Merger and a combination of the businesses of Continuum and CSC.

  Contribution Analysis. Lehman Brothers analyzed the contribution of each of Continuum and CSC to revenues, operating income, excluding Continuum nonrecurring charges, and after-tax income, excluding Continuum nonrecurring charges, of the combined entity for fiscal 1994 through fiscal 1999 based on actual results and a range of earnings scenarios sourced from First Call and I/B/E/S, and on general management guidance from the respective companies. This analysis did not incorporate any cost savings or operating synergies that may result with the Merger.

  This analysis indicated that on a pro forma combined revenue basis Continuum would have contributed 10.8% in fiscal 1994 and 11.0% in fiscal 1995, and was estimated to contribute 10.6% in fiscal 1996, 11.4% in fiscal 1997 and 11.4% in fiscal 1998. This analysis also indicated that on a pro forma combined operating income basis, excluding Continuum nonrecurring charges, Continuum would have contributed 14.2% in fiscal 1994 and 19.4% in fiscal 1995, and was estimated to contribute 14.1% in fiscal 1996, a range of 19.7% to 21.9% in fiscal 1997, and a range of 22.6% to 23.6% in fiscal 1998. This analysis also indicated that on a pro forma combined after-tax income basis, excluding Continuum nonrecurring charges, Continuum would have contributed 10.1% in fiscal 1994 and 22.5% in fiscal 1995, and was estimated to contribute 22.1% in fiscal 1996, a range of 23.9% to 26.3% in fiscal 1997, and a range of 26.6% to 27.7% in fiscal 1998. Lehman Brothers compared the approximately 25.9% pro forma ownership of Continuum stockholders of the combined entity on a fully-diluted basis with the revenues, operating income and net income contributions set forth above.

  "Has/Gets" Valuation Analysis. Lehman Brothers analyzed the implied pro forma impact of the Merger for Continuum stockholders on an EPS basis. Lehman Brothers compared estimated fiscal 1996 through fiscal 1999 EPS for Continuum on a standalone basis to the proportion of estimated pro forma fiscal 1996 through fiscal 1999 EPS for the combined entity attributable to Continuum stockholders. Lehman Brothers' analysis showed a decrease in EPS attributable to Continuum's stockholders in future periods; however, Lehman Brothers observed that CSC's P/E multiples were substantially above the trading P/E multiples for Continuum. In addition, Lehman Brothers analyzed the implied pro forma impact for Continuum stockholders on a discounted cash flow per share basis. Lehman Brothers calculated the present value per share of the future streams of after-tax cash flows that Continuum and the pro forma combined entity could be expected to produce over a five-year period. Lehman Brothers then compared the implied present value per share for Continuum on a standalone basis to the proportion of pro forma present value per share for the combined entity attributable to Continuum stockholders. Lehman Brothers' analysis showed an increase in the present value of cash flow per share attributable to Continuum's stockholders. The "Has/Gets" valuation analyses excluded any potential cost savings and/or operating synergies that might result from the Merger and a combination of the businesses of Continuum and CSC.

  Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Continuum Board selected Lehman Brothers because of its expertise, reputation and familiarity with Continuum and the information services industry in general.

  Pursuant to an engagement letter between Continuum and Lehman Brothers, Continuum has agreed to pay Lehman Brothers an advisory fee of $2.5 million, including $1.4 million on the delivery of its opinion and $1.1 million on completion of the Merger. Continuum also has agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers and to indemnify Lehman Brothers for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of its business, Lehman Brothers actively trades in the securities of Continuum and CSC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  As noted under the caption "The Merger--Recommendation of the Board of Directors of Continuum; Reasons for the Merger," the fairness opinion of Lehman Brothers was only one of many factors considered by the Continuum Board of Directors in its decision to approve the Merger Agreement.

CERTAIN CONSIDERATIONS

  In considering whether to approve the Merger Agreement and the transactions contemplated thereby, stockholders should consider, among other factors, the following: (i) the relative stock prices of the CSC Common Stock and the Continuum Common Stock at the Effective Time may vary significantly from the prices as of the date of execution of the Merger Agreement or the date hereof or the date on which stockholders vote on the Merger due to changes in the business, operations and prospects of CSC or Continuum, market assessments of the likelihood that the Merger will be consummated and the timing thereof, the effect of any conditions or restrictions imposed on or proposed with respect to the combined companies by regulatory agencies in connection with or following consummation of the Merger, general market and economic conditions, and other factors; and (ii) the Exchange Ratio is fixed and will not be adjusted based on changes in the relative stock prices of the CSC Common Stock and the Continuum Common Stock.

MANAGEMENT OF CSC AFTER THE MERGER

  The directors of CSC after the Merger shall be those directors elected to the CSC Board of Directors at the CSC Annual Meeting. See "Election of CSC Directors." The officers of CSC prior to the Merger shall remain officers of CSC after the Merger, and W. Michael Long, President and Chief Executive Officer of Continuum, will retain the title of President of Continuum and will become a Vice President of CSC following the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  At the Effective Time, each Continuum Stock Option, whether vested or unvested, shall be assumed by CSC. Each Continuum Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Continuum Stock Option, the same number of shares of CSC Common Stock as the holder of such Continuum Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to the aggregate exercise price for the Continuum Stock Option divided by the number of full shares of CSC Common Stock deemed purchasable pursuant to such Continuum Stock Option. With respect to any Continuum Stock Option that provides for the acceleration of vesting in the event that the Continuum Common Stock achieves certain public trading thresholds, such trading price thresholds shall be adjusted by dividing the threshold by the Exchange Ratio.

  At the Continuum Record Date, there were outstanding Continuum Stock Options to purchase an aggregate of [3,393,884] shares of Continuum Common Stock at an average exercise price of $[26.07] per share (which is equivalent to [2,681,168] shares of CSC Common Stock at an average exercise price of $[33.00] per share). Approval by the CSC stockholders of the Merger Proposal includes approval of CSC's assumption of the stock option plans and nonqualified stock option agreements pursuant to which the Continuum Stock Options were issued.

  The Merger Agreement provides that, after the Effective Time, the Surviving Corporation will indemnify and hold harmless each person who has been, is now or becomes prior to the Effective Time, a director or officer of Continuum or any of its subsidiaries against all losses, claims, damages, costs, expenses, settlement payments, or liabilities arising out of (i) the fact that such person is or was an officer or director of Continuum or its subsidiaries and
(ii) the transactions contemplated by the Merger Agreement. CSC agreed in the Merger Agreement that all rights to indemnification existing in favor of directors or officers of Continuum as provided under any agreement with Continuum or in Continuum's Certificate of Incorporation or Bylaws shall not be adversely affected by any indemnification provision contained in the Merger Agreement. CSC also agreed to guarantee the payment and performance of the Surviving Corporation's indemnification obligations under the Merger Agreement. See "The Merger Agreement--Indemnification."

  In connection with the execution of the Merger Agreement, DST, a major stockholder of Continuum, entered into the Stockholder Agreement, the Registration Rights Agreement, and the Data Processing Agreement with CSC. See "--Certain Other Agreements."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a discussion of the material federal income tax consequences of the Merger to holders of Continuum Common Stock. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial decisions, and administrative rulings and practice. Changes in any of the foregoing could alter the conclusions reached herein, and such changes may have retroactive effect. The tax treatment of a stockholder may vary depending upon his or her particular situation, and certain stockholders (including individuals who hold restricted stock or stock options or who otherwise received compensation for services in the form of stock, options or other interests in Continuum, insurance companies, tax-exempt organizations, financial institutions, broker-dealers and foreign persons or entities) may be subject to special rules not discussed below.

  EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGES IN APPLICABLE TAX LAWS.

  In the opinion of Vinson & Elkins L.L.P., counsel to Continuum:


    (i) The Merger will constitute a reorganization within the meaning of section 368(a) of the Code, and Continuum, CSC and Sub will each be a party to the reorganization within the meaning of section 368(b) of the Code;

    (ii) No gain or loss will be recognized by the holders of Continuum Common Stock upon the receipt of shares of CSC Common Stock in exchange for shares of Continuum Common Stock, except that a stockholder who receives cash in lieu of a fractional share interest in CSC Common Stock will recognize gain or loss equal to the difference between such cash and the basis allocated to the fractional share interest;

    (iii) The basis of the shares of CSC Common Stock received by a holder of Continuum Common Stock (including any fractional share interest treated as received) will be the same as the basis of the shares of Continuum Common Stock exchanged therefor; and

    (iv) The holding period of the shares of CSC Common Stock received by a holder of Continuum Common Stock (including any fractional share interest treated as received) will include the holding period of the shares of Continuum Common Stock exchanged therefor, provided the Continuum Common Stock is held as a capital asset at the Effective Time.

  The opinion of Vinson & Elkins L.L.P. is based on current law, the information contained in this Proxy Statement/Prospectus, and certain representations as to factual matters made by Continuum, CSC, and certain stockholders (the "Major Stockholders") of Continuum, forms of which are attached as exhibits to the Merger Agreement. Any inaccuracy or change with respect to such information or representations, or any past or future actions by Continuum, CSC or the Major Stockholders contrary to such representations, could adversely affect the conclusions reached herein.

  An opinion of counsel is not binding on the Internal Revenue Service or the courts, and only represents counsel's best judgment. If the Internal Revenue Service successfully challenged the status of the Merger as a tax-free reorganization, holders of Continuum Common Stock would be treated as if they sold their Continuum Common Stock in a taxable transaction. In such event, each holder of Continuum Common Stock would recognize gain or loss equal to the difference between the holder's tax basis in the shares of the Continuum Common Stock surrendered in the Merger and the fair market value, at the Effective Time, of the CSC Common Stock received in exchange therefor (plus any cash received for fractional shares).

ANTICIPATED ACCOUNTING TREATMENT

  The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of CSC and Continuum will be carried forward to the combined corporation at their recorded amounts, subject to any adjustments required to conform the accounting policies of the companies; income of the combined corporation will include income of CSC and Continuum for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation.

  The Merger Agreement provides that a condition to the consummation of the Merger is the receipt of (i) confirmation in writing from Ernst & Young LLP, Continuum's independent auditors, that in accordance with generally accepted accounting principles and applicable published rules and regulations of the Commission, Continuum is eligible to be a party to a merger accounted for as a pooling of interests and that Ernst & Young LLP is not aware of any matters prohibiting such treatment, and (ii) receipt of an opinion from Deloitte & Touche LLP, CSC's independent auditors, stating that the Merger will be accounted for as a pooling of interests transaction.

  DST and the directors and executive officers of Continuum have made certain representations about their intentions to hold the shares of CSC Common Stock to be received in the Merger and agreed to certain restrictions on resale of such shares. The directors and executive officers of CSC have also made certain representations about their intentions to hold their shares of CSC Common Stock and agreed to certain restrictions on resale of such shares. The representations and restrictions on resale are intended to preserve the characterization of the Merger for federal income tax purposes as a reorganization, to comply with the requirements for pooling of interests accounting treatment and to comply with restrictions on resale of securities imposed by federal securities laws.

EFFECT ON EMPLOYEE BENEFIT PLANS

  Continuum maintains a number of employee benefit plans and compensation arrangements in which eligible employees of Continuum and certain of its affiliates participate. For a period ending on the first anniversary of the Effective Time, CSC will provide the employees and retirees of Continuum and its subsidiaries with employee benefits (other than stock option or other plans involving the potential issuance of securities) which, in the aggregate, are no less favorable than those currently provided by Continuum and its subsidiaries. CSC shall assume the Continuum Stock Options but shall not assume or continue the Continuum Employee Stock Purchase Plan. CSC and Continuum have agreed, and CSC will cause the Surviving Corporation to agree, that (i) all "change of control" or similar provisions in existing contracts with employees, and termination and severance agreements with executive officers, will be honored in accordance with their terms as of the date of the Merger Agreement, and (ii) the Employee Stock Purchase Plan of Continuum will be amended to provide that the period for employee participation beginning July 1, 1996 shall end, and the Plan shall terminate, on the date of the closing of the Merger.

CERTAIN LEGAL MATTERS

  Antitrust. The Merger is subject to the pre-merger notification requirements of the HSR Act. CSC and Continuum have filed pre-merger notification forms with the FTC and the Department of Justice under the HSR Act with respect to CSC's acquisition of Continuum, and CSC and DST have filed pre-merger notification forms with the FTC and the Department of Justice with respect to DST's ownership of shares of CSC Common Stock following the Merger. Early termination of the required waiting periods was granted with respect to both filings on June 6, 1996.

  CSC and Continuum do not believe that any additional governmental filings in the United States, other than the Certificate of Merger, are required with respect to the Merger. Even though the HSR Act waiting period has expired, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of Continuum or CSC. Consummation of the Merger is conditioned upon, among other things, the absence of any preliminary or permanent injunction or other order issued by any federal or state court in the United States which prevents the consummation of the Merger.

  CSC does not believe that consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

  Foreign Approvals. CSC and Continuum conduct operations in a number of foreign countries where regulatory filings or approvals may be required in connection with the consummation of the Merger. CSC and Continuum believe that all such material filings and approvals have been made or obtained, or will be made or obtained, as the case may be.

FEDERAL SECURITIES LAW CONSEQUENCES

  All CSC Common Stock issued in connection with the Merger will be freely transferable, except that any CSC Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of CSC or Continuum prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Continuum, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of CSC, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of CSC or Continuum generally include individuals or entities that control, are controlled by, or are under common control with, such company and may include certain officers and directors of such company as well as principal stockholders of such company.

  Affiliates of CSC or Continuum may not sell their shares of CSC Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who become affiliates of CSC) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Effective Time an affiliate (together with certain related persons) would be entitled to sell shares of CSC Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of CSC Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only remain available, however, to affiliates if CSC remained current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, an affiliate would be able to sell such CSC Common Stock without regard to such manner of sale or volume limitations provided that CSC was current with its Exchange Act filings and such affiliate was not then an affiliate of CSC. Three years after the Effective Time, an affiliate would be able to sell such shares of CSC Common Stock without any restrictions, so long as such affiliate had not been an affiliate of CSC for at least three months prior thereto.

STOCK EXCHANGE LISTING

  It is a condition to the Merger that the shares of CSC Common Stock to be issued in connection with the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

APPRAISAL RIGHTS

  Under the NGCL and the DGCL, the holders of CSC Common Stock and Continuum Common Stock are not entitled to any appraisal rights with respect to the Merger.

CERTAIN OTHER AGREEMENTS

  Stockholder Agreement. Concurrently with the execution of the Merger Agreement, DST and CSC entered into an agreement (the "Stockholder Agreement") relating to 5,549,141 shares of Continuum Common Stock beneficially owned by DST (the "DST Shares"), representing approximately 23% of the shares outstanding as of April 28, 1996. Under the Stockholder Agreement, DST has agreed to vote the DST Shares in favor of approval and adoption of the Merger Agreement and any actions in furtherance thereof. DST has also agreed not to directly or indirectly (i) sell, pledge, or otherwise dispose of the DST Shares, (ii) grant any proxy or power of attorney with respect to the DST Shares, or deposit the DST Shares into a voting agreement, or (iii) take any action that would make any of its representations or warranties as to its beneficial ownership of Continuum Common Stock untrue or incorrect.

  Registration Rights Agreement. Concurrently with the execution of the Merger Agreement, DST and CSC entered into an agreement (the "Registration Rights Agreement") relating to certain existing registration rights of DST with respect to shares of Continuum Common Stock it currently owns. Under the Registration Rights Agreement, CSC and DST agreed that, subject to certain conditions, the registration rights of DST with respect to its Continuum Common Stock granted pursuant to Section 11 of the Agreement dated September 30, 1993, among Continuum, Continuum Acquisition, Inc. and Vantage Computer Systems, Inc. will be assumed by CSC and will apply to all of the shares of CSC Common Stock issued to DST in the Merger. DST's registration rights will entitle DST, on one occasion, to require CSC to register some or all (but not less than 50,000) of its shares of CSC Common Stock for resale under the Securities Act, subject to the right of CSC to defer registration under certain circumstances.

  Data Processing Services Agreement. In connection with the Merger Agreement, DST and CSC entered into an agreement in principle (the "Data Processing Agreement") relating to the orderly transfer of the data processing services provided to Continuum by DST, to data centers operated by CSC, following completion of the Merger. See Continuum's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 for information regarding the expenses incurred by Continuum for data processing services obtained from DST.

                             THE MERGER AGREEMENT

GENERAL

  The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A. Stockholders of Continuum and CSC are urged to read the Merger Agreement in its entirety.

THE MERGER

  The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the stockholders of Continuum and the approval of the Merger Proposal and the Charter Amendment Proposal by the stockholders of CSC and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into Continuum in accordance with Delaware law, whereupon the separate existence of Sub will cease and Continuum will be the Surviving Corporation of the Merger. At the Effective Time, the conversion of Continuum Common Stock and the conversion of shares of the common stock of Sub pursuant to the Merger Agreement will be effected as described below. The Certificate of Incorporation and Bylaws of Continuum will be the Certificate of Incorporation and Bylaws of the Surviving Corporation, except that Article Fourth of the Certificate of Incorporation shall be amended to provide that the aggregate number of shares which the Surviving Corporation shall have the authority to issue is one thousand (1,000), $0.10 par value per share. Van B. Honeycutt and Leon J. Level will be the initial directors of the Surviving Corporation and the officers of Continuum immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

EFFECTIVE TIME

  Following the approval and adoption of the Merger Agreement, and the approval of the Merger Proposal and the Charter Amendment Proposal, and subject to satisfaction or waiver of certain terms and conditions, including conditions to closing, contained in the Merger Agreement, the Merger will become effective on such date as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or such later date as CSC and Continuum may agree upon and set forth in the Certificate of Merger. The filing of the Certificate of Merger will be made at a time and on a date specified by the parties which shall be no later than the second business day after all conditions contemplated by the Merger Agreement have been satisfied or waived.

TERMS OF THE MERGER

  At the Effective Time:

    (i) each share of Continuum Common Stock held in Continuum's treasury or by any subsidiary of Continuum (excluding 7,837 shares held in the name of Paxus Corporation Limited) or held by CSC, Sub or any other subsidiary of CSC immediately prior to the Effective Time will be canceled, and no payment will be made with respect thereto;

    (ii) each remaining outstanding share of Continuum Common Stock shall be converted into 0.79 of a fully paid and nonassessable share of CSC Common Stock; and

    (iii) each outstanding share of the common stock, par value $0.01 per share, of Sub shall be converted into and become one share of common stock, par value $0.10 per share, of the Surviving Corporation.

Each share of CSC Common Stock issued to Continuum stockholders in the Merger will include a Right issued pursuant to the CSC Rights Agreement. See "Comparison of Stockholder Rights--CSC Rights Plan." The treatment under the Merger Agreement of options to acquire shares of Continuum Common Stock is described under "The Merger--Interests of Certain Persons in the Merger."

  At the Effective Time, present holders of Continuum Common Stock will cease to have any rights as holders of such shares, but will have the right to receive shares of CSC Common Stock and any cash in lieu of fractional shares. After the Effective Time, the stock transfer books of Continuum will be closed and there shall be no further transfers of Continuum Common Stock. See "The Merger--Conversion of Shares; Procedures for Exchange of Certificates" and "Comparison of Stockholder Rights."

FRACTIONAL SHARES

  Fractional shares of CSC Common Stock will not be issued in connection with the Merger. In lieu of any such fractional share, each holder of Continuum Common Stock who would otherwise have been entitled to a fraction of a share of CSC Common Stock upon surrender of certificates for exchange will be paid cash (without interest) in an amount determined by multiplying the closing price for CSC Common Stock as reported on the NYSE Composite Tape on the business day five days prior to the Effective Time by the fractional share interest to which such holder would otherwise be entitled.

SURRENDER AND PAYMENT

  The Merger Agreement provides that, as of the Effective Time, CSC will deposit with Chemical Mellon Shareholder Services, L.L.C., or such other agent as may be appointed by CSC or Sub ("Exchange Agent"), certificates representing the appropriate number of shares of CSC Common Stock and cash to be paid in lieu of fractional shares of CSC Common Stock issuable in connection with the Merger. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Continuum Common Stock a letter of transmittal and instructions for surrendering the certificates representing shares of Continuum Common Stock, and each holder of Continuum Common Stock will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such stock, certificates representing the number of shares of CSC Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares, as described above. CSC Common Stock into which Continuum Common Stock will be converted in the Merger shall be deemed to have been issued at the Effective Time.

  DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO CONTINUUM STOCKHOLDERS AS SOON AS REASONABLY PRACTICABLE FOLLOWING THE EFFECTIVE TIME SETTING FORTH THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF CONTINUUM COMMON STOCK FOR CERTIFICATES REPRESENTING SHARES OF CSC COMMON STOCK. SEE "THE MERGER--CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES." STOCKHOLDERS OF CONTINUUM SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO CONTINUUM OR TO THE EXCHANGE AGENT PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

CONDITIONS TO CONSUMMATION OF THE MERGER

  The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of Continuum, and the Charter Amendment Proposal and the Merger Proposal shall have been approved by the requisite vote of the stockholders of CSC; (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated by the Merger Agreement shall have been either filed or received; (d) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and CSC shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of CSC Common Stock in exchange for shares of Continuum Common Stock in the Merger; and (e) (i) Continuum shall have received confirmation in writing from Ernst & Young LLP that in accordance with generally accepted accounting principles and applicable published rules and regulations of the Commission, Continuum is eligible to be a party to a merger accounted for as a pooling of interests and that Ernst & Young LLP is not aware of any matters that prohibit the use of pooling of interests accounting in connection with the Merger, and such confirmation shall not have been withdrawn or modified in any material respect, and (ii) CSC shall have received a written opinion from Deloitte & Touche LLP, its independent auditors, stating that the Merger will be accounted for under generally accepted accounting principles as a pooling of interests transaction and such opinion shall not have been withdrawn or modified in any material respect.

  The obligation of Continuum to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) the representations of CSC and Sub contained in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct (except to the extent that the breach thereof would not have a material adverse effect on CSC) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the closing of the Merger pursuant to the Merger Agreement (the "Closing"), CSC and Sub shall have delivered to Continuum a certificate to that effect; (b) each of the covenants and obligations of CSC and Sub to be performed at or before the Effective Time pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing, CSC and Sub shall have delivered to Continuum a certificate to that effect; (c) the shares of CSC Common Stock issuable to Continuum stockholders pursuant to the Merger Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance; (d) Continuum shall have received the opinion of Vinson & Elkins L.L.P., counsel to Continuum, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of CSC, Sub and Continuum will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss for federal income tax purposes will be recognized by a stockholder of Continuum as a result of the Merger with respect to shares of Continuum Common Stock converted solely into shares of CSC Common Stock, and such opinion shall not have been withdrawn or modified in any material respect; (e) CSC shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated by the Merger Agreement under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Continuum, individually or in the aggregate, have a material adverse effect on CSC; and (f) there shall have been no events, changes or effects with respect to CSC or its subsidiaries having or which could reasonably be expected to have a material adverse effect on CSC.

  The respective obligations of CSC and Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) the representations of Continuum contained in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct (except to the extent that the breach thereof would not have a material adverse effect on Continuum) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing, Continuum shall have delivered to CSC and Sub a certificate to that effect; (b) each of the covenants and obligations of Continuum to be performed at or before the Effective Time pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing, Continuum shall have delivered to CSC and Sub a certificate to that effect;
  (c) CSC shall have received from each affiliate of Continuum an executed copy of a letter containing a covenant that such affiliate shall maintain continuity of interest in CSC Common Stock received pursuant to the Merger, and shall have received from each affiliate of CSC an executed copy of a letter containing a covenant that such affiliate shall maintain continuity of interest in CSC Common Stock; (d) Continuum shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Continuum or any subsidiary of Continuum under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of CSC, individually or in the aggregate, have a material adverse effect on Continuum; and (e) there shall have been no events, changes or effects with respect to Continuum or its subsidiaries having or which could reasonably be expected to have a material adverse effect on Continuum.

  There can be no assurance that all of the conditions to the Merger will be satisfied.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of CSC, Sub and Continuum relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions):

    (i) the due organization, power and standing of, and similar corporate matters with respect to, each of Continuum, CSC and Sub; (ii) each of Continuum's and CSC's capitalization; (iii) the authorization, execution, delivery, and enforceability of the Merger Agreement by each such party and the consummation of the transactions contemplated thereby; (iv) reports and other documents filed with the Commission since March 31, 1992 and the accuracy of the information contained therein; (v) the absence of any material untrue statements in the Registration Statement and this Proxy Statement/Prospectus; (vi) the absence of any conflict with each of Continuum's, CSC's and Sub's corporate charter and bylaws and compliance with applicable laws; (vii) the absence of any governmental or regulatory authorization, consent or approval required to consummate the Merger;
  (viii) the absence of any breach, default or violation of each of Continuum's and CSC's corporate charter or bylaws, and of any obligation or regulation to which Continuum or CSC is bound; (ix) the absence of any material undisclosed liabilities; (x) the absence of certain changes or events having a material adverse effect on the business, results of operations, condition (financial or otherwise) or prospects ("Material Adverse Effect") of Continuum or CSC; (xi) the absence of any litigation having a Material Adverse Effect on CSC or Continuum; (xii) compliance with laws and regulations, a violation of which could have a Material Adverse Effect on CSC or Continuum; (xiii) the disclosure of all Continuum employee benefit plans and compliance in all material respects with statutes governing their administration; (xiv) disclosure of information with respect to options to purchase Continuum Common Stock, including price, vesting date and expiration; (xv) the disclosure of any acceleration of benefits under any Continuum employee benefit plans pursuant to the transactions contemplated by the Merger Agreement; (xvi) the absence of any labor union contracts; (xvii) material compliance with environmental laws and the absence of environmental claims which would have a Material Adverse Effect on CSC or Continuum; (xviii) compliance with tax laws and regulations, including the absence of any tax delinquencies; (xix) good and defensible title to all properties and assets; (xx) valid rights to use all intellectual property material to the business of Continuum or CSC; (xxi) maintenance by Continuum of general liability and other business insurance it believes to be reasonably prudent for its business; (xxii) the stockholder vote required to approve the Merger Agreement for each of CSC and Continuum; (xxiii) the absence of actions taken by Continuum or CSC that would prevent the Merger from being effected as a pooling of interests for accounting and financial reporting purposes; (xxiv) the delivery of letter agreements from affiliates of CSC and Continuum regarding maintaining a continuity of interest in CSC Common Stock; (xxv) absence of unlawful payments; (xxvi) absence of insider interests in property of CSC or Continuum; (xxvii) the receipt of opinions of Continuum's and CSC's financial advisors; (xxviii) the absence of any brokerage or finders fees associated with the Merger (other than those of Goldman Sachs and Lehman Brothers, CSC's and Continuum's respective financial advisors); (xxix) the absence of any misleading representation or warranty in any document received from CSC or Continuum; (xxx) the absence of existing discussion between Continuum and a third party with respect to an acquisition of Continuum; (xxxi) restrictions of Section 203 of the DGCL are inapplicable to the Merger Agreement and the transactions contemplated thereby; and (xxxii) Sub has not engaged in any business or activity except in connection with the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

  Continuum has agreed that, prior to the Effective Time, unless CSC shall otherwise agree in writing, Continuum will, and will cause its subsidiaries to, conduct their operations in the ordinary course of business consistent with past practice, and to use no less diligence and effort than would be applied absent the Merger Agreement to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time.

  Except for certain exceptions set forth in the Merger Agreement, neither Continuum nor any of its subsidiaries will, prior to the Effective Time, without the prior written consent of CSC or Sub: (a) amend its Charter or bylaws; (b) authorize for issuance, sell or deliver any of its capital stock (except pursuant to the Continuum Stock Options or the Employee Stock Purchase
Plan); (c) split, combine or reclassify any shares of its capital stock or declare or pay any dividends; (d) adopt a plan of liquidation or other reorganization (other than the Merger); (e) alter the corporate structure of ownership of any subsidiary; (f) incur any debt or assume any obligation other than in the ordinary course; (g) adopt or amend any employee benefit agreement; (h) acquire any assets in excess of $5 million other than in connection with outsourcing agreements; (i) change accounting principles except as required by law or generally accepted accounting principles; (j) materially revalue any assets; (k) acquire any business organization, enter any material agreement other than in the ordinary course, or authorize any capital expenditure in excess of $1 million or, in the aggregate, $5 million;
(l) make any tax election or settle any material tax liability; (m) settle any pending or threatened claim relating to the transactions contemplated by the Merger Agreement or which could have a Material Adverse Effect on Continuum;
(n) commence or terminate any material software development project; or (o) take any action or agree to take any action which would make any of Continuum's representations and warranties contained in the Merger Agreement untrue or incorrect.

  CSC has agreed that, prior to the Effective Time, unless Continuum shall otherwise agree in writing, CSC will, and will cause its subsidiaries to, conduct their operations in the ordinary course of business consistent with past practice and to use no less diligence and effort than would be applied in the absence of the Merger Agreement to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time.

  Except for certain exceptions set forth in the Merger Agreement, neither CSC nor any of its subsidiaries will, prior to the Effective Time, without the prior written consent of Continuum: (a) knowingly take any action that would fail to maintain the trading of CSC Common Stock on the NYSE; (b) declare or pay any dividend or other distribution (except dividends payable in CSC Common Stock); (c) acquire any business organization which would materially prevent or delay for more than 30 days the transactions contemplated by the Merger Agreement; (d) amend its Articles of Incorporation in a manner that adversely impacts the transactions contemplated by the Merger Agreement; (e) authorize the issuance of or deliver any securities (except for bank loans and commercial paper) other than in the ordinary course of business (except that CSC may issue securities having a market value of up to $150 million); (f) acquire or dispose of any material assets other than in the ordinary course, in connection with outsourcing agreements or pursuant to existing agreements; or (g) take any action or agree to take any action which would make any of CSC's representations and warranties contained in the Merger Agreement untrue or incorrect.

NO SOLICITATION OF TRANSACTIONS

  Continuum has agreed to immediately cease discussions, if any, with any parties with respect to any Third Party Acquisition (as defined below). Subject to the execution of a confidentiality agreement, Continuum may provide access and information in response to unsolicited requests therefor, and may participate in discussions and negotiate with such party concerning any Third Party Acquisition, if (i) such party has submitted a Superior Proposal (as defined below) and (ii) the Continuum Board of Directors determines in its good faith judgment, after consultation with and based upon the advice of independent legal counsel, that it is required to do so in order to comply with its fiduciary duties; provided, however, that Continuum shall not, in any event, be entitled to terminate the Merger Agreement as a result of the occurrence of the events described in clauses (i) and (ii) of this sentence. Except as described above, neither Continuum nor any affiliated entity shall take nor shall Continuum authorize or permit any of its or their respective officers, directors, employees, representatives or agents, to directly or indirectly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than CSC and Sub, or any designee) concerning any Third

Party Acquisition. Continuum shall immediately provide CSC with a copy of any written Superior Proposal and a summary of any oral Superior Proposal, and promptly keep CSC advised of any developments thereafter.

  "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of Continuum by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than CSC, Sub or any affiliate thereof (a "Third Party");
(ii) the acquisition by a Third Party of more than 30% of the total assets of Continuum and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 30% or more of the outstanding shares of Continuum Common Stock; (iv) the adoption by Continuum of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by Continuum or any of its subsidiaries of more than 20% of the outstanding shares of Continuum Common Stock; or (vi) the acquisition by Continuum or any subsidiary, by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than 40% of the annual revenues, net income or assets of Continuum and its subsidiaries, taken as whole.

  A "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Continuum Common Stock then outstanding or all or substantially all the assets of Continuum and otherwise on terms which the Continuum Board of Directors by a majority vote determines in its good faith judgment (based on the written advice of a financial advisor of nationally recognized reputation) to be more favorable to Continuum's stockholders than the Merger.

  The Continuum Board of Directors may not withdraw its recommendation of the Merger or approve or recommend, or cause Continuum to enter into, any Third Party Acquisition proposal, unless in its good faith judgment, after consultation with and based upon the advice of independent legal counsel, the Board of Directors by a majority vote determines that it is required to do so in order to comply with its fiduciary duties, but in each case only (i) after providing reasonable written notice to CSC (a "Notice of Superior Proposal") advising CSC that the Continuum Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (ii) if CSC does not, within seven business days of CSC's receipt of the Notice of Superior Proposal, make an offer which the Continuum Board of Directors by a majority vote determines in its good faith judgment (based on the written advice of a financial advisor of nationally recognized reputation) to be as favorable to Continuum's stockholders as such Superior Proposal; provided, however, that Continuum shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until the Merger Agreement is terminated by its terms.

EMPLOYEE BENEFIT PLANS

  Continuum maintains a number of employee benefit plans and compensation arrangements in which eligible employees of Continuum and certain of its affiliates participate. For a period ending on the first anniversary of the Effective Time, CSC will provide the employees and retirees of Continuum and its subsidiaries with employee benefits (other than pursuant to plans involving Continuum Stock Options, which shall be assumed by CSC, the Continuum Employee Stock Purchase Plan, which shall not be assumed by CSC) which, in the aggregate, are no less favorable than those currently provided by Continuum and its subsidiaries. CSC and Continuum have agreed, and CSC will cause the Surviving Corporation to agree, that (i) all the "change of control" or similar provisions in existing contracts with employees, and termination and severance agreements with executive officers will be honored in accordance with their terms as of the date of the Merger Agreement, and (ii) the Employee Stock Purchase Plan of Continuum will be amended to provide that the period for employee participation beginning July 1, 1996 shall end, and the Plan shall terminate, on the date of the closing of the Merger.

POOLING OF INTERESTS ACCOUNTING TREATMENT

  Continuum and CSC have agreed to use all reasonable efforts to obtain from each of their respective affiliates a letter agreement stating that such affiliate will not sell or otherwise reduce his risk, with respect to any Continuum affiliate, in any CSC Common Stock received in the Merger, or with respect to any CSC affiliate, in any CSC Common Stock owned by such affiliate, until such time as financial results covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the Commission. Each of CSC, Sub and Continuum has agreed to use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a pooling of interests transaction, and to prevent any actions which could preclude such treatment.

INDEMNIFICATION

  The Surviving Corporation has agreed to indemnify and hold harmless each person who is or was an officer or director of Continuum or any of its subsidiaries against all losses, claims, damages, costs, expenses, settlement payments or liabilities based on or arising out of the fact that such person is or was an officer or director of Continuum or any of its subsidiaries, or the Merger Agreement or the transactions contemplated thereby, in each case to the fullest extent permitted under applicable law or the Surviving Corporation's certificate of incorporation or bylaws. CSC has agreed to guarantee the payment and performance of the Surviving Corporation's indemnity obligations under the Merger Agreement. The indemnification provision of the Merger Agreement shall not limit or otherwise adversely affect any rights of any person indemnified thereunder under any agreement with Continuum or Continuum's Certificate of Incorporation or Bylaws.

CERTAIN OTHER COVENANTS

  CSC, Sub and Continuum have agreed to take certain other actions with respect to the Merger, including (i) CSC and Continuum have agreed to promptly prepare and file with the Commission this Proxy Statement/ Prospectus and the Registration Statement, and to use their best efforts to have the Registration Statement declared effective as promptly as practicable after such filing;
(ii) CSC has agreed to take any required action under state securities laws with respect to the issuance of CSC Common Stock pursuant to the Merger; (iii) CSC and Continuum have each agreed to use all reasonable efforts to cause Deloitte & Touche LLP and Ernst & Young LLP, respectively, to deliver a letter customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and this Proxy Statement/Prospectus; (iv) CSC and Continuum have each agreed to take all actions necessary in accordance with the NGCL and the DGCL, respectively, and their respective charters and bylaws, and to hold a meeting of stockholders as promptly as practicable to, in the case of Continuum, approve and adopt the Merger Agreement and the transactions contemplated thereby, and in the case of CSC, approve the Merger Proposal and the Charter Amendment Proposal; (v) CSC has agreed to use its best efforts to list the CSC Common Stock issued pursuant to the Merger on the NYSE; (vi) subject to confidentiality agreements, CSC and Continuum have each agreed to give the other reasonable access to, and permit reasonable inspection of, employees, facilities, records and other information of itself and its subsidiaries; (vii) CSC and Continuum have each agreed to use all reasonable efforts under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement (including preparing and filing this Proxy Statement/Prospectus and Registration Statement, and filings under the HSR Act, obtaining all necessary consents, contesting any legal proceeding relating to the Merger and executing any additional documents necessary to consummate the Merger); (viii) CSC, Sub and Continuum have agreed to consult with each other before issuing any press release or other public statements with respect to the Merger Agreement or any transactions contemplated thereby;
(ix) CSC, Sub and Continuum have agreed to give prompt notice to one another of any event which would be likely to cause any of their representations or warranties to be untrue or inaccurate in any material respect or any material failure to comply with or satisfy any covenant, condition or agreement to be satisfied or complied with under the Merger Agreement; and (x) CSC has agreed to enter the Registration Rights Agreement with DST.

TERMINATION; FEES AND EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by the stockholders of Continuum: (a) by mutual consent of CSC, Sub and Continuum; (b) by CSC and Sub or Continuum if the Merger has been enjoined or otherwise prohibited by a final nonappealable court order or other governmental action; or (c) the Merger shall not have been consummated by December 31, 1996 (provided the terminating party's failure to fulfill its obligations under the Merger Agreement is not the reason that the Merger has not been consummated).

  The Merger Agreement may be terminated by Continuum at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by the stockholders of Continuum, if (i) any representation or warranty of CSC or Sub is breached or becomes untrue and cannot be cured by December 31, 1996; (ii) a breach of the Merger Agreement by CSC or Sub which would have a Material Adverse Effect on CSC or materially adversely affect or delay the consummation of the Merger has not been cured within 20 business days after notice by Continuum; (iii) the Merger Proposal or the Charter Amendment Proposal is not approved by the requisite vote of CSC stockholders at the CSC Annual Meeting; or (iv) the Merger Agreement is not approved and adopted by the requisite vote of Continuum stockholders at the Continuum Special Meeting.

  The Merger Agreement may be terminated by CSC and Sub at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by the stockholders of Continuum, if (i) any representation or warranty of Continuum is breached or becomes untrue and cannot be cured by December 31, 1996; (ii) a breach of the Merger Agreement by Continuum which would have a Material Adverse Effect on Continuum or materially adversely affect or delay the consummation of the Merger has not been cured within 20 business days after notice by Continuum; (iii) the Board of Directors of Continuum shall have recommended to the Continuum stockholders a Superior Proposal; (iv) the Continuum Board of Directors has withdrawn, modified or changed its approval or recommendation of the Merger Agreement or the Merger, or failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger; (v) the Merger Proposal or the Charter Amendment Proposal is not approved by the requisite vote of CSC stockholders at the CSC Annual Meeting; or (vi) the Merger Agreement is not approved and adopted by the requisite vote of Continuum stockholders at the Continuum Special Meeting.

  Continuum will be required to pay CSC a fee of $45 million (the "Termination Fee") in the event that:

    (a) the Merger Agreement is terminated by CSC and Sub because (i) the Board of Directors of Continuum recommended to the Continuum stockholders a Superior Proposal, or (ii) the Board of Directors of Continuum withdrew, modified or changed its approval or recommendation of the Merger Agreement or the Merger, or failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger;

    (b) the Merger Agreement is terminated by CSC and Sub because (i) a representation or warranty of Continuum is breached or becomes untrue and cannot be cured by December 31, 1996, or (ii) a breach of the Merger Agreement by Continuum which would have a Material Adverse Effect on Continuum or materially adversely affect or delay the consummation of the Merger has not been cured within 20 business days after notice by Continuum, and, in the case of (i) or (ii), within 12 months of such termination, a Third Party Acquisition occurs or an agreement is entered into with a third party with whom Continuum had negotiations, who had submitted a proposal or to whom Continuum had furnished information; or

    (c) the Merger Agreement is terminated by Continuum or CSC and Sub because the Merger Agreement is not approved and adopted by the requisite vote of Continuum stockholders at the Continuum Special Meeting, and at the time of such meeting a Third Party Acquisition had been offered, publicly announced or under consideration.

  If the Merger Agreement is terminated by Continuum because the Merger Agreement is not approved and adopted by the requisite vote of Continuum stockholders at the Continuum Special Meeting, or if the Merger Agreement is terminated by CSC or Sub because (i) the Continuum Board of Directors recommended a Superior Proposal, changed its recommendation or failed to hold a stockholders' meeting, (ii) Continuum breached one of its representations, warranties or covenants, or (iii) the Merger Agreement is not approved and adopted by the requisite vote of Continuum stockholders at the Continuum Special Meeting, as each is more fully described above, Continuum shall be obligated (unless payment of the Termination Fee is required) to reimburse CSC and Sub for all actual documented out-of-pocket fees and expenses, not to exceed $2 million, actually and reasonably incurred in connection with the Merger and the transactions contemplated thereby.

  If the Merger Agreement is terminated by CSC because the Merger Proposal or the Charter Amendment Proposal is not approved by the requisite vote of CSC stockholders at the CSC Annual Meeting, or if the Merger Agreement is terminated by Continuum because (i) the Merger Proposal or the Charter Amendment Proposal is not approved by the requisite vote of CSC stockholders at the CSC Annual Meeting or (ii) CSC or Sub breached one of its representations, warranties or covenants, as each is more fully described above, CSC shall be obligated to reimburse Continuum for all actual documented out-of-pocket fees and expenses, not to exceed $2 million, actually and reasonably incurred in connection with the Merger and the transactions contemplated thereby.

  In all other cases, CSC and Continuum will each bear their own expenses.

AMENDMENT; WAIVER

  The Merger Agreement provides that it may be amended by action of the parties thereto at any time before or after approval of the Merger by the stockholders of Continuum, but that after such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of CSC, Sub and Continuum.

  At any time prior to the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of any of the other parties thereto; (ii) waive any inaccuracies in the representations and warranties contained therein or in any documents delivered pursuant thereto; or (iii) waive any other party's compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                          PRICE RANGE OF COMMON STOCK

  CSC Common Stock is traded on the NYSE and PSE under the symbol "CSC" and Continuum Common Stock is traded on the NYSE under the symbol "CNU." The table below sets forth the high and low intra-day prices for CSC Common Stock and Continuum Common Stock on the NYSE Composite Tape for the periods indicated. (Quarters are for a calendar year.)

                                                     CSC          CONTINUUM
                                               --------------- ---------------
                                                HIGH     LOW    HIGH     LOW
                                               ------- ------- ------- -------
1993
First Quarter................................. $26 7/8 $24 5/8 $25 3/4 $17 1/2
Second Quarter................................  28 1/4  23 3/8  21 3/8  17 5/8
Third Quarter.................................  31 5/8  27 1/4  18 1/8  14 1/2
Fourth Quarter................................  33 5/8  29 7/8  21 1/4  16 1/4
1994
First Quarter.................................  41 3/4  31 5/8  25      18 5/8
Second Quarter................................  44      35 1/4  25 5/8  19 3/4
Third Quarter.................................  45 1/4  39 3/4  23 3/4  18
Fourth Quarter................................  52 5/8  41      30 1/2  20 3/4
1995
First Quarter.................................  52 1/4  47 1/4  32 1/4  27
Second Quarter................................  56 7/8  46 1/2  34      29 3/4
Third Quarter.................................  65 3/8  52      39 1/2  32 1/2
Fourth Quarter................................  75 1/4  62 1/2  41 3/4  33 5/8
1996
First Quarter.................................  80 3/4  65 1/8  42 3/8  33 1/2
Second Quarter (prior to Merger announcement
 on 4/29/96)..................................  79 1/2  68 1/8  46 7/8  41 1/4
Second Quarter (subsequent to Merger
 announcement through 6/7/96).................  79 1/8  69 3/4  61 3/4  53 5/8

  The following tables set forth the high, low and last sales prices as reported on the NYSE Composite Tape for CSC Common Stock and Continuum Common Stock on April 26, 1996, the last trading day prior to the announcement of the
Merger, and on June    , 1996, the last trading day prior to the printing of
this Proxy Statement/Prospectus.

                                                                      CONTINUUM
    APRIL 26, 1996                                    CSC   CONTINUUM EQUIVALENT
    --------------                                  ------- --------- ----------
     High.......................................... $78 3/8  $45 1/2    $61.92
     Low...........................................  76 5/8   45         60.53
     Last..........................................  78 1/8   45 3/8     61.72
                                                                      CONTINUUM
    JUNE  , 1996                                      CSC   CONTINUUM EQUIVALENT
    ------------                                    ------- --------- ----------
     High.......................................... $        $          $
     Low...........................................
     Last..........................................

  Following the Merger, CSC Common Stock will continue to be traded on the NYSE and the PSE. Following the Merger, Continuum Common Stock will cease to be traded on the NYSE, and there will be no further market for such stock.

  It has been CSC's policy to invest earnings in the growth of its business rather than to distribute earnings as cash dividends. This policy, under which cash dividends have not been paid since fiscal 1969, is expected to continue but is subject to review by the CSC Board of Directors.

  Continuum has not paid cash dividends on Continuum Common Stock since the first quarter of its fiscal year ended March 31, 1987 and, if the Merger is not consummated, has no current intention to pay any such cash dividends. The Merger Agreement does not permit Continuum to pay cash dividends on Continuum Common Stock.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN STOCKHOLDERS OF CSC

  The following table sets forth information regarding beneficial ownership of CSC Common Stock as of April 15, 1996 by (i) each person or group known by CSC to own beneficially more than 5% of the outstanding CSC Common Stock, (ii) each of the five executive officers of CSC named in the Summary Compensation Table (see "Additional Matters for Consideration at the CSC Annual Meeting-- CSC Executive Compensation--Summary Compensation Table"), and (iii) all current executive officers and directors of CSC, as a group. For the beneficial ownership of shares of CSC Common Stock held by individual directors of CSC, see "Additional Matters for Consideration at the CSC Annual Meeting--Election of CSC Directors." Unless otherwise indicated, each such person or group has sole voting and investment power with respect to all shares beneficially owned.

                             NUMBER OF SHARES     PERCENT OF CSC COMMON STOCK
                              OF CSC COMMON           BENEFICIALLY OWNED
                            STOCK BENEFICIALLY   ------------------------------
     BENEFICIAL OWNER             OWNED          BEFORE MERGER  AFTER MERGER(1)
     ----------------       ------------------   -------------  ---------------
FMR Corp. ................      5,103,318(2)          9.1%            9.8%(2)
82 Devonshire Street
Boston, Massachusetts
 02109
Provident Investment Coun-
 sel, Inc.................      3,149,159(3)          5.6             4.2
300 North Lake Avenue
Pasadena, California 91101
The TCW Group, Inc........      2,730,900(4)          4.9             3.6
865 South Figueroa Street
Los Angeles, California
 90017
Van B. Honeycutt..........        166,350(5)             (5)(6)          (5)(6)
James A. Champy...........         64,529(5)             (5)(6)          (5)(6)
John M. Mickel............         14,139(5)             (5)(6)          (5)(6)
Thomas R. Madison.........         21,102(5)             (5)(6)          (5)(6)
Ronald W. Mackintosh......         63,900(5)             (5)(6)          (5)(6)
All executive officers and
 directors of CSC as a
 group (22 persons).......      1,271,554(5)(7)       2.2(5)(7)       1.7(5)(7)

- --------
(1) Upon consummation of the Merger, assuming that (i) no change occurs in the number of shares of CSC Common Stock indicated as beneficially owned, (ii) 56,040,515 shares of CSC Common Stock and 24,176,927 shares of Continuum Common Stock are outstanding at the Effective Time, and (iii), unless otherwise indicated below, the listed beneficial owner does not beneficially own any Continuum Common Stock.
(2) This information, which is not within the direct knowledge of CSC, has been derived from a Schedule 13G dated December 31, 1995 and filed with the Commission on February 13, 1996. Based upon information contained in such Schedule 13G, (i) all of such shares are also deemed to be beneficially owned by Edward C. Johnson 3d, Chairman of FMR Corp., by Abigail P. Johnson, a director of FMR Corp. and the owner of 24.5% of the outstanding voting stock of FMR Corp., and by certain members of the Johnson family, who together may be deemed to form a controlling group with respect to FMR Corp. (collectively, the "Johnson Group" and, together with Edward C. Johnson 3d, Abigail P. Johnson and FMR Corp., "FMR"), (ii) FMR has no voting power with respect to such shares, except that FMR Corp. and Edward C. Johnson 3d each has sole voting power with respect to 358,599 of such shares, (iii) Fidelity Management and Research Company, an investment advisor and wholly-owned subsidiary of FMR Corp., is the beneficial owner of 4,473,319 shares, and FMR Corp. and Edward C. Johnson 3d each has sole dispositive power but no voting power with respect to these shares, and (iv) Fidelity Management Trust Company, a bank and wholly-owned subsidiary of FMR Corp., in its capacity as an investment manager of institutional accounts, beneficially owns 592,799 shares, and FMR Corp. and Edward C. Johnson 3d each has sole voting power with respect to 321,399 of these shares, and no voting power with respect to the remaining 271,400 shares. The Percent of CSC Common Stock Beneficially Owned by FMR after the Merger includes shares of CSC Common Stock received in the Merger in exchange for 2,871,200 shares of Continuum Common Stock beneficially owned by FMR prior to the Merger. See "--Certain Stockholders of Continuum."
(3) This information, which is not within the direct knowledge of CSC, has been derived from a Schedule 13G dated December 31, 1995 and filed with the Commission on February 13, 1996. Based upon information contained in such Schedule 13G, Provident Investment Counsel, Inc. had sole voting power with respect to 2,341,909 of such shares and no voting power with respect to the remaining 807,250 shares.
(4) This information, which is not within the direct knowledge of CSC, has been derived from a Schedule 13G dated December 31, 1995 and filed with the Commission on February 13, 1996. Based upon information contained in such Schedule 13G, all of such shares are also deemed to be beneficially owned by Robert Day, an individual who may be deemed to control The TCW Group, Inc.
(5) With respect to Messrs. Honeycutt, Champy, Mickel, Madison, Mackintosh and all executive officers and directors as a group, includes 132,735, 64,400, 14,000, 20,000, 42,900 and 556,735 shares, respectively, subject to options which were outstanding on April 15, 1996 and which will be exercisable within 60 days thereafter. The shares subject to these options have been deemed to be outstanding in computing the Percent of Class.
(6) Less than 1%.
(7) Of such 1,271,554 shares, the indicated executive officers and directors, as a group, have sole voting and investment power with respect to 1,256,438 shares and shared voting and investment power with respect to 15,116 shares.

CERTAIN STOCKHOLDERS OF CONTINUUM

  The following table sets forth information regarding beneficial ownership of Continuum Common Stock as of April 25, 1996 by (i) each person or group known to Continuum to own beneficially more than 5% of the outstanding Continuum Common Stock, (ii) each of the directors, the Chief Executive Officer and the four other most highly compensated executive officers of Continuum, and
(iii) all directors and executive officers of Continuum, as a group. Unless otherwise noted, each such person or group has sole voting and investment power with respect to all shares beneficially owned disregarding community property interests of such person's spouse, if any.

                               NUMBER OF
                               SHARES OF               PERCENT OF  PERCENT OF CSC
                               CONTINUUM               CONTINUUM    COMMON STOCK
                              COMMON STOCK            COMMON STOCK  BENEFICIALLY
                              BENEFICIALLY            BENEFICIALLY  OWNED AFTER
      BENEFICIAL OWNER            OWNED                  OWNED       MERGER(1)
      ----------------        ------------            ------------ --------------
DST Systems, Inc. ..........   5,549,141                  23.0%         5.8%
1055 Broadway
Kansas City, Missouri 02109
FMR Corp. and Edward C.
 Johnson 3d.................   2,871,200(2)               11.9          9.8(2)
82 Devonshire Street
Boston, Massachusetts 02109
Lowell C. Anderson..........         --                    --           --
Thomas G. Brown.............       4,000(3)                   (4)          (4)
Ronald C. Carroll...........     179,724(3)                   (4)          (4)
W. Michael Long.............     157,406(3)                   (4)          (4)
Thomas A. McDonnell.........       4,000(3)(5)                (4)          (4)
Carl S. Quinn...............       9,000(3)                   (4)          (4)
Edward C. Stanton, III......         600(6)                   (4)          (4)
E. Lee Walker...............      10,000(3)                   (4)          (4)
Michael W. Brinsford........      49,529(3)                   (4)          (4)
Neil R. Cullimore...........      99,337(3)(7)                (4)          (4)
Robert S. Maltempo..........     233,059(3)                   (4)          (4)
All executive officers and
 directors of Continuum as a
 group (18 persons).........   1,252,389(3)(5)(6)(7)       5.1          1.3

- --------
(1) Upon consummation of the Merger, assuming that (i) no change occurs in the number of shares of Continuum Common Stock indicated as beneficially owned, (ii) 56,040,515 shares of CSC Common Stock and 24,176,927 shares of Continuum Common Stock are outstanding at the Effective Time, and (iii) unless otherwise indicated below, the listed beneficial owner does not beneficially own any CSC Common Stock not received in the Merger.
(2) This information, which is not within the direct knowledge of Continuum, has been derived from a Schedule 13G dated December 31, 1995, and filed with the Commission on February 14, 1996. Based upon information contained in such Schedule 13G, Fidelity Management & Research Company, an investment advisory and subsidiary of FMR Corp., is the beneficial owner of 2,804,100 shares of Continuum Common Stock as a result of acting as investment advisor to various investment companies (the Fidelity Blue Chip Growth Fund's interest amounted to 1,079,900 shares of Continuum Common Stock and the Fidelity Magellan Fund's interest amounted to 1,711,400 shares). Another investment manager and subsidiary of FMR Corp., Fidelity Management Trust Company, is the beneficial owner of 67,100 shares of Continuum Common Stock. FMR Corp. and its Chairman, Edward D. Johnson 3d, share dispositive power but have no voting power of the shares reported herein. Mr. Johnson and his family form a controlling group with respect to FMR Corp. The percent of CSC Common Stock beneficially owned after the Merger includes 5,103,318 shares of CSC Common Stock beneficially owned prior to the Merger. See "--Certain Stockholders of CSC."

(3) The number reported includes shares subject to options which were outstanding on April 25, 1996 and which will be exercisable on or prior to June 25, 1996 in the following amounts:

                                                                     CONTINUUM
                                                                    COMMON STOCK
                                                                     UNDERLYING
       BENEFICIAL OWNER                                               OPTIONS
       ----------------                                             ------------
       Thomas G. Brown.............................................     4,000
       Ronald C. Carroll...........................................    35,428
       W. Michael Long.............................................   148,856
       Thomas A. McDonnell.........................................     4,000
       Carl S. Quinn...............................................     4,000
       E. Lee Walker...............................................     8,000
       Michael W. Brinsford........................................    43,428
       Neil R. Cullimore...........................................    49,216
       Robert S. Maltempo..........................................    52,716
       All executive officers and directors as a group.............   612,785

    The shares subject to these options have been deemed to be outstanding in computing the Percent of Class.
(4) Less than 1%.
(5) The number excludes the shares owned by DST, of which Mr. McDonnell is President and a Director. Mr. McDonnell disclaims beneficial ownership of the shares of Continuum Common Stock owned by DST Systems, Inc.
(6) The number stated includes 200 shares owned by Mr. Stanton's spouse.
(7) The number stated includes 112 shares owned by Mr. Cullimore's immediate family. The number also includes 40,009 shares which are pledged to Continuum to secure a non-recourse loan made by Paxus (prior to Paxus' acquisition by Continuum in August 1993) to Mr. Cullimore to fund the purchase of Paxus ordinary shares under the Paxus Employee Share Plan.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma combined condensed financial statements are based on the historical audited consolidated balance sheets and statements of earnings of CSC and Continuum, adjusted to give effect to the Merger, using the pooling of interests method of accounting for business combinations.

  The unaudited pro forma combined condensed balance sheet as of March 29, 1996 assumes that the Merger occurred as of that date and reflects the combination of the historical financial position of CSC as of March 29, 1996 with the historical financial position of Continuum as of March 31, 1996.

  The unaudited pro forma combined condensed statements of earnings for fiscal years 1994, 1995 and 1996 combine the historical results of operations of CSC for those periods with the historical results of operations of Continuum for the same fiscal years and assumes that the Merger occurred at the beginning of the periods presented.

  The following unaudited pro forma combined condensed financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of CSC and Continuum, incorporated by reference in this Proxy Statement/Prospectus. These pro forma financial statements are presented for illustrative purposes only and are not indicative of the operating results or financial position that would have occurred had the Merger been consummated on the dates indicated in the preceding paragraphs, nor are they indicative of the future operating results or financial position of the combined companies.

                               CSC AND CONTINUUM

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS
                      FOR THE YEAR ENDED MARCH 29, 1996 *
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                             CSC      CONTINUUM   COMBINED   ADJUSTMENTS(1) PRO FORMA
                          ----------  ---------  ----------  -------------- ----------
Revenues................  $4,242,422  $ 498,338  $4,740,760                 $4,740,760
                          ----------  ---------  ----------      -----      ----------
Cost of services........   3,349,706    340,502   3,690,208                  3,690,208
Selling, general and ad-
 ministrative...........     378,873     90,417     469,290                    469,290
Depreciation and amorti-
 zation.................     252,084     24,052     276,136                    276,136
Interest expense........      35,021      2,904      37,925                     37,925
Interest income.........      (4,654)    (1,128)     (5,782)                    (5,782)
Restructuring and other
 costs..................                 50,053      50,053                     50,053
Charge for purchased
 R&D....................                 26,000      26,000                     26,000
                          ----------  ---------  ----------      -----      ----------
Total costs and ex-
 penses.................   4,011,030    532,800   4,543,830                  4,543,830
                          ----------  ---------  ----------      -----      ----------
Income (loss) before
 taxes..................     231,392    (34,462)    196,930                    196,930
Income tax provision
 (benefit)..............      89,700     (2,201)     87,499                     87,499
                          ----------  ---------  ----------      -----      ----------
Net income (loss).......  $  141,692  $ (32,261) $  109,431                 $  109,431
                          ==========  =========  ==========      =====      ==========
Earnings (loss) per com-
 mon share..............  $     2.48  $   (1.35) $     1.44                 $     1.43
                          ==========  =========  ==========      =====      ==========
Average common shares
 outstanding............      57,214     23,879      76,078        456          76,534
                          ==========  =========  ==========      =====      ==========

- --------
 *  Continuum amounts reflect the year ended March 31, 1996.
(1) The amount reported in the "Adjustments" column represents Continuum common stock equivalents converted to CSC shares at the Exchange Ratio of 0.79.


  (See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.)

                               CSC AND CONTINUUM

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS
                       FOR THE YEAR ENDED MARCH 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                             CSC      CONTINUUM   COMBINED   ADJUSTMENTS(1) PRO FORMA
                          ----------  ---------  ----------  -------------- ----------
Revenues................  $3,372,502  $ 415,524  $3,788,026                 $3,788,026
                          ----------  ---------  ----------       ----      ----------
Cost of services........   2,685,603    276,351   2,961,954                  2,961,954
Selling, general and ad-
 ministrative...........     311,177     72,797     383,974                    383,974
Depreciation and amorti-
 zation.................     172,625     17,615     190,240                    190,240
Interest expense........      28,841      2,578      31,419                     31,419
Interest income.........      (3,196)      (919)     (4,115)                    (4,115)
Other items, net........       3,740                  3,740                      3,740
                          ----------  ---------  ----------       ----      ----------
Total costs and ex-
 penses.................   3,198,790    368,422   3,567,212                  3,567,212
                          ----------  ---------  ----------       ----      ----------
Income before taxes.....     173,712     47,102     220,814                    220,814
Income tax provision
 (benefit)..............      62,973     14,604      77,577                     77,577
                          ----------  ---------  ----------       ----      ----------
Net income..............  $  110,739  $  32,498  $  143,237                 $  143,237
                          ==========  =========  ==========       ====      ==========
Earnings per common
 share..................  $     2.09  $    1.37  $     2.00                 $     1.99
                          ==========  =========  ==========       ====      ==========
Average common shares
 outstanding............      52,975     23,700      71,698        153          71,851
                          ==========  =========  ==========       ====      ==========

- --------
(1) The amount reported in the "Adjustments" column represents Continuum common stock equivalents converted to CSC shares at the Exchange Ratio of 0.79.


  (See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.)

                               CSC AND CONTINUUM

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS
                       FOR THE YEAR ENDED APRIL 1, 1994 *
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                             CSC      CONTINUUM   COMBINED   ADJUSTMENTS(1) PRO FORMA
                          ----------  ---------  ----------  -------------- ----------
Revenues................  $2,582,670  $ 313,720  $2,896,390                 $2,896,390
                          ----------  ---------  ----------       ----      ----------
Cost of services........   2,065,023    203,632   2,268,655                  2,268,655
Selling, general and ad-
 ministrative...........     227,003     67,638     294,641                    294,641
Depreciation and amorti-
 zation.................     130,704     15,898     146,602                    146,602
Interest expense........      17,219      3,836      21,055                     21,055
Interest income.........      (6,362)    (1,714)     (8,076)                    (8,076)
Restructuring and other
 costs..................                 32,629      32,629                     32,629
Charge for purchased
 R&D....................                 15,963      15,963                     15,963
                          ----------  ---------  ----------       ----      ----------
Total costs and ex-
 penses.................   2,433,587    337,882   2,771,469                  2,771,469
                          ----------  ---------  ----------       ----      ----------
Income before taxes.....     149,083    (24,162)    124,921                    124,921
Income tax provision
 (benefit)..............      58,153       (654)     57,499                     57,499
                          ----------  ---------  ----------       ----      ----------
Earnings before
 cumulative effect of
 accounting change......  $   90,930  $ (23,508) $   67,422                 $   67,422
                          ==========  =========  ==========       ====      ==========
Earnings per common
 share before cumulative
 effect of accounting
 change.................  $     1.77  $   (1.10) $     0.99                 $     0.99
                          ==========  =========  ==========       ====      ==========
Average common shares
 outstanding............      51,385     21,390      68,283         83          68,366
                          ==========  =========  ==========       ====      ==========

- --------
 *  Continuum amounts reflect the year ended March 31, 1994.
(1) The amount reported in the "Adjustments" column represents Continuum common stock equivalents converted to CSC shares at the Exchange Ratio of 0.79.


  (See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.)

                               CSC AND CONTINUUM

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                                MARCH 29, 1996*
                                 (IN THOUSANDS)

                             CSC      CONTINUUM   COMBINED   ADJUSTMENTS PRO FORMA
                          ----------  ---------  ----------  ----------- ----------
Current assets:
 Cash and cash
  equivalents...........  $  104,867  $   9,006  $  113,873              $  113,873
 Receivables............     943,354    155,212   1,098,566               1,098,566
 Prepaid expenses and
  other.................      96,033     38,449     134,482                 134,482
                          ----------  ---------  ----------   --------   ----------
  Total current assets..   1,144,254    202,667   1,346,921               1,346,921
                          ----------  ---------  ----------   --------   ----------
Property and equipment,
 net of depreciation and
 amortization...........     640,801     39,257     680,058                 680,058
Excess cost of
 businesses acquired
 over related net
 assets, net of
 amortization...........     420,775     37,137     457,912   $ (5,000)     452,912
Other intangibles, net
 of amortization........      95,835     25,307     121,142     (3,200)     117,942
Other assets............     294,125     35,913     330,038     (4,800)     325,238
                          ----------  ---------  ----------   --------   ----------
  TOTAL ASSETS..........  $2,595,790  $ 340,281  $2,936,071   $(13,000)  $2,923,071
                          ==========  =========  ==========   ========   ==========
Current liabilities
 Short-term debt and
  current maturities....  $   70,308  $   8,031  $   78,339              $   78,339
 Accounts payable.......     151,361     35,099     186,460                 186,460
 Accrued payroll and
  related costs.........     196,221     26,399     222,620                 222,620
 Accrued expenses and
  other.................     255,792     43,049     298,841   $ 32,000      330,841
 Advance contract
  payments..............      34,580                 34,580                  34,580
 Deferred revenue.......                 40,615      40,615                  40,615
 Income taxes payable...      52,181     15,496      67,677    (10,900)      56,777
                          ----------  ---------  ----------   --------   ----------
  Total current
   liabilities..........     760,443    168,689     929,132     21,100      950,232
                          ----------  ---------  ----------   --------   ----------
Long-term debt, net.....     405,471     21,163     426,634                 426,634
Deferred income taxes...      72,011     11,537      83,548                  83,548
Other long-term
 liabilities............      52,171     27,449      79,620                  79,620
Stockholders' equity
 Common stock issued,
  par value.............      56,342      2,422      58,764     16,662       75,426
 Additional paid-in
  capital...............     348,507    170,404     518,911    (16,796)     502,115
 Earnings retained for
  use in business.......     911,872    (49,102)    862,770    (34,100)     828,670
 Foreign currency
  translation and
  unfunded pension
  adjustment............        (539)    (6,675)     (7,214)                 (7,214)
 Other..................                 (5,472)     (5,472)                 (5,472)
 Treasury stock.........     (10,488)      (134)    (10,622)       134      (10,488)
                          ----------  ---------  ----------   --------   ----------
  Total stockholders'
   equity...............   1,305,694    111,443   1,417,137    (34,100)   1,383,037
                          ----------  ---------  ----------   --------   ----------
  TOTAL LIABILITIES AND
   STOCKHOLDERS'
   EQUITY...............  $2,595,790  $ 340,281  $2,936,071   $(13,000)  $2,923,071
                          ==========  =========  ==========   ========   ==========

- --------
* Continuum's fiscal year ended on March 31, 1996.

  (See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.)

                               CSC AND CONTINUUM

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  On April 28, 1996, CSC, Sub, a wholly-owned subsidiary of CSC, and Continuum entered into an Agreement and Plan of Merger that provides for the merger of Sub with and into Continuum. Under the terms of the Merger Agreement, each outstanding share of Continuum Common Stock will be converted into the right to receive 0.79 of a share of CSC Common Stock. The business combination is to be accounted for using the pooling of interests method of accounting for business combinations.

  Certain amounts were reclassified within the Unaudited Pro Forma Combined Condensed Financial Statements to be consistent with the presentation used by CSC.

2. PRO FORMA ADJUSTMENTS

  Pro Forma adjustments give effect to the issuance of 19.1 million shares of CSC Common Stock in exchange for all of the shares of Continuum Common Stock outstanding as of March 31, 1996, and to the retirement of the Continuum Common Stock, based upon an Exchange Ratio of 0.79. The actual number of shares of CSC Common Stock will be determined at the Effective Time.

  There were no material transactions between CSC and Continuum during the periods presented.

3. PRO FORMA AVERAGE COMMON SHARES OUTSTANDING

  The pro forma average common shares outstanding in each fiscal year is the sum of the historical average common shares reported by CSC and the average shares outstanding for Continuum (adjusted to reflect common stock equivalents) converted to CSC shares at the Exchange Ratio of 0.79. Continuum's reported average shares outstanding excluded common stock equivalents in fiscal 1996 and 1994 because inclusion of such common stock equivalents would have been antidilutive. Continuum excluded common stock equivalents in fiscal 1995 due to immateriality. Common stock equivalents for Continuum have been included in the pro forma adjustment to average shares outstanding as such inclusion is dilutive on a combined basis for all years presented.

4. OTHER TRANSACTIONS INCLUDED IN PRO FORMA FINANCIAL STATEMENTS

  As described below, during the fiscal years ended March 31, 1996 and 1994, Continuum recorded nonrecurring charges of $76.1 million ($61.7 million net of tax benefits) and $48.6 million ($38.9 million net of tax benefits) related to its acquisitions.

  During the quarter ended March 31, 1996, Continuum acquired Hogan. The operating results of Continuum include the operating results of Hogan, which was acquired in a business combination accounted for as a pooling of interests, for all periods presented. In connection with the Hogan acquisition and the restructuring of its expanded business, Continuum charged $50.1 million to operations as restructuring costs ($35.7 million after tax benefits). These charges included transaction costs of $9.6 million, restructuring costs of $9.8 million and adjustments to the carrying value of certain operating assets of $30.7 million. See Continuum's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, which is incorporated herein by reference, for information regarding Continuum's acquisition of Hogan.

  For the quarter ended December 31, 1995, Continuum acquired all of the shares of SOCS for $37.6 million. The business combination was accounted for using the purchase method of accounting and, accordingly, the operating results of SOCS have been included in the financial statements from the date of acquisition. The estimated excess of the purchase price over the net assets acquired totaled $43.7 million, with $2.4 million assigned to purchased software, $15.3 million assigned to goodwill and $26 million assigned to purchased research and development, which was expensed in connection with the acquisition.

  During the quarter ended September 30, 1993, Continuum acquired Paxus and Vantage. The operating results of Continuum include the operating results of Paxus, which was acquired in a business combination accounted for as a pooling of interests for all periods presented. The operating results of Vantage, which was acquired in a business combination accounted for as a purchase, is included from

September 30, 1993. In connection with the Vantage and Paxus acquisitions, Continuum charged to operations purchased research and development of $16.0 million and restructuring costs of $32.6 million ($22.9 million after tax benefits), resulting in a loss for fiscal 1994.

5. NONRECURRING ITEMS ATTRIBUTABLE TO THE MERGER

  CSC expects to incur certain costs and adjustments as a result of the Merger, including transaction expenses, costs associated with elimination of redundant functions, and the write-off of assets impaired due to Merger-related business realignment. Preliminary estimates of the costs and adjustments aggregate approximately $45 million ($34.1 million net of tax benefits) and are reflected in the Pro Forma Combined Condensed Balance Sheets. Those estimates are comprised of $11.2 million for investment banking and other merger expenses; $13.0 million related to the write-off of certain capitalized software, other assets and intangibles; and $20.8 million related to the elimination of duplicate data processing facilities, employee severance costs and contract termination costs. The $20.8 million represents the midpoint within an estimated range of $16.8 million to $24.8 million.

  These adjustments have not been included in the accompanying Unaudited Pro Forma Combined Condensed Statements of Earnings as they are nonrecurring and not expected to be replicated in future periods. Transaction costs incurred through March 29, 1996 are not material.

                        DESCRIPTION OF CSC CAPITAL STOCK

GENERAL

  CSC's authorized capital stock as of the date of this Proxy Statement/Prospectus consists of 75,000,000 shares of CSC Common Stock, $1.00 par value, and 1,000,000 shares of preferred stock, $1.00 par value ("Preferred Stock"). No shares of preferred stock are presently outstanding. CSC does not presently have outstanding, and CSC's Restated Articles of Incorporation do not authorize, any other classes of capital stock. The issued and outstanding shares of CSC Common Stock are, and the shares issuable in connection with the Merger, when issued will be, duly authorized, validly issued, fully paid and nonassessable. In connection with the Merger, CSC is proposing to increase the number of its authorized shares of Common Stock from 75,000,000 shares to 275,000,000 shares. See "Proposed Increase in Authorized Shares of CSC Common Stock."

COMMON STOCK

  Holders of shares of CSC Common Stock have no preemptive, redemption or conversion rights. The holders of CSC Common Stock are entitled to receive dividends when and as declared by the CSC Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of CSC, and after the holders of each series of Preferred Stock shall have been paid in full, the holders of CSC Common Stock may share ratably in the remaining assets of CSC. Holders of CSC Common Stock are entitled to one vote per share of CSC Common Stock held of record by them and may cumulate their votes in the election of directors. As of April 15, 1996, there were 56,040,515 shares of CSC Common Stock outstanding. Each outstanding share of CSC Common Stock is accompanied by a preferred stock purchase right. See "Comparison of Stockholder Rights--CSC Rights Plan."

  The registrar and transfer agent for the CSC Common Stock is Chemical Mellon Shareholder Services, L.L.C.

PREFERRED STOCK

  The CSC Board of Directors has the power, without further vote of stockholders, to authorize the issuance of up to 1,000,000 shares of Preferred Stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of Preferred Stock that it causes to be issued. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. No shares of Preferred Stock are now outstanding, and CSC has no current plan to issue any such shares. In connection with the CSC Rights Plan, 200,000 shares of Preferred Stock have been designated as Series A Junior Participating Preferred Stock issuable pursuant to the exercise of Rights. See "Comparison of Stockholder Rights--CSC Rights Plan."

                       COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

  As a result of the Merger, holders of Continuum Common Stock will become holders of CSC Common Stock and the rights of all such former holders of Continuum Common Stock will thereafter be governed by the Restated Articles of Incorporation of CSC (the "CSC Articles"), the CSC Bylaws and Nevada law. The rights of the holders of Continuum Common Stock are presently governed by the Continuum Certificate of Incorporation (the "Continuum Certificate"), the Continuum Bylaws and Delaware law. The following summary, which does not purport to be a complete statement of the general differences among the rights of the stockholders of CSC and Continuum, sets forth certain differences between Nevada law and Delaware law, between the CSC Articles and the Continuum Certificate and between the CSC Bylaws and the Continuum Bylaws. This summary is qualified in its entirety by reference to the full text of each of such documents, Nevada law and Delaware law. For information as to how such documents may be obtained, see "Incorporation by Reference."

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

  CSC. Nevada law provides that a corporation's board of directors shall consist of at least one member and the authorized number of directors may be fixed or variable within a fixed minimum or maximum as provided in either the articles of incorporation or the bylaws of the corporation. The CSC Articles and the CSC Bylaws provide that the authorized number of directors constituting the CSC Board shall not be less than three or more than fifteen, as established from time to time by action of the directors. The CSC Board has fixed the number of directors comprising the CSC Board at nine until the conclusion of the CSC Annual Meeting, at which time the authorized number of directors will be reduced to eight. Although Nevada law allows directors to be divided into three separate classes with staggered terms of office, neither the CSC Articles nor the CSC Bylaws provide for classification of directors.

  Continuum. The Continuum Bylaws provide that the number of directors of Continuum shall be set by resolution of the Continuum Board and may be increased or decreased from time to time by resolution, but in no event can there be less than three nor more than ten. Continuum currently has eight directors. Although Delaware law allows directors to be divided into three separate classes with staggered terms of office, neither the Continuum Certificate nor the Continuum Bylaws provide for the classification of directors.

  Pursuant to the Merger Agreement, the Board of Directors of the Surviving Corporation shall consist of the Directors of Sub. See "The Merger Agreement-- The Merger."

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

  CSC. Under Nevada law a director may be removed by the vote of the holders of not less than two-thirds of the voting power of the voting stock, subject to certain restrictions concerning cumulative voting. However, a Nevada corporation may include in its articles of incorporation a provision requiring the approval of a larger percentage of the voting power to remove a director. Under Nevada law, any vacancy in the board of directors may be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. The CSC Bylaws provide that a director may be removed by the vote of at least two-thirds of the voting power of its capital stock, and for cause by the board of directors; provided that no director may be removed except upon vote of stockholders owning sufficient shares to have prevented his election in the first instance. The CSC Bylaws further provide that the CSC Board may fill all vacancies created by reason of death, resignation, an increase in the number of directors or otherwise, by a majority vote of the remaining directors, although less than a quorum, with the director so elected to serve for the remainder of the term of the departed director. All directors will continue in office until the election and qualification of their respective successors in office.

  Continuum. Pursuant to the Continuum Bylaws, any director may be removed with or without cause, at any time, by the affirmative vote of the holders of a majority of the shares of Continuum stock entitled to vote for the election of directors. The Continuum Bylaws provide that in the case of any vacancy occurring on the

Continuum Board for any reason, or any increase in the number of directors, the additional directorship may be filled by the vote of a majority of the directors remaining in office at such time although less than a quorum, with such successor to serve for the unexpired term of the departed director or until he resigns or is removed or until his successor is elected and qualified.

STOCKHOLDER ACTION BY WRITTEN CONSENT

  CSC. Under Nevada law, unless otherwise provided in the articles of incorporation or the bylaws, stockholders may take action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion is also required to take action by written consent. The CSC Bylaws provide that any action, except the election of directors, may be taken without a meeting and without notice upon written consent of stockholders holding at least three-fourths of the voting power of CSC.

  Continuum. Under Delaware law, unless otherwise provided in the certificate of incorporation, stockholders may take action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. The Continuum Bylaws specifically provide for actions to be taken by written consent.

MEETINGS OF STOCKHOLDERS

  CSC. Under the CSC Bylaws, a special meeting of stockholders may be called by the Chairman of the CSC Board, the CSC Board or the President, and shall be called by the President or Secretary at the written request of stockholders owning a majority of the voting power of CSC.

  Under Nevada law, unless the articles of incorporation or the bylaws provide otherwise, stockholders holding at least a majority of the voting power are necessary to constitute a quorum for the transaction of business. The CSC Bylaws provide that the presence in person or by proxy of a majority of the voting stock entitled to vote at a meeting constitutes a quorum for the transaction of business at that meeting.

  Continuum. Pursuant to the Continuum Bylaws, a special meeting of stockholders, unless otherwise prescribed by statute, may be called at any time only by the Continuum Board.

  The Continuum Bylaws provide that the holders of a majority of the shares of Continuum Common Stock issued, outstanding and entitled to vote at a meeting, present in person or by proxy, constitutes a quorum at such meeting. Delaware law provides that quorum and voting requirements may be increased or decreased by amendment of the Continuum Certificate and the Continuum Bylaws so long as the requirement for a quorum does not fall below one-third of the shares entitled to vote and subject to provisions of Delaware law setting forth voting requirements for certain specified actions, such as mergers.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

  CSC. Under Nevada law, the recommendation of the board of directors and approval of a majority of the voting power are required to approve a plan of merger of which a Nevada corporation is a constituent corporation. Subject to the provisions of Section 78.454 of the NGCL, no vote of the stockholders of a Nevada corporation is required if (i) the corporation will be the surviving corporation, (ii) the articles of incorporation of the surviving corporation will not differ from its articles before the merger, (iii) each stockholder of the surviving corporation whose shares were outstanding immediately before the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights immediately after the merger and
(iv) the number of shares of the surviving corporation to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) will not exceed twenty percent of its shares outstanding immediately before the merger.

  Continuum. Under Delaware law, the recommendation of the board of directors of a Delaware corporation and the approval of a majority of its outstanding shares entitled to vote thereon are required to effect a merger or consolidation or to sell, lease or exchange substantially all of its assets. Subject to the provisions of Section 203 of the DGCL, no vote of the stockholders of a Delaware corporation would be required in connection with a merger if (i) the corporation were the surviving corporation, (ii) the merger agreement did not amend its certificate of incorporation, (iii) each of its shares outstanding immediately before the merger was an identical outstanding or treasury share after such merger and (iv) the number of its shares to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) did not exceed twenty percent of its shares outstanding immediately before the merger. The Continuum Certificate requires approval by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Continuum entitled to vote thereon for any plan of merger or consolidation to which Continuum is a party, or a sale, lease or other disposition of all or substantially all of the assets of Continuum other than in the ordinary course of business.

AMENDMENT OF CORPORATE CHARTER AND BYLAWS

  CSC. Under Nevada law, the articles of incorporation may be amended by the vote of stockholders holding at least a majority of the voting power, unless a greater proportion of the voting power is required in the articles of incorporation. The CSC Articles do not require a greater percentage of the voting power.

  Nevada law further provides that the board of directors may amend the bylaws if the bylaws so provide. Even if the bylaws confer such power on the board of directors, the stockholders also have the power to amend the bylaws. The CSC Articles provide that the CSC Board shall have the power to make, alter or amend the Bylaws, and the CSC Bylaws provide that the CSC Board may adopt, amend or repeal such Bylaws. The CSC Bylaws may also be adopted, amended or repealed by the affirmative vote or written consent of a majority of the voting power of CSC.

  Continuum. Under Delaware law, an amendment to the certificate of incorporation generally requires the recommendation of the board of directors, the approval of the holders of a majority of all shares entitled to vote thereon, voting together as a single class, and the holders of a majority of the outstanding stock of each class entitled to vote thereon. The Continuum Certificate requires approval of any amendment thereto by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Continuum entitled to vote thereon.

  Under Delaware law, the board of directors may adopt, amend or repeal the bylaws if the certificate of incorporation contains a provision entitling the directors to do so. Even if the certificate of incorporation contains such a provision, the stockholders also have the power to adopt, amend or repeal the bylaws. The Continuum Certificate states that the directors may adopt, amend or repeal the Bylaws. The Continuum Bylaws state that the Continuum Bylaws may also be adopted, amended or repealed by a majority of the stockholders holding shares of stock entitled to vote for the election of directors.

APPRAISAL AND DISSENTERS' RIGHTS

  CSC. Under Nevada law, a stockholder is entitled to dissent from, and receive the fair value of shares owned in the event of, a plan of merger or exchange, if the stockholder is entitled to vote on the transaction. However, there is no right to dissent to a plan of merger or exchange in favor of the holders of shares of any class or series which were either listed on a national securities exchange, designated as a national market security of an interdealer quotation system by the National Association of Securities Dealers, Inc. or held by at least 2,000 stockholders of record, unless either
(i) the articles of incorporation provide otherwise or (ii) the holders are required to receive anything other than cash, shares of the surviving or acquiring corporation or a combination thereof.

  Continuum. Delaware law provides appraisal rights for certain mergers and consolidations. Appraisal rights are not available to holders of (i) shares listed on a national securities exchange or held of record by more than 2,000 stockholders or (ii) shares of the surviving corporation of the merger, if the merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required pursuant to the merger to accept anything other than (A) shares of stock of the surviving corporation, (B) shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders or (C) cash in lieu of fractional shares of such stock. Appraisal rights are not available for a sale of assets or an amendment to the certificate of incorporation.

STATE ANTITAKEOVER STATUTES

  CSC. Under Nevada law, once a person has acquired or offers to acquire twenty percent, one-third or fifty percent of the stock of a corporation, those shares (deemed "Control Shares") have only such voting rights as are conferred by resolution by a majority of the shares not owned by the acquiror or certain other interested persons. After delivery of a specified disclosure statement, the acquiror may, at the acquiror's expense, require a stockholders' meeting to determine the voting rights of the Control Shares. Except as otherwise provided in the articles of incorporation, the approval of the holders of a majority of the outstanding stock not held by the acquiror is required for the Control Shares to receive voting rights. If the Control Shares are accorded full voting rights by a majority of the other shares, then, unless the charter or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiror provide otherwise, any stockholder who did not vote in favor of full voting rights for the Control Shares may require the corporation to repurchase any or all of such stockholder's shares for the fair value thereof. The provisions of the NGCL regarding the acquisition of Control Shares (the "Control Share Acquisition Provisions") are applicable to any acquisition of Control Shares unless the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that the Control Share Acquisition Provisions do not apply. Although a corporation may expressly exclude itself from application of the foregoing Control Share Acquisition Provisions, CSC has not done so.

  Nevada law provides that a resident domestic corporation may not engage in any "combination" (broadly defined to include a wide range of transactions with an interested stockholder or an affiliate or associate of an interested stockholder) with an interested stockholder (defined as the beneficial owner of ten percent or more of the outstanding voting power) for three years after the date the interested stockholder acquired shares sufficient to cause it to own at least ten percent of the outstanding voting stock (the "Acquisition Date"), unless the combination or the purchase of shares made by the interested stockholder on the Acquisition Date is (a) approved by the board of directors before that date, (b) approved by the holders of a majority of the voting stock not owned by the interested stockholder, or (c) if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

  Under Nevada law, the selection of a period for the achievement of corporate goals is the responsibility of the directors. In addition, the directors and officers, in exercising their respective powers with a view to the interests of the corporation, may consider (i) the interests of the corporation's employees, suppliers, creditors and customers, (ii) the economy of the state and nation, (iii) the interests of the community and of society and (iv) the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. The directors also may resist a change or potential change in control of the corporation if the directors by a majority vote of a quorum determine that the change or potential change is opposed to or not in the best interests of the corporation "upon consideration of the interests of the corporation's stockholders" or for one of the other reasons described above. Finally, the directors may take action to protect the interests of the corporation and its stockholders by adopting or executing plans that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power.

  Continuum. Section 203 of the DGCL prohibits a "business combination" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by Continuum or a subsidiary with an "interested stockholder" (as defined in Section 203, generally the beneficial owner of 15 percent or more of Continuum's voting stock) within three years after the person or entity becomes an interested stockholder, unless (i) prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder shall have been approved by the Continuum Board, (ii) upon the consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder holds at least 85 percent of the voting stock of Continuum (excluding for purposes of determining the number of shares outstanding, shares held by persons who are both officers and directors of Continuum and shares held by certain employee benefit plans) or (iii) the business combination is approved by the Continuum Board and by the holders of at least two-thirds of the outstanding voting stock of Continuum, excluding shares held by the interested stockholder.

LIMITATION ON DIRECTORS' LIABILITY

  CSC. As permitted under Nevada law, the CSC Articles provide that a director or officer shall not be personally liable to CSC or its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or for the unlawful payment of dividends.

  Continuum. Section 102 of the DGCL allows a corporation to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision excludes any limitation on liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for intentional or negligent payment of unlawful dividends or stock purchases or redemptions or
(iv) for any transaction from which the director derived an improper personal benefit. The Continuum Certificate limits directors' liability as permitted by this statute.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  CSC. Under Nevada law, a corporation may, and in certain circumstances must, indemnify its officers, directors, employees or agents for expenses, judgments or settlements, actually and reasonably incurred by them in connection with suits and other legal proceedings, if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to criminal proceedings, had no reasonable cause to believe that their conduct was unlawful. A corporation may adopt procedures for advancing expenses to directors and officers prior to final adjudication, as long as they undertake to repay the amounts advanced if it is ultimately determined that they were not entitled to be indemnified. The CSC Articles and Bylaws allow for indemnification and, pursuant to certain procedures, advancement of expenses.

  Continuum. Section 145 of the DGCL provides that a corporation may indemnify any of its officers and directors who were or are a party to any action, suit or proceeding by reason of the fact that he was a director, officer, or employee of the corporation by, among other things, a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding; provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The Continuum Bylaws provide for indemnification of officers and directors to the fullest extent permitted by Delaware law. The Continuum Bylaws also provide for the payment of expenses incurred by directors and officers in defending a proceeding, subject to an undertaking by such director or officer to repay such amount should it be determined that he is not entitled to be indemnified by Continuum.

CUMULATIVE VOTING

  In an election of directors governed by cumulative voting rights, each share of stock otherwise having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single nominee or may allocate them among as many nominees as the stockholder may choose. Without cumulative voting rights, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and it is possible that no person could be elected without the support of holders of a majority of the shares voting at such meeting.

  CSC. As permitted by Nevada law, the CSC Articles provide for cumulative voting for directors.

  Continuum. Although permitted by Delaware law, the Continuum Certificate does not provide for cumulative voting for directors.

CONFLICT-OF-INTEREST TRANSACTIONS

  CSC. Nevada law generally permits transactions involving a Nevada corporation and an interested director or officer of that corporation if (i) the fact of the common directorship, office or financial interest is known or disclosed to the board of directors and a majority of disinterested directors consents, (ii) the fact of the common directorship, office or financial interest is known or disclosed to the stockholders and a majority of shares entitled to vote thereon consents, (iii) the fact of the common directorship, office or financial interest is not disclosed or known to the director or officer at the time the transaction is brought before the board of directors for action or (iv) the contract or transaction is fair to the corporation at the time it is authorized or approved.

  Continuum. Delaware law generally permits transactions involving a Delaware corporation and an interested director or officer of that corporation if (i) the material facts are disclosed and a majority of disinterested directors consents, (ii) the material facts are disclosed and the holders of a majority of shares entitled to vote thereon consent or (iii) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee or the stockholders.

DIVIDENDS AND OTHER DISTRIBUTIONS

  CSC. Under Nevada law, a corporation may pay dividends or make other distributions with respect to its stock unless, after giving effect to the dividend or distribution, either the corporation would not be able to pay its debts as they become due in the usual course of business or, except as otherwise specifically allowed by its articles of incorporation, the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at that time, to satisfy the preferential rights of stockholders whose rights are superior to those stockholders receiving the dividend or distribution.

  Continuum. Delaware law generally allows dividends to be paid out of surplus of the corporation or in case there is no surplus, out of the net profits of the corporation for the current fiscal year and/or the prior fiscal year. No dividends may be paid if it would result in the capital of the corporation being less than the capital represented by the preferred stock of the corporation.

DUTIES OF DIRECTORS

  CSC. Nevada law permits a board of directors to consider, in connection with a change or potential change in control of the corporation, (i) the interests of the corporation's employees, suppliers, creditors and customers, (ii) the economy of the state and nation, (iii) the interests of the community and of society, and (iv) the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation.

  Continuum. Delaware law does not contain a specific provision elaborating on the duties of a board of directors with respect to the best interests of the corporation. Delaware courts have permitted directors to consider various constituencies provided that there be some rationally related benefit to the stockholders.

CSC RIGHTS PLAN

  General. On December 21, 1988, the Board of Directors of CSC (a) declared a dividend of one preferred stock purchase right (a "Right") for each share of CSC Common Stock, payable on January 3, 1989 to stockholders of record on that day, and (b) authorized the issuance of one Right for each share of CSC Common Stock issued at any time after January 3, 1989 and prior to the time that the Rights become nonredeemable or expire. Until the Rights become exercisable, they are attached to and trade only together with the CSC Common Stock, and are evidenced by a legend printed on the CSC Common Stock certificates. The Rights expire on December 21, 1998.

  As described below, upon the occurrence of certain events, the Rights become exercisable, at the option of the holders, to purchase Preferred Stock or Common Stock of CSC, or common stock of a successor company. Rights may only be exercised once. On the date of the first public announcement that any person has become the owner of 20% or more of the Common Stock (the "20% Acquisition Date"), all Rights owned by that person (the "20% Person") will become void.

  Exercise of Rights to Purchase Preferred Stock of CSC. In connection with the issuance of the CSC Rights, the Board designated 200,000 shares of CSC Preferred Stock as Series A Junior Participating Preferred Stock and reserved all 200,000 shares for issuance pursuant to the Rights. This class of Preferred Stock is designed so that each one four-hundredth of a share is equivalent (with respect to voting, dividend and liquidation rights) to one share of CSC Common Stock. On the tenth business day after the earlier of (a) the 20% Acquisition Date or (b) the date of the first public announcement of a tender or exchange offer that, if successful, would result in any person being the owner of 30% or more of the Common Stock, each Right will become exercisable to purchase, at an exercise price of $78.33 (as such price may be adjusted pursuant to certain antidilution provisions, the "Exercise Price"), one four-hundredth of a share of CSC Preferred Stock.

  Exercise of Rights to Purchase Common Stock of CSC. On the tenth business day after the 20% Acquisition Date, each Right not owned by the 20% Person will become exercisable to purchase one share of CSC Common Stock for 10% of its market value. In accordance with customary practice, CSC has not reserved any shares of CSC Common Stock for issuance upon exercise of the Rights. The Rights Agreement provides that if CSC does not have sufficient CSC Common Stock available to permit the exercise in full of all Rights, it will substitute cash, assets and/or other securities having the same aggregate value as the CSC Common Stock.

  Exercise of Rights to Purchase Common Stock of a Successor Company. If, on or after the 20% Acquisition Date (a) CSC is acquired in a merger or other transaction in which CSC does not survive or (b) 50% or more of CSC's consolidated assets or earning power are sold (other than in the ordinary course of business), then each Right not owned by the 20% Person will become exercisable to purchase, at the Exercise Price, shares of common stock of the surviving or acquiring company having an aggregate market value equal to two times the Exercise Price. If the surviving or acquiring company does not have sufficient common stock to permit the exercise in full of all Rights, or is not publicly held, then each Right may be put to the surviving or acquiring company for a cash payment equal to the Exercise Price.

  Antidilution Adjustments. In order to prevent dilution upon the occurrence of certain events (including stock splits but not including regular cash dividends), the CSC Rights Agreement provides for adjustments to the Exercise Price, the number of outstanding Rights and the number of shares of Preferred Stock or Common Stock of CSC issuable upon exercise of a Right.

  Redemption of Rights. The Board of Directors may redeem all, but not less than all, of the Rights, at a price of $0.01 per Right, at any time before the Rights become exercisable to purchase Common Stock of CSC or a successor company.

  Amendment of Rights Agreement. The Board may amend the Rights Agreement in any manner at any time before the Rights become exercisable to purchase Common Stock of CSC or a successor company. Thereafter, the Board may amend the Rights Agreement in any manner that does not materially and adversely affect the interests of the holders of Rights.

  Each share of CSC Common Stock issued in connection with the Merger will be accompanied by a Right. The description and terms of the CSC Rights are set forth in the CSC Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement.

          PROPOSED INCREASE IN AUTHORIZED SHARES OF CSC COMMON STOCK

  The CSC Articles currently provide that CSC's authorized capital stock shall consist of 75,000,000 shares of CSC Common Stock and 1,000,000 shares of Preferred Stock. The Board of Directors of CSC has recommended that the CSC Articles be amended to increase the number of authorized shares of Common Stock to 275,000,000. The form of the proposed amendment to the CSC Restated Articles of Incorporation is attached as Annex D to this Proxy Statement/Prospectus.

  As of the close of business on April 15, 1996, 56,040,515 shares of CSC Common Stock were outstanding and 7,687,385 shares were reserved for issuance upon the exercise of options and the conversion of outstanding convertible securities. In connection with the Merger, up to 21,868,301 shares of CSC Common Stock will be issued, including up to 2,681,168 shares of CSC Common Stock upon the exercise of Continuum Stock Options. CSC DOES NOT HAVE ENOUGH SHARES OF CSC COMMON STOCK AVAILABLE FOR ISSUANCE TO EFFECT THE MERGER ABSENT APPROVAL OF THE CHARTER AMENDMENT PROPOSAL. AS A RESULT, APPROVAL OF THE CHARTER AMENDMENT PROPOSAL IS A CONDITION TO CSC'S ABILITY TO EFFECT THE MERGER. APPROVAL OF THE CHARTER AMENDMENT PROPOSAL IS ALSO CONDITIONED UPON THE APPROVAL OF THE MERGER PROPOSAL BY THE REQUISITE VOTE OF CSC STOCKHOLDERS.

  CSC's Board of Directors believes that the proposed increase in the authorized shares of CSC Common Stock, over and above the increase required to effect the Merger, is important in order to preserve CSC's flexibility to take advantage of corporate opportunities that may require CSC to issue shares of CSC Common Stock from time to time. For example, CSC may utilize a portion of the available shares to effect a stock split in the form of a stock dividend, such as the 3-for-1 split of the CSC Common Stock effected January 13, 1994, if, in the discretion of the CSC Board of Directors, a stock split is desirable in light of the prices at which CSC Common Stock may trade in the future. The CSC Board of Directors believes that the continued availability of additional shares of CSC Common Stock (without the delay and cost of calling a special stockholders' meeting) is advisable to provide CSC with the flexibility to take advantage of opportunities to issue CSC Common Stock to obtain capital, as consideration for additional acquisitions or for other purposes.

  There are at present no plans, understandings, agreements or arrangements concerning the issuance of additional shares of CSC Common Stock, except for the shares to be issued pursuant to the Merger and shares reserved or to be reserved for issuance by CSC under a CSC plan, the Continuum Stock Options assumed by CSC in the Merger or as otherwise described herein. If any plans, understandings, arrangements or agreements are made concerning the issuance of any such shares, holders of the then outstanding shares of CSC's capital stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such issuance, the law applicable thereto, the policy of the NYSE and the judgment of CSC's Board of Directors regarding the submission thereof to the stockholders.

  It is not presently contemplated that such additional shares of CSC Common Stock would be issued for the purpose of making the acquisition by an unwanted suitor of a controlling interest in CSC more difficult, time-consuming or costly. However, it should be noted that shares of CSC Common Stock could be issued for that purpose and to that effect, and the CSC Board of Directors reserves its right (if consistent with its fiduciary responsibilities) to issue CSC Common Stock for such purposes.

  THE CSC BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS A VOTE FOR THE CHARTER AMENDMENT PROPOSAL.

        ADDITIONAL MATTERS FOR CONSIDERATION AT THE CSC ANNUAL MEETING

ELECTION OF CSC DIRECTORS

 General

  The CSC Board of Directors currently consists of nine members. One of such directors, Alvin E. Nashman, will not stand for reelection at the CSC Annual Meeting. Effective as of such time, the authorized size of the Board will be reduced to eight directors.

  At the CSC Annual Meeting, eight directors are to be elected, each director to hold office for the ensuing year and until his successor is elected and qualified. It is intended that the accompanying proxy, if furnished, will be voted for the election to the Board of Directors of the eight nominees named below. Management of CSC does not contemplate that any of the eight nominees will be unable to serve as a director, but if any nominee is unable to serve, the proxy holders reserve the right to substitute for such nominee and vote for another of their choice in his or her stead or, upon resolution of the Board of Directors, provide for a lesser number of directors. In accordance with the CSC Articles, cumulative voting is permitted at all elections of directors of CSC.

  Under cumulative voting, each stockholder may give one nominee the number of votes equal to the number of directors to be elected multiplied by the number of shares held by the voting stockholder, or the individual stockholder can distribute his votes among as many nominees as such stockholder deems appropriate. The nominees (up to the number to be elected) receiving the highest number of votes will be declared elected. If the right to cumulative voting is exercised, the proxy holders named in the accompanying proxy shall have the discretion to cumulate votes in any manner, and to vote for less than all of the nominees indicated on any such duly executed proxy, in order to elect the maximum number of the nominees set forth below.

 Nominees

  The following information with respect to each person nominated for election as a director has been furnished to CSC as of May 15, 1996, by the nominees. Unless otherwise indicated, each nominee has sole voting and investment power with respect to all shares beneficially owned.

                                                                                 NUMBER OF
                                                                                   SHARES
                                                                       DIRECTOR BENEFICIALLY
      NOMINEE                       PRINCIPAL OCCUPATION                SINCE      OWNED
      -------         ------------------------------------------------ -------- ------------
Howard P. Allen       Chairman of the Executive Committee and Director   1981         300(1)
                       of Edison International (formerly SCEcorp) and
                       Southern California Edison Company. Prior
                       thereto, Chairman, Chief Executive Officer,
                       President and Director of SCEcorp and Southern
                       California Edison Company. Director of The
                       Presley Companies. Age 70.
Irving W. Bailey, II  Chairman and Chief Executive Officer of            1992       1,800
                       Providian Corporation (formerly Capital Holding
                       Corporation). Prior thereto, President and
                       Chief Operating Officer and Executive Vice
                       President and Chief Investment Officer of
                       Capital Holding Corporation. Director of
                       Providian Corporation and its affiliated
                       companies and BellSouth Telecommunications,
                       Inc. Age 55.
Van B. Honeycutt      President, Chief Executive Officer and Director    1993     166,350(2)(3)
                       of CSC. Prior thereto, President, Chief
                       Operating Officer and Director of CSC and
                       President of its Industry Services Group.
                       Director of FHP International Corporation.
                       Age 51.

                                                                               NUMBER OF
                                                                                 SHARES
                                                                     DIRECTOR BENEFICIALLY
     NOMINEE                      PRINCIPAL OCCUPATION                SINCE      OWNED
     -------        ------------------------------------------------ -------- ------------
William R. Hoover   Chairman of the Board and former Chief Executive   1967     324,905
                     Officer of CSC. Director of Merrill Lynch &
                     Co., Inc. and Storage Technology Corp. Age 66.
Richard C. Lawton   Retired President and Director of Transmix         1986       1,500(4)
                     Corporation. Retired director of CalFed Inc.;
                     California Federal Bank; and Beneficial
                     Standard Life Insurance Company. Age 70.
Leon J. Level       Vice President, Chief Financial Officer and        1989      80,659(2)(3)
                     Director of CSC. Age 55.
F. Warren McFarlan  Ross Graham Walker Professor of Business           1989       2,400
                     Administration and Senior Associate Dean,
                     Harvard University Graduate School of Business
                     Administration. Director of Providian
                     Corporation and Pioneer Hi-Bred. Age 58.
James R. Mellor     Chairman and Chief Executive Officer of General    1992         600
                     Dynamics Corporation. Director of Bergen
                     Brunswig Corporation and Kerr Group. Age 66.

- --------
The principal occupations described above represent the business experience of each nominee for the past five years.
(1) Mr. Allen and his wife share voting and investment power with respect to all of such shares.
(2) Includes 132,735 and 69,400 shares which may be acquired on or before July 15, 1996, through the exercise of options held as of May 15, 1996, by Messrs. Honeycutt and Level, respectively.
(3) Includes 2,865 shares and 921 shares, respectively, held for the accounts of Messrs. Honeycutt and Level under CSC's Matched Asset Plan with respect to which each had the right, as of May 15, 1996, to give voting instructions to the Committee administering the Plan.
(4) Mr. Lawton and his wife share voting and investment power with respect to all of such shares.

  Each director who is not a corporate officer receives $34,000 per year, plus $1,000 per day for each day of attendance, in person or telephonically, at a regularly scheduled Board meeting, and for each day of attendance in person at a special Board meeting. Each director who is not a corporate officer and is a member of the Audit or Compensation Committees receives an additional $5,000 per year.

  The 1990 Nonemployee Director Retirement Plan provides specified benefits for directors who retire from the Board of Directors with at least five years of service, and who are not, and have never been, employees of CSC. Pursuant to the Plan, each such director will receive an annual benefit equal to the sum of (1) the annual retainer for nonemployee directors in effect as of the date of the director's retirement, plus (2) the daily Board meeting fee in effect as of such date multiplied by the number of regularly scheduled Board meetings held during the year ending on such date. Such annual benefits commence on the date that the director shall attain age 65, or such later date as the director shall retire. With respect to directors who shall have served on the Board of Directors for less than ten years, the benefits will be payable for the number of years of service. If such a director dies prior to the payment in full of the director's benefits, the remaining benefits will be paid to the beneficiary designated by the director for such purpose. With respect to directors who shall have served on the Board for at least ten years, the benefits will be payable for ten years or until the director's death, if later. If such a director dies prior to the payment of benefits for ten years, such remaining benefits will be paid to the director's beneficiary.

  Mr. Hoover has been retained as a consultant for a period of two years, commencing April 1, 1995. For his services, Mr. Hoover will receive $500,000 per year and the use of an automobile provided by CSC.

  Article III, Section 15 of the Bylaws provides that a director of CSC shall automatically retire at the close of the meeting of the Board of Directors held during the first month in which he or she shall be age 72 or older, or if no meeting is held during such month, the director shall automatically retire as of the last day of such month.

  No nominee for director currently owns beneficially 1% or more of the outstanding shares of CSC.

  At the previous election of directors held at the Annual Meeting of Stockholders on August 14, 1995, approximately 84.7% of the outstanding shares eligible to vote were represented either in person or by proxy. More than 98% of the shares present and voting at the 1995 Annual Meeting of Stockholders voted for the director nominees.

 Meetings of the Board of Directors and its Committees

  During the fiscal year ended March 29, 1996, the Board of Directors held eight meetings. The incumbent directors, while serving during the last fiscal year, attended, in the aggregate, 96% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which they served.

  Among the standing committees of the Board of Directors of CSC are the Executive Committee, Audit Committee and Compensation Committee. The Board of Directors does not have a Nominating Committee.

  Messrs. Honeycutt, Hoover and Level have served as members of the Executive Committee which, within the limits of authority delegated by the full Board of Directors of CSC pursuant to standing and specific resolutions of the Board, acts on behalf of the Board. During the past fiscal year, the Executive Committee held 29 meetings.

  Messrs. Lawton, McFarlan and Mellor have served as the members of the Audit Committee, which during the last fiscal year held three meetings. The principal duties and responsibilities of the Audit Committee are to recommend to the Board the accounting firm to be engaged as CSC's independent auditors and the terms of its engagement, and to meet with CSC's independent and internal auditors to review the scope of their audits and audit findings.

  Messrs. Allen, Bailey and McFarlan have served as the members of the Compensation Committee, whose principal function is to determine the salary and bonus for all corporate officers at the level of vice president or higher, and to administer CSC's stock incentive plans. None of the members of the Compensation Committee is, or has ever been, an employee of CSC or any of its subsidiaries. During the last fiscal year, the Compensation Committee held two meetings.

REPORT OF COMPENSATION COMMITTEE ON ANNUAL COMPENSATION OF EXECUTIVE OFFICERS

  CSC's executive compensation program is designed to provide competitive levels of cash compensation and long-term incentives based on CSC's performance, and includes a base salary, annual cash incentive awards and stock option grants. In addition, CSC has adopted various employee benefit plans, including retirement plans, health plans, insurance plans and others, in which executive officers are eligible to participate.

  Base compensation is established based on competitive evaluations for each position, individual responsibility and contribution. The annual cash incentive award is determined based on CSC's performance compared to prior years and established annual goals. Performance factors include margin performance, revenue growth, net income growth and cash flow, as well as specific individual achievements. Stock options are awarded based on the individual's position and long-term contribution.

  Executive compensation levels and the mix of pay components (base salary and short-term and long-term incentives) are determined by the Compensation Committee, which received competitive data from Hewitt Associates, a recognized international compensation consulting firm. The comparator group used in determining fiscal year 1996 compensation was comprised of 18 publicly-held companies in the information technology and services industries.

  CSC's executive compensation program takes into account any potential limitations on the deductibility of compensation in excess of $1,000,000 per year imposed by Internal Revenue Code Section 162(m), but does not require that all compensation qualify for exemption from such limitation. CSC will deduct all compensation paid to executive officers for fiscal year 1996.

  The Compensation Committee believes that CSC's executive compensation program allows CSC to attract and retain outstanding executives in the information technology field and is well structured to align management's and stockholders' interest in the enhancement of stockholder value through stock ownership programs and incentive programs based on performance and stock value.

 Relationship of Company Performance to Executive Compensation

  Fiscal year 1996 compensation was determined on an individual basis in accordance with the above policies and programs. CSC's performance substantially met or exceeded its financial goals. Revenue growth of 25.8%, net income growth of 28.0% and free cash flow of approximately $27,000,000 were considered strong results, and compared quite favorably to CSC's comparator group.

 Fiscal Year 1996 Stock Option Grants

  CSC granted stock options to various executive officers during fiscal year 1996, including each of the five Named Executive Officers, as shown in the Options Granted in Last Fiscal Year table on page 74.

 Chief Executive Officer Compensation

  Mr. Honeycutt's base salary for fiscal year 1996 reflected a $134,615, or 27.5%, increase from his base salary for fiscal year 1995. In determining Mr. Honeycutt's base salary for fiscal year 1996, the Committee considered CSC's financial performance for the prior year, Mr. Honeycutt's individual performance, his promotion to Chief Executive Officer effective April 1, 1995, and his long-term contributions to the success of CSC. The Committee also compared Mr. Honeycutt's base salary to the base salaries of chief executive officers at the comparator companies.

  For fiscal year 1996, Mr. Honeycutt elected to receive a stock option in lieu of a cash bonus, as indicated in the Summary Compensation Table on page
73. The aggregate spread between the exercise price of this option and the market value of the underlying shares on the date of grant was approximately $625,000, reflecting the fact that CSC's fiscal year 1996 performance substantially met or exceeded its financial goals.

  As of May 15, 1996, Mr. Honeycutt had options to purchase an aggregate of 313,563 shares of CSC Common Stock and beneficially owned 166,350 shares of CSC Common Stock, including 132,735 shares underlying options which will be exercisable on or prior to July 15, 1996.

 Conclusion

  The Committee believes that this executive compensation program serves the interests of stockholders and CSC effectively. The various pay vehicles offered are appropriately balanced to motivate executives to contribute to CSC's overall future successes, thereby enhancing the value of CSC for the stockholders.

  We will continue to address the effectiveness of CSC's total compensation program to meet the needs of CSC and serve the interests of its stockholders.

                                          Howard P. Allen
                                          Irving W. Bailey, II
                                          F. Warren McFarlan

CSC EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table sets forth information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of CSC (collectively, the "Named Executive Officers") for services rendered to CSC in all capacities during the fiscal years ended March 29, 1996, March 31, 1995, and April 1, 1994.

                                                        LONG-TERM
                              ANNUAL COMPENSATION      COMPENSATION
                              --------------------     ------------     ALL OTHER
   NAME AND PRINCIPAL         SALARY(2)  BONUS(3)       OPTIONS(4)   COMPENSATION(5)
      POSITION(1)        YEAR    ($)        ($)            (#)             ($)
   ------------------    ---- ---------- ---------     ------------  ---------------
Van B. Honeycutt........ 1996    625,000          (6)     11,758(6)       1,548
 President & Chief       1995    490,385          (6)    113,605(6)       2,637
 Executive Officer       1994    383,654   300,000        90,000          3,444

James A. Champy......... 1996    446,735   267,600        10,000          2,422
 Corporate Vice          1995    401,965   203,000                        2,785
 President &             1994    332,801   241,041        84,000
 Chairman--CSC Index

John M. Mickel.......... 1996    381,635   269,500        10,000          2,391
 Corporate Vice          1995        n/a       n/a           n/a            n/a
 President &             1994        n/a       n/a           n/a            n/a
 President--Consulting
 Group

Thomas R. Madison....... 1996    379,231   269,500        10,000          2,492
 Corporate Vice          1995        n/a       n/a           n/a            n/a
 President &             1994        n/a       n/a           n/a            n/a
 President--Integrated
 Business Services

Ronald W. Mackintosh.... 1996    335,607   236,633        10,000         31,473
 Corporate Vice          1995    311,266   124,506                       23,967
 President &             1994    248,305   186,229        30,000         23,900
 President--European
 Group

- --------
(1) Mr. Mackintosh, Mr. Champy and Messrs. Mickel and Madison were appointed executive officers of CSC effective August 9, 1993, August 18, 1993 and August 14, 1995, respectively. Although Messrs. Mackintosh and Champy served as executive officers for only a portion of fiscal year 1994 and Messrs. Mickel and Madison served as executive officers for only a portion of fiscal year 1996, the amounts shown reflect their compensation for the entire respective fiscal years.
(2) The amounts shown reflect all salary earned during the covered fiscal year, whether or not payment was deferred until a subsequent fiscal year.
(3) The amounts shown reflect all cash bonuses earned during the covered fiscal year, which bonuses are determined and paid in the following fiscal year pursuant to CSC's annual incentive plan.
(4) The amounts shown reflect the aggregate number of shares underlying stock options granted for the covered fiscal year.
(5) The amounts shown for Messrs. Honeycutt, Champy, Mickel and Madison for fiscal year 1996 reflect contributions by CSC to the Matched Asset Plan, a defined contribution plan. The amount shown for Mr. Mackintosh for fiscal year 1996 reflects contributions by CSC to a defined contribution plan in the United Kingdom.
    The amount shown for Mr. Madison in fiscal year 1996 does not include the aggregate incremental cost of $110,600 incurred by CSC in connection with Mr. Madison's relocation from Georgia to Virginia during that fiscal year. Pursuant to its relocation program, CSC purchased Mr. Madison's Georgia residence for $375,000, the average of two independent appraisals. The residence was subsequently sold at a loss.
(6) The amount shown in the Options column for Mr. Honeycutt in fiscal years 1996 and 1995 include 11,758 and 13,605 shares, respectively, underlying stock options granted in lieu of the cash bonuses he earned during fiscal years 1996 and 1995. These stock options, which were granted approximately one month after fiscal year-end, have exercise prices of $17.72 and $12.25 per share, respectively (25% of the market value per share on the date of grant), and will become exercisable to purchase one-third of the underlying shares on each of the first three anniversaries of the option grant date.

 Option Grants in Last Fiscal Year

  The following table sets forth information concerning stock options granted to the Named Executive Officers during the fiscal year ended March 29, 1996. No stock appreciation rights were granted in such fiscal year.




                                   INDIVIDUAL GRANTS
                         -----------------------------------------
                                    PERCENT OF                      POTENTIAL REALIZABLE
                                      TOTAL                        VALUE AT ASSUMED ANNUAL
                                     OPTIONS                        RATES OF STOCK PRICE
                                    GRANTED TO EXERCISE            APPRECIATION FOR OPTION
                         OPTIONS    EMPLOYEES  OR BASE                     TERM(3)
                         GRANTED    IN FISCAL   PRICE   EXPIRATION -----------------------
   NAME                    (#)         YEAR    ($)/SH.     DATE      5%($)       10%($)
   ----                  -------    ---------- -------- ---------- -----------------------
Van B. Honeycutt........ 13,605(1)    3.04%     12.25     5/1/05      919,233    1,562,444
James A. Champy......... 10,000(2)    2.23%     49.00     5/1/05      308,158      780,934
John M. Mickel.......... 10,000(2)    2.23%     49.00     5/1/05      308,158      780,934
Thomas R. Madison....... 10,000(2)    2.23%     49.38     5/3/05      310,517      786,910
Ronald W. Mackintosh.... 10,000(2)    2.23%     49.00     5/1/05      308,158      780,934

- --------
(1) This nonqualified stock option was granted to Mr. Honeycutt in lieu of a cash bonus for fiscal 1995. It has an exercise price equal to 25% of the market value of the underlying shares on the date of grant, will become exercisable to purchase one-third of the underlying shares on each of the first three anniversaries of the date of grant of the option.
(2) The nonqualified stock options granted to Messrs. Champy, Mickel, Madison and Mackintosh, which have an exercise price equal to the market value of the underlying shares on the date of grant, will become exercisable to purchase 20% of the underlying shares on each of the first five anniversaries of the date of grant of the option.
(3) Amounts shown reflect the potential realizable value of each grant of stock options, assuming that the market price of the underlying shares appreciates in value from the date of grant to the expiration date at an annualized rate of 5% or 10%. These potential values are reported in order to comply with Securities and Exchange Commission requirements, and CSC cannot predict whether these values will be achieved.

 Fiscal Year End Option Values

  The following table sets forth information concerning the value of unexercised in-the-money stock options held by the Named Executive Officers on March 29, 1996.

                          SHARES                NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                         ACQUIRED                      OPTIONS            IN-THE-MONEY OPTIONS
                            ON       VALUE       AT FISCAL YEAR END       AT FISCAL YEAR END(1)
                         -------- ----------- ------------------------- -------------------------
                         EXERCISE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          NAME             (#)        ($)         (#)          (#)          ($)          ($)
          ----           -------- ----------- ----------- ------------- ----------- -------------
Van B. Honeycutt........    none        n/a     98,200       178,605     4,461,400    6,466,291
James A. Champy.........    none        n/a     51,600        60,400     2,531,675    2,374,050
John M. Mickel..........  12,000    201,750     12,000        46,000       446,250    1,552,500
Thomas R. Madison.......    none        n/a      9,000        46,000       309,375    1,447,500
Ronald W. Mackintosh....   3,500    122,354     34,900        31,600     1,840,471    1,233,300

- --------
(1) The amounts shown reflect the spread between the exercise price and the market value of the underlying shares of CSC Common Stock on March 29, 1996 (based on the $70.375 closing price of the CSC Common Stock on that date reported on the Composite Tape for NYSE listed companies).

 Pension Plan

  The Pension Plan is a contributory, career average defined benefit plan. Benefits are determined based on the participant's average base salary during all years of participation. There is no deduction for Social Security or other offset amounts and base salary does not include any bonus, overtime or shift differential compensation. Messrs. Honeycutt, Mickel and Madison are covered by the Pension Plan.

  For the fiscal year ended March 29, 1996, the remuneration covered by the Pension Plan for Messrs. Honeycutt, Mickel, and Madison was $625,000, $381,635, and $379,231, respectively, but was limited to $150,000 as required by the Code. Messrs. Honeycutt, Mickel and Madison will have credited years of service in the Pension Plan at age 65 of 24 years, 10 years and 16 years, respectively. The table below shows the estimated accrued annual amount at age 65 that would be received on a single life annuity basis from the Pension
Plan:

     AVERAGE ANNUAL                                   YEARS OF SERVICE
          BASE                               ----------------------------------
     COMPENSATION*                             5      10     15     20     25
     --------------                          ------ ------ ------ ------ ------
    $ 50,000................................  5,625 11,250 16,875 22,500 28,125
     100,000................................ 11,250 22,500 33,750 45,000 56,250
     150,000................................ 16,875 33,750 50,625 67,500 84,375

- --------
* The Pension Plan benefit is based on career average base compensation, but annual compensation is currently limited to $150,000 in accordance with the Code.

 Supplemental Executive Retirement Plan

  The Supplemental Executive Retirement Plan ("SERP") provides retirement benefits to certain designated officers and key executives of the Company who satisfy its minimum service requirements. It provides two types of benefits:
(1) a Pension Plan benefit restoration, which restores the shortfall of Pension Plan benefits resulting from legal limits on the salary used to compute those benefits ($150,000 in 1996), is provided for SERP participants who also participate in the Pension Plan, and (2) an additional benefit is provided for all SERP participants. Messrs. Honeycutt and Champy participate in the SERP. As indicated above, Mr. Honeycutt participates in the Pension Plan, but Mr. Champy does not.

  The additional benefit provision of the SERP provides a separate benefit which is based on 50% of the average of the participant's highest three (of the last five) annual base salaries, with a deduction of 100% of the amount of primary Social Security benefits payable at the time of determination. Upon the death of the participant, a spousal benefit of 50% of the participant's benefit is generally payable for the spouse's lifetime.

  In the event of a change-in-control of CSC followed by the separation of any SERP participant from service to CSC more than 12 but within 36 months thereafter, such participant would become entitled to accelerated benefit entitlement under the SERP.

  For the fiscal year ended March 29, 1996, the remuneration covered by the SERP for Messrs. Honeycutt and Champy was $625,000 and $446,735, respectively. Based on their covered remuneration, Mr. Honeycutt's and Mr. Champy's estimated annual accrued SERP benefit from age 65 on a single life annuity basis, assuming no increase in base salary, is $465,595 and $207,792, respectively.

COMPARISON OF CUMULATIVE TOTAL RETURN

  The following graph demonstrates the performance of the cumulative total return to the holders of CSC Common Stock during the previous five fiscal years in comparison to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Computer Software & Services Index.

                       [PERFORMANCE GRAPH APPEARS HERE]

Indexed Return (1991=$100)*

                                RETURN  RETURN  RETURN  RETURN  RETURN
                                 1992    1993    1994    1995    1996   CAGR
                                ------  ------  ------  ------  ------  -----
CSC Common Stock...............  3.19%  15.66%  37.95%  35.27%  42.53%  25.99%
S&P 500 Index.................. 11.04%  15.23%   1.47%  15.57%  32.10%  14.66%
S&P Computer Software & Serv-
 ices Index.................... 29.46%  32.12%  12.20%  34.89%  41.37%  29.62%

- --------
* Assumes $100 invested on April 1, 1991 in CSC Common Stock, the S&P 500 Index and the S&P Computer Software & Services Index. Indexed amounts and return percentages assume a March 31 fiscal year end.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires CSC's directors and executive officers, and persons who own more than ten percent of a registered class of CSC's equity securities, to file with the Commission and the NYSE initial reports of ownership and reports of changes in ownership of CSC Common Stock and other equity securities of CSC. Executive officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish CSC with copies of all Section 16(a) forms they file.

  To CSC's knowledge, based solely on review of information furnished to CSC, reports filed through CSC and representations that no other reports were required, during the fiscal year ended March 29, 1996, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

STOCKHOLDER PROPOSALS

  Any CSC stockholder who wishes to submit a proposal for presentation to CSC's 1997 Annual Meeting of Stockholders must submit the proposal to Computer Sciences Corporation, 2100 East Grand Avenue, El Segundo, California 90245,
Attention: Secretary, not later than March 6, 1997 for inclusion, if appropriate, in CSC's proxy statement and form of proxy relating to its 1997 Annual Meeting.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  It has been the practice of CSC to engage Deloitte & Touche LLP for annual audit services upon approval by either the Audit Committee or the Board of Directors. Deloitte & Touche LLP has acted as CSC's independent public accountant for more than 33 years and will act in that capacity during the current fiscal year. It is anticipated that a representative of Deloitte & Touche LLP will be present at the CSC Annual Meeting and will be afforded the opportunity to make a statement if desired and will be available to respond to appropriate questions. The engagement of Deloitte & Touche LLP for non-audit services is approved by the Vice President and Chief Financial Officer of CSC.

  It is expected that representatives of Ernst & Young LLP will be present at the Continuum Special Meeting and will be afforded the opportunity to make a statement if desired and will be available to respond to appropriate questions.

                                 OTHER MATTERS

  It is not expected that any matters other than those described in this Proxy Statement/Prospectus will be brought before the CSC Annual Meeting or the Continuum Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the CSC proxy and Continuum proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for CSC by Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071-3197. Certain tax consequences of the Merger have been passed upon for Continuum by Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin Street, Houston, Texas 77002-6760.

                                    EXPERTS

  The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Computer Sciences Corporation for the year ended March 29, 1996, have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of The Continuum Company, Inc. included in The Continuum Company, Inc. Annual Report on Form 10-K for the year ended March 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the fiscal years ended March 31, 1995 and 1994, is based in part on the report of Price Waterhouse LLP, independent accountants. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

  The financial statements of Hogan Systems, Inc. as of March 31, 1995 and 1994 and for each of the three years in the period ended March 31, 1995 incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of The Continuum Company, Inc. for the year ended March 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          THE CONTINUUM COMPANY, INC.
                                      AND
                         COMPUTER SCIENCES CORPORATION

                ANNEXES TO THE JOINT PROXY STATEMENT/PROSPECTUS

Annex A--Merger Agreement

Annex B--Opinion of Goldman, Sachs & Co.

Annex C--Opinion of Lehman Brothers Inc.

Annex D--Form of Amendment to CSC's Restated Articles of Incorporation

                                                                         ANNEX A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF APRIL 28, 1996

                                     AMONG

                         COMPUTER SCIENCES CORPORATION,

                          THE CONTINUUM COMPANY, INC.

                                      AND

                         CONTINENTAL ACQUISITION, INC.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE 1 THE MERGER..................................................... A-7
    SECTION 1.1.  The Merger.............................................  A-7
    SECTION 1.2.  Effective Time.........................................  A-7
    SECTION 1.3.  Closing of the Merger..................................  A-7
    SECTION 1.4.  Effects of the Merger..................................  A-7
    SECTION 1.5.  Certificate of Incorporation and Bylaws................  A-8
    SECTION 1.6.  Directors..............................................  A-8
    SECTION 1.7.  Officers...............................................  A-8
    SECTION 1.8.  Conversion of Shares...................................  A-8
    SECTION 1.9.  No Appraisal Rights....................................  A-8
    SECTION 1.10. Exchange of Certificates...............................  A-8
    SECTION 1.11. Stock Options..........................................  A-10
 ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................. A-11
    SECTION 2.1.  Organization and Qualification; Subsidiaries...........  A-11
    SECTION 2.2.  Capitalization of the Company and its Subsidiaries.....  A-12
    SECTION 2.3.  Authority Relative to this Agreement; Recommendation...  A-12
    SECTION 2.4.  SEC Reports; Financial Statements......................  A-13
    SECTION 2.5.  Information Supplied...................................  A-13
    SECTION 2.6.  Consents and Approvals; No Violations..................  A-13
    SECTION 2.7.  No Default.............................................  A-14
    SECTION 2.8.  No Undisclosed Liabilities; Absence of Changes.........  A-14
    SECTION 2.9.  Litigation.............................................  A-14
    SECTION 2.10. Compliance with Applicable Law.........................  A-15
    SECTION 2.11. Employee Benefit Plans; Labor Matters..................  A-15
    SECTION 2.12. Environmental Laws and Regulations.....................  A-17
    SECTION 2.13. Taxes..................................................  A-17
    SECTION 2.14. Title to Property......................................  A-19
    SECTION 2.15. Intellectual Property; Software........................  A-19
    SECTION 2.16. Insurance..............................................  A-20
    SECTION 2.17. Vote Required..........................................  A-20
    SECTION 2.18. Tax Treatment; Pooling.................................  A-20
    SECTION 2.19. Affiliates.............................................  A-20
    SECTION 2.20. Certain Business Practices.............................  A-20
    SECTION 2.21. Insider Interests......................................  A-20
    SECTION 2.22. Opinion of Financial Adviser...........................  A-20
    SECTION 2.23. Brokers................................................  A-21
    SECTION 2.24. Disclosure.............................................  A-21
    SECTION 2.25. No Existing Discussions................................  A-21
    SECTION 2.26. Section 203 of the DGCL................................  A-21
 ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION....... A-21
    SECTION 3.1.  Organization...........................................  A-21
    SECTION 3.2.  Capitalization of Parent and its Subsidiaries..........  A-21
    SECTION 3.3.  Authority Relative to this Agreement; Recommendation...  A-22
    SECTION 3.4.  SEC Reports; Financial Statements......................  A-22
    SECTION 3.5.  Information Supplied...................................  A-23
    SECTION 3.6.  Consents and Approvals; No Violations..................  A-23

                                                                          PAGE
                                                                          ----
    SECTION 3.7.  No Default............................................  A-23
    SECTION 3.8.  No Undisclosed Liabilities; Absence of Changes........  A-24
    SECTION 3.9.  Litigation............................................  A-24
    SECTION 3.10. Compliance with Applicable Law........................  A-24
    SECTION 3.11. Employee Benefit Plans; Labor Matters.................  A-24
    SECTION 3.12. Environmental Laws and Regulations....................  A-25
    SECTION 3.13. Tax Matters...........................................  A-25
    SECTION 3.14. Title to Property.....................................  A-25
    SECTION 3.15. Intellectual Property; Software.......................  A-25
    SECTION 3.16. Insurance.............................................  A-26
    SECTION 3.17. Vote Required.........................................  A-26
    SECTION 3.18. Tax Treatment; Pooling................................  A-26
    SECTION 3.19. Affiliates............................................  A-26
    SECTION 3.20. Certain Business Practices............................  A-26
    SECTION 3.21. Insider Interests.....................................  A-26
    SECTION 3.22. Opinion of Financial Adviser..........................  A-26
    SECTION 3.23. Brokers...............................................  A-26
    SECTION 3.24. Disclosure............................................  A-26
    SECTION 3.25. No Prior Activities...................................  A-27
 ARTICLE 4 COVENANTS..................................................... A-27
    SECTION 4.1.  Conduct of Business of the Company....................  A-27
    SECTION 4.2.  Conduct of Business of Parent.........................  A-28
    SECTION 4.3.  Preparation of S-4 and the Proxy Statement............  A-29
    SECTION 4.4.  Other Potential Acquirers.............................  A-29
    SECTION 4.5.  Comfort Letters.......................................  A-31
    SECTION 4.6.  Meetings of Stockholders..............................  A-31
    SECTION 4.7.  Stock Exchange Listing................................  A-31
    SECTION 4.8.  Access to Information.................................  A-31
    SECTION 4.9.  Additional Agreements; Reasonable Efforts.............  A-32
    SECTION 4.10. Employee Benefits.....................................  A-32
    SECTION 4.11. Public Announcements..................................  A-32
    SECTION 4.12. Indemnification.......................................  A-33
    SECTION 4.13. Notification of Certain Matters.......................  A-33
    SECTION 4.14. Affiliates; Pooling; Tax Free Reorganization..........  A-33
    SECTION 4.15. Stockholders Agreement................................  A-34
 ARTICLE 5 CONDITIONS TO CONSUMMATION OF THE MERGER...................... A-34
    SECTION 5.1.  Conditions to Each Party's Obligations to Effect the
                  Merger................................................  A-34
    SECTION 5.2.  Conditions to the Obligations of the Company..........  A-34
    SECTION 5.3.  Conditions to the Obligations of Parent and
                  Acquisition...........................................  A-35
 ARTICLE 6 TERMINATION; AMENDMENT; WAIVER................................ A-36
    SECTION 6.1.  Termination...........................................  A-36
    SECTION 6.2.  Effect of Termination.................................  A-36
    SECTION 6.3.  Fees and Expenses.....................................  A-37
    SECTION 6.4.  Amendment.............................................  A-37
    SECTION 6.5.  Extension; Waiver.....................................  A-37

                                                                            PAGE
                                                                            ----
 ARTICLE 7 MISCELLANEOUS................................................... A-38
    SECTION 7.1.  Nonsurvival of Representations and Warranties...........  A-38
    SECTION 7.2.  Entire Agreement; Assignment............................  A-38
    SECTION 7.3.  Validity................................................  A-38
    SECTION 7.4.  Notices.................................................  A-38
    SECTION 7.5.  Governing Law...........................................  A-38
    SECTION 7.6.  Descriptive Headings....................................  A-39
    SECTION 7.7.  Parties in Interest.....................................  A-39
    SECTION 7.8.  Certain Definitions.....................................  A-39
    SECTION 7.9.  Personal Liability......................................  A-39
    SECTION 7.10. Specific Performance....................................  A-39
    SECTION 7.11. Counterparts............................................  A-39

                             TABLE OF DEFINED TERMS

             TERM              CROSS REFERENCE IN AGREEMENT                 PAGE
             ----              ----------------------------                 ----
 Acquisition.................. Preamble...................................  A-7
 affiliate.................... Section 7.8(a).............................  A-39
 Articles Amendment........... Section 3.2(a).............................  A-21
 business day................. Section 7.8(b).............................  A-39
 Certificates................. Section 1.10(b)............................  A-9
 Closing Date................. Section 1.3................................  A-7
 Closing...................... Section 1.3................................  A-7
 Code......................... Preamble...................................  A-7
 Company Affiliates........... Section 2.19...............................  A-20
 Company Board................ Section 2.3(a).............................  A-12
 Company Financial Adviser.... Section 2.22...............................  A-20
 Company Permits.............. Section 2.10...............................  A-15
 Company...................... Preamble...................................  A-7
 Company SEC Reports.......... Section 2.4(a).............................  A-13
 Company Securities........... Section 2.2(a).............................  A-12
 Company Stock Option......... Section 1.11(a)............................  A-10
 Company Stock Options........ Section 1.11(a)............................  A-10
 DGCL......................... Section 1.1................................  A-7
 DST.......................... Section 2.19...............................  A-20
 Effective Time............... Section 1.2................................  A-7
 Employee Plans............... Section 2.11(a)............................  A-15
 Environmental Claim.......... Section 2.12(a)............................  A-17
 Environmental Laws........... Section 2.12(a)............................  A-17
 ERISA Affiliate.............. Section 2.11(a)............................  A-15
 ERISA........................ Section 2.11(a)............................  A-15
 Exchange Act................. Section 2.2(c).............................  A-12
 Exchange Agent............... Section 1.10(a)............................  A-8
 Exchange Fund................ Section 1.10(a)............................  A-8
 FCPA......................... Section 2.20...............................  A-20
 Governmental Entity.......... Section 2.6................................  A-13
 HOGN Merger Agreement........ Section 1.11(a)............................  A-10
 HOGN......................... Section 1.11(a)............................  A-10
 HSR Act...................... Section 2.6................................  A-13
 Indemnified Liabilities...... Section 4.12...............................  A-33
 Indemnified Persons.......... Section 4.12...............................  A-33
 IRS.......................... Section 2.11(a)............................  A-15
 knowledge.................... Section 7.8(c).............................  A-39
 known........................ Section 7.8(c).............................  A-39
 Lien......................... Section 2.2(b).............................  A-12
 Material Adverse Effect...... Section 2.1(a).............................  A-11
 Material Adverse Effect...... Section 3.1(a).............................  A-21
 Merger Certificate........... Section 1.2................................  A-7
 Merger Consideration......... Section 1.8(a).............................  A-8
 Merger....................... Section 1.1................................  A-7
 NGCL......................... Section 3.3(a).............................  A-22
 Notice of Superior Proposal.. Section 4.4(b).............................  A-29
 NYSE......................... Section 1.10(f)............................  A-10
 Parent Affiliates............ Section 3.19...............................  A-26
 Parent Benefit Plans......... Section 3.2(a).............................  A-21

             TERM             CROSS REFERENCE IN AGREEMENT                  PAGE
             ----             ----------------------------                  ----
 Parent Common Stock......... Section 1.8(a)..............................  A-8
 Parent Financial Adviser.... Section 3.22................................  A-26
 Parent Intellectual Rights.. Section 3.15(a).............................  A-25
 Parent Permits.............. Section 3.10................................  A-24
 Parent...................... Preamble....................................  A-7
 Parent SEC Reports.......... Section 3.4(a)..............................  A-22
 Parent Securities........... Section 3.2(a)..............................  A-21
 person...................... Section 7.8(e)..............................  A-39
 Proxy Statement............. Section 2.5.................................  A-13
 S-4......................... Section 2.5.................................  A-13
 SEC......................... Section 2.4(a)..............................  A-13
 Securities Act.............. Section 2.4(a)..............................  A-13
 Shares...................... Section 1.8(a)..............................  A-8
 Stockholders Agreement...... Section 4.15................................  A-34
 subsidiaries................ Section 7.8(f)..............................  A-39
 subsidiary.................. Section 7.8(f)..............................  A-39
 Superior Proposal........... Section 4.4(b)..............................  A-29
 Surviving Corporation....... Section 1.1.................................  A-7
 Third Party Acquisition..... Section 4.4(b)..............................  A-29
 Third Party................. Section 4.4(b)..............................  A-29

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (this "Agreement"), dated as of April 28, 1996, is among The Continuum Company, Inc., a Delaware corporation ("Company"), Computer Sciences Corporation, a Nevada corporation ("Parent"), and Continental Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition").

  Whereas, the Boards of Directors of the Company, Parent and Acquisition each have, in light of and subject to the terms and conditions set forth herein,
(i) determined that the Merger (as defined below) is fair to their respective shareholders and in the best interests of such shareholders and (ii) approved the Merger in accordance with this Agreement;

  Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

  Whereas, the Merger is intended to be treated as a "pooling of interests" for financial accounting purposes.

  Now, Therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE 1

                                  The Merger

  Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code.

  Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and set forth in the Merger Certificate (the time the Merger becomes effective being referred to herein as the "Effective Time").

  Section 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the offices of Gibson, Dunn & Crutcher, 333 South Grand Avenue, Los Angeles, California 90071, unless another time, date or place is agreed to in writing by the parties hereto.

  Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

  Section 1.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law; provided, however, that Article Fourth of the Certificate of Incorporation of the Company shall be amended in its entirety to read as follows: "The aggregate number of shares which the Corporation shall have the authority to issue is one thousand (1,000), $.10 par value per share, to be designated "Common Stock' ". The Bylaws of the Company in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

  Section 1.6. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

  Section 1.7. Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

  Section 1.8. Conversion of Shares.

  (a) At the Effective Time, each share of common stock, par value $.10 per share, of the Company (individually a "Share" and collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury or by any of the Company's subsidiaries (excluding 7,837 Shares held of record by Paxus Corporation Limited) and (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become .79 of a fully paid and nonassessable share of common stock, $1.00 par value per share, of Parent ("Parent Common Stock") (the "Merger Consideration"). Unless the context otherwise requires, each reference in this Agreement to shares of Parent Common Stock shall include the associated Rights (as such term is defined in Section 3.2(a) hereof). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the exchange ratio contemplated by the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

  (b) At the Effective Time, each outstanding share of the common stock, par value $0.01 per share, of Acquisition shall be converted into one share of common stock, par value $.10 per share, of the Surviving Corporation.

  (c) At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company (excluding 7,837 Shares held of record by Paxus Corporation Limited) immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

  Section 1.9. No Appraisal Rights. The holders of Shares and the holders of shares of Parent Common Stock shall not be entitled to appraisal rights.

  Section 1.10. Exchange of Certificates.

  (a) As of the Effective Time, Parent shall deposit with Chemical Mellon Shareholder Services, L.L.C., or such other agent or agents as may be appointed by Parent and Acquisition (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article I, through the Exchange Agent: (i) certificates representing the appropriate number of shares of Parent Common Stock and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section
1.8 in exchange for outstanding Shares.

  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock, which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 1.10.

  (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.10(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

  (d) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement provided, however, that Parent or its Exchange Agent, may, in its discretion, require the delivery of a suitable bond or indemnity.

  (e) All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c) or 1.10(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  (f) No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall, upon surrender of his or her Certificate or Certificates, be entitled to receive an amount of cash (without interest) determined by multiplying the closing price for Parent Common Stock as reported on the New York Stock Exchange (the "NYSE") Composite Transactions on the business day five days prior to the Effective Date by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

  (g) Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any applicable dividends or distributions with respect to Parent Common Stock, as the case may be.

  (h) Neither Parent nor the Company shall be liable to any holder of Shares, or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Section 1.11. Stock Options.

  (a) At the Effective Time, each outstanding option to purchase Shares (a "Company Stock Option" or collectively, "Company Stock Options") (i) issued pursuant to the 1983 Incentive Stock Option Plan, the 1992 Stock Option Plan, the 1994 Directors Stock Option Plan, the 1995 Directors' Stock Option Plan or the 1994 Incentive Stock Plan of the Company or pursuant to any of the individual nonqualified stock option agreements of the Company with W. Michael Long, E. Lee Walker, Jean-Michel Renck, Jean-Louis Rossignol, Jean-Charles Miginiac, Michael H. Anderson, James J. Delamore, Paul Zoukis, Kevan Howley and Federal Home Life Insurance Company and (ii) issued by Hogan Systems, Inc. ("HOGN") pursuant to the 1982 Incentive Stock Option Plan, the 1984 Incentive Stock Option Plan, the 1985 Incentive Stock Option Plan, the 1982 Nonstatutory Stock Option Plan, the 1984 Nonstatutory Stock Option Plan or the 1985 Nonstatutory Stock Option Plan of HOGN (which options have been assumed by the Company pursuant to Section 4.13 of the Agreement and Plan of Merger dated as of December 10, 1995, as amended by the First Amendment thereto dated as of February 7, 1996 (as so amended, the "HOGN Merger Agreement") among the Company, HOGN and Continuum Acquisition Corporation ("CAC"), pursuant to which CAC merged with and into HOGN, and HOGN became a wholly-owned subsidiary of the Company on March 15, 1996 (the "HOGN Merger")), whether vested or unvested, shall be assumed by Parent. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued are referred to collectively as the Company Plans. Each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code ("incentive stock options" or "ISOs"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code. With respect to any Company Stock Option that provides for the acceleration of vesting in the event that the

Shares achieve certain public trading price thresholds, such trading price thresholds shall be adjusted by dividing the threshold set forth in the Company Stock Option by the exchange ratio contemplated by the Merger.

  (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Plans and the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.11 after giving effect to the Merger). Parent shall comply with the terms of the Company Plans and ensure, to the extent required by, and subject to the provisions of, such Plans, that Company Stock Options which qualified as incentive stock options immediately prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

  (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section
1.11. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options held by persons who are or were directors, officers or employees of the Company or its subsidiaries and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall administer Company Plans assumed pursuant to this
Section 1.11 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act, as it may be amended, to the extent the applicable Company Plan complied with such rule immediately prior to the Merger.

                                   ARTICLE 2

                 Representations and Warranties of the Company

  Except as set forth on the Disclosure Schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule"), the Company hereby represents and warrants to each of Parent and Acquisition as follows:

  Section 2.1. Organization and Qualification; Subsidiaries.

  (a) Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on the Company. When used in connection with the Company or its subsidiaries, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as whole, other than any change or effect arising out of general economic conditions unrelated to any business in which the Company and its subsidiaries are engaged, or (ii) that may impair the ability of the Company to consummate the transactions contemplated hereby.

  (b) The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of the Company and its subsidiaries. Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.

  Section 2.2. Capitalization of the Company and its Subsidiaries.

  (a) The authorized capital stock of the Company consists of: 40,000,000 Shares, of which, as of April 25, 1996, 24,240,897 Shares were issued and outstanding (including 67,918 Shares held in treasury and 7,837 Shares held of record by Paxus Corporation Limited), and 5,000,000 shares of preferred stock, par value $.01 per share, no shares of which are outstanding. All of the outstanding Shares have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of April 25, 1996, approximately 3,393,884 Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans, and 51,526 Shares were reserved for issuance pursuant to the Employee Stock Purchase Plan (the "ESPP"). Between April 25, 1996 and the date hereof, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date, and, between April 25, 1996 and the date hereof, no stock options have been granted. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or its subsidiaries, and, except as described in the Company SEC Reports (as defined below), no obligations of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (collectively, "Company Securities"). As of the date hereof, there are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except for the agreement referred to in Section 4.14(c) hereof, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company.

  (b) Section 2.2(b) of the Company Disclosure Schedule identifies each subsidiary of the Company as of the date hereof and shows the jurisdiction of incorporation or organization of each such subsidiary. All of the outstanding capital stock of the Company's subsidiaries (other than director's qualifying shares in the case of foreign subsidiaries) is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

  (c) The Shares constitute the only class of equity securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Section 2.3. Authority Relative to this Agreement; Recommendation.

  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.17, the approval and adoption of this Agreement by the holders of at least two-thirds of the then outstanding Shares. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

  (b) The Company Board has resolved to recommend that the shareholders of the Company approve and adopt this Agreement.

  Section 2.4. SEC Reports; Financial Statements.

  (a) The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since March 31, 1992, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has heretofore delivered or promptly will deliver to Acquisition or Parent, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Reports on Form 10-K for each of the fiscal years ended March 31, 1993, 1994 and 1995, (ii) all definitive proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since March 31, 1992 and (iii) all other reports or registration statements filed by the Company with the SEC since March 31, 1992 (all of the foregoing, collectively, the "Company SEC Reports"). None of such Company SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

  (b) The Company has heretofore made available or promptly will make available to Acquisition or Parent a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

  Section 2.5. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement relating to the meeting of the Company's shareholders and the meeting of Parent's shareholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to shareholders of the Company and at the times of the meeting or meetings of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of the Company's shareholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

  Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the Company.

Except as set forth in Section 2.6 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on the Company.

  Section 2.7. No Default. Except as set forth in Section 2.7 of the Company Disclosure Schedule, none of the Company or its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on the Company. Except as set forth in Section 2.7 of the Company Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to the Company and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company or any subsidiary thereunder.

  Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, as of December 31, 1995, none of the Company or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company (including the notes thereto) or which would have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company, since December 31, 1995, none of the Company or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to the Company or its subsidiaries having or which reasonably could be expected to have, a Material Adverse Effect on the Company. Except as and to the extent publicly disclosed by the Company in the Company's SEC Reports and except as set forth in Section 2.8 of the Company Disclosure Schedule, since December 31, 1995, there has not been (i) any material change by the Company in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by the Company of any of its assets having a Material Adverse Effect on the Company, including, without limitation, any write-down of the value of capitalized software or inventory or write-off of notes or accounts receivable other than in the ordinary course of business or (iii) except for the HOGN Merger, any other action or event that would have required the consent of Parent pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

  Section 2.9. Litigation. Except as publicly disclosed by the Company in the Company SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a

Material Adverse Effect on the Company or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by the Company in the Company SEC Reports, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on the Company or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

  Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes will not have a Material Adverse Effect on the Company.

  Section 2.11. Employee Benefit Plans; Labor Matters.

  (a) Section 2.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or
Section 4212(c) of ERISA (together, the "Employee Plans"), excluding former agreements under which the Company has no remaining obligations and any of the foregoing that are required to be maintained by the Company under the laws of any foreign jurisdiction. The Company has made available to Parent a copy of
(i) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS") for each disclosed Employee Plan where such report is required and (ii) the documents and instruments governing each such Employee Plan (other than those referred to in Section 4(b)(4) of ERISA).

  (b)(i) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Employee Plans is a "multi-employer plan" as such term is defined in Section 3(37) of ERISA;
(ii) neither the Company nor any ERISA Affiliate has incurred any excise taxes under Chapter 43 of Subtitle A of the Code or Section 5000 of the Code or any penalties under Section 502(i) or 502(l) of ERISA with respect to any Employee Plan, which could result in any Material Adverse Effect on the Company; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, IRS or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (iv) each Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course).

  (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any Company Stock Options, together with the number of Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested within six months from the date hereof, or as a result of, the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs and such nonqualified options. The Company has furnished Parent with complete copies of the Company Plans pursuant to which the Company Stock Options were issued. Other than the automatic vesting of Company Stock Options that may occur without any action on the part of the Company or its officers or directors, the Company has not taken any action that would result in any Company Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

  (d) The Company has made available to Parent (i) a description of the terms of employment and compensation arrangements of all officers of the Company and a standard form of employment agreement used for officers of the Company, (ii) copies of all employment agreements with officers of the Company which contain provisions that differ from the standard terms and conditions contained in the form of employment agreement provided to Parent; (iii) copies of all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $300,000; (iv) a schedule listing all officers of the Company who have executed a non-competition agreement with the Company; (v) copies (or descriptions) of all severance agreements, programs and policies of the Company with or relating to its employees, except programs and policies required to be maintained by law; and (vi) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

  (e) Except as disclosed in Section 2.11(e) of the Company Disclosure Schedule, there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

  (f) There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have or may reasonably be expected to have a Material Adverse Effect of the Company. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, except as disclosed in Section 2.11(f) of the Company Disclosure Schedule, nor does the Company know of any activities or proceedings of any labor union to organize any such employees. The Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

  Section 2.12. Environmental Laws and Regulations.

  (a) Except as publicly disclosed by the Company in the Company SEC Reports,
(i) each of the Company and its subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of the Company or its subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on the Company; and (iii) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

  (b) Except as publicly disclosed by the Company, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on the Company that are pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

  Section 2.13. Taxes.

  (a) Definitions. For purposes of this Agreement:

    (i) the term "Tax" (including "Taxes") means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

    (ii) the term "Tax Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

  (b) Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, the Company and its subsidiaries have accurately prepared and timely filed all Tax Returns they are required to have filed. Such Tax Returns are accurate and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

  (c) The Company and its subsidiaries have paid or adequately provided for all Taxes they are required to have paid or to pay.

  (d) Except as set forth in Section 2.13(d) of the Company Disclosure
Schedule:

    (i) no claim has been made by any taxing authority in any jurisdiction where the Company and its subsidiaries do not file Tax Returns that any of them is or may be subject to Tax by that jurisdiction; and

    (ii) no current extensions or waivers of statutes of limitations with respect to the Tax Returns have been given by or requested from the Company or any of its subsidiaries.

  (e) Section 2.13(e) of the Company Disclosure Schedule sets forth:

    (i) the taxable years of the Company and its subsidiaries as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

    (ii) those years for which examinations by the taxing authorities have been completed;

    (iii) those taxable years for which examinations by taxing authorities are presently being conducted;

    (iv) those years for which notice of pending or threatened examination or adjustment has been received; and

    (v) those years for which required income Tax Returns have not yet been filed.

  (f) Except as set forth in Section 2.13(f) of the Company Disclosure Schedule, all deficiencies asserted or assessments made against the Company or any subsidiary as a result of any examinations by any taxing authority have been fully paid.

  (g) Except as set forth in Section 2.13(g) of the Company Disclosure Schedule, there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any subsidiary.

  (h) Except as set forth in Section 2.13(h) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

  (i) Neither the Company nor any of its subsidiaries is a party to or bound by any closing agreement or offer in compromise with any taxing authority.

  (j) Except to the extent indicated in Section 2.13(j) of the Company Disclosure Schedule:

    (i) neither the Company nor any of its subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of combined, consolidated or unitary group for state, local or foreign Tax purposes (other than the group the common parent of which is the Company);

    (ii) neither the Company nor any of its subsidiaries has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by contract, or otherwise;

    (iii) neither the Company nor any of its subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by any of them;

    (iv) neither the Company nor any or its subsidiaries has made a consent dividend election under Section 565 of the Code;

    (v) neither the Company nor any of its subsidiaries has been a personal holding company under Section 542 of the Code; and

    (vi) neither the Company nor any of its subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

  (k) Except as set forth in Section 2.13(k) of the Company Disclosure Schedule, none of the assets of the Company or its subsidiaries is property that the Company or any of its subsidiaries is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; none of the assets of the Company or its subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; none of the assets of the Company or its subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

  (l) Except as set forth in Section 2.13(l) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has agreed to make, or is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign tax laws by reason of a change in accounting method or otherwise. Neither the Company nor any of its subsidiaries has taken action that is not in accordance with past practice that could defer a liability for Taxes of the Company or any of its subsidiaries from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

  (m) Except as set forth in Section 2.13(m) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its subsidiaries, in the payment of any "excess parachute payments" within the meaning of Section 28OG of the Code.

  (n) Section 2.13(n) of the Company Disclosure Schedule sets forth all foreign jurisdictions in which the Company or any subsidiary is subject to Tax, is engaged in business or has a permanent establishment.

  (o) Except as set forth in Section 2.13(o) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

  (p) No material election with respect to Taxes of the Company or its subsidiaries will be made after the date of this Agreement without the prior written consent of Parent.

  (q) None of the income recognized, for federal, state, local or foreign income tax purposes, by the Company or its subsidiaries during the period commencing on the date hereof and ending on the Closing Date will be derived other than in the ordinary course of business.

  Section 2.14. Title to Property. The Company and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company; and, to the Company's knowledge, all leases pursuant to which the Company or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a material default and in respect of which the Company or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on the Company.

  Section 2.15. Intellectual Property; Software.

  (a) Each of the Company and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor that are material to its business as currently conducted (the "Company Intellectual Property Rights").

  (b) The validity of the Company Intellectual Property Rights and the title thereto of the Company or any subsidiary, as the case may be, is not being questioned in any litigation to which the Company or any subsidiary is a party.

  (c) Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, the conduct of the business of the Company and its subsidiaries as now conducted does not, to the Company's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any Company Intellectual Property Rights.

  (d) Prior to the execution and delivery of this Agreement, the Company has provided Parent with a list of all material applications software (other than personal computer software licensed from third parties) which the Company or any subsidiary owns or has the right to market or use to provide services to third parties.

  (e) Except as set forth in Section 2.15(e) of the Company Disclosure Schedule, neither the Company nor any subsidiary has licensed (or otherwise entered into any agreement permitting) any person to use or market any of its computer software (whether or not copyrighted) other than licenses to end-users to use (but not market, distribute, sell or transfer) the computer software.

  (f) Each of the Company and its subsidiaries considers its computer software as trade secrets, and each has taken steps it believes appropriate to protect and maintain the same as such, except in cases where the Company has elected to rely on patent or copyright protection in lieu of trade secret protection.

  Section 2.16. Insurance. The Company and its subsidiaries maintain general liability and other business insurance that the Company believes to be reasonably prudent for its business.

  Section 2.17. Vote Required. The affirmative vote of the holders of at least two-thirds of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement.

  Section 2.18. Tax Treatment; Pooling. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take action that would prevent the Merger from (a) constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (b) being treated for financial accounting purposes as a pooling of interests in accordance with generally accepted accounting principles and the published rules, regulations and interpretations of the SEC (a "Pooling Transaction").

  Section 2.19. Affiliates. Except for DST Systems, Inc. ("DST") and the directors and executive officers of the Company, each of whom is listed in
Section 2.19 of the Company Disclosure Schedule, there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act ("Company Affiliates"). Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent an executed letter agreement, substantially in the form of Exhibit A hereto, from certain of the Company Affiliates, and will deliver to Parent, within ten days after the date of this Agreement, an executed letter agreement, substantially in the form of Exhibit A hereto, from all other Company Affiliates.

  Section 2.20. Certain Business Practices. None of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

  Section 2.21. Insider Interests. No officer or director of the Company has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or Company Intellectual Property Rights, used in or pertaining to the business of the Company or any subsidiary, expect for the ordinary rights of a stockholder or employee stock optionholder.

  Section 2.22. Opinion of Financial Adviser. Lehman Brothers Inc. (the "Company Financial Adviser") has delivered to the Company Board its written opinion, dated the date of this Agreement, to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of Shares.

  Section 2.23. Brokers. No broker, finder or investment banker (other than the Company Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Acquisition or Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

  Section 2.24. Disclosure. No representation or warranty of the Company in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to Parent pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

  Section 2.25. No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

  Section 2.26. Section 203 of the DGCL. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to an "interested stockholder" or a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Stockholder's Agreement (as defined in Section 4.15 hereof).

                                   ARTICLE 3

           Representations and Warranties of Parent and Acquisition

  Parent and Acquisition hereby represent and warrant to the Company as follows:

  Section 3.1. Organization.

  (a) Each of Parent and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on Parent. When used in connection with Parent or Acquisition, the term "Material Adverse Effect" means any change or effect that is (i) materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of Parent and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which Parent and its subsidiaries are engaged, or (ii) that may impair the ability of Parent and/or Acquisition to consummate the transactions contemplated hereby.

  (b) Parent has heretofore delivered to the Company accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of Parent and Acquisition. Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent.

  Section 3.2. Capitalization of Parent and its Subsidiaries.

  (a) The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock (increasing to 275,000,000 shares contingent upon the approval of Parent's shareholders of an amendment to Parent's Articles of Incorporation increasing Parent's authorized capital (the "Articles Amendment") at the meeting of shareholders of Parent convened for the purpose of voting on the issuance of shares of Parent

Common Stock in the Merger), of which, as of April 15, 1996, 56,354,755 shares of Parent Common Stock (including 314,240 shares held in Parent's treasury) were issued and outstanding (each, together with a preferred stock purchase right (the "Rights") issued pursuant to the Rights Agreement, amended and restated as of October 30, 1995, between Parent and Chemical Mellon Shareholder Services, L.L.C. (the "Rights Agreement")), and 1,000,000 shares of preferred stock, $1.00 par value per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of April 15, 1996, 4,692,315 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options. Between April 15, 1996 and the date hereof, no shares of Parent's capital stock have been issued other than pursuant to stock options already in existence on such date, and, except for grants of stock options to employees, officers and directors in the ordinary course of business consistent with past practice. Except as set forth above and except for the Rights, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent, (iii) no options or other rights to acquire from Parent or its subsidiaries, and no obligations of Parent or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (iv) no equity equivalents, interests in the ownership or earnings of Parent or its subsidiaries or other similar rights (collectively, "Parent Securities"). As of the date hereof, there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of capital stock of Parent.

  (b) The Parent Common Stock (including the associated Rights) constitutes the only class of equity securities of Parent or its subsidiaries registered or required to be registered under the Exchange Act.

  Section 3.3. Authority Relative to this Agreement; Recommendation.

  (a) Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole shareholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except that, as referred to in Section 3.17, (i) the approval of Parent's shareholders of the issuance of Parent Common Stock in the Merger is required pursuant to Rule 312 of the NYSE, (ii) the approval of Parent's shareholders of the Merger is required pursuant to the Nevada General Corporation Law (the "NGCL") and (iii) the approval of Parent's shareholders of the Articles Amendment is required pursuant to the NGCL and Parent's Articles of Incorporation and Bylaws. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid, legal and binding agreement of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms.

  (b) The Board of Directors of Parent has resolved to recommend that the shareholders of Parent approve the issuance of Parent Common Stock in the Merger and the Articles Amendment.

  Section 3.4. SEC Reports; Financial Statements.

  (a) Parent has filed all required forms, reports and documents with the SEC since March 31, 1992, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Parent has heretofore delivered to the Company, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Reports on Form 10-K for the fiscal years ended April 2, 1993, April 1, 1994 and March 31, 1995, (ii) all definitive proxy statements relating to Parent's meetings of shareholders (whether annual or special) held since March 31, 1992 and (iii) all other reports or registration statements filed by Parent with the SEC since March 31, 1992 (all of the foregoing, collectively, the "Parent SEC Reports"). None of such Parent

SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Parent included in the Parent SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

  (b) Parent has heretofore made available or promptly will make available to the Company a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Exchange Act.

  Section 3.5. Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference to (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to shareholders and at the times of the meeting or meetings of shareholders of Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of Parent's shareholders to vote in the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

  Section 3.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act and the rules of the NYSE, and the filing and recordation of the Articles Amendment and the Merger Certificate as required by the NGCL and the DGCL, respectively, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Parent. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of Parent or Acquisition or any of Parent's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or
(iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of (ii) or
(iii) for violations, breaches or defaults which would not have a Material Adverse Effect on Parent.

  Section 3.7. No Default. None of Parent or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on Parent. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to Parent and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which Parent is aware by any party obligated to Parent or any subsidiary thereunder.

  Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports, as of December 31, 1995, none of Parent or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent, since December 31, 1995, none of Parent or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to Parent or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on Parent.

  Section 3.9. Litigation. Except as publicly disclosed by Parent in the Parent SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by Parent in the Parent SEC Reports, none of Parent or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on Parent or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

  Section 3.10. Compliance with Applicable Law. Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply would not have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, the businesses of Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which Parent reasonably believes will not have a Material Adverse Effect on Parent.

  Section 3.11. Employee Benefit Plans; Labor Matters. With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to by Parent or any of its subsidiaries, or with respect to which Parent or any of its subsidiaries could incur liability under
Section 4069, 4212(c) or 4204 of ERISA (the "Parent Benefit Plans"), no event has occurred and, to the knowledge of Parent, there currently exists no condition or set of circumstances, in connection with which Parent or any of its subsidiaries could be subject to any liability under the terms of the Parent Benefit Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Parent. There is no pending or threatened labor dispute, strike or work stoppage against Parent or any of its subsidiaries which may reasonably be expected to have a Material Adverse Effect on Parent.

  Section 3.12. Environmental Laws and Regulations.

  (a) Except as publicly disclosed by Parent in the Parent SEC Reports, (i) each of Parent and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on Parent, which compliance includes, but is not limited to, the possession by Parent and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of Parent or its subsidiaries has received written notice of, or, to the knowledge of Parent, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on Parent; and (iii) to the knowledge of Parent, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

  (b) Except as publicly disclosed by Parent, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on Parent that are pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or, to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

  Section 3.13. Tax Matters. Parent and its subsidiaries have accurately prepared and duly filed with the appropriate federal, state, local and foreign taxing authorities all tax returns, information returns and reports required to be filed with respect to Parent and its subsidiaries and have paid in full or made adequate provision for the payment of all Taxes.

  Section 3.14. Title to Property. Parent and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on Parent; and, to Parent's knowledge, all leases pursuant to which Parent or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Parent or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on Parent.

  Section 3.15. Intellectual Property; Software.

  (a) Each of Parent and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the "Parent Intellectual Property Rights").

  (b) The validity of the Parent Intellectual Property Rights and the title thereto of Parent or any subsidiary, as the case may be, is not being questioned in any litigation to which Parent or any subsidiary is a party.

  (c) The conduct of the business of Parent and its subsidiaries as now conducted does not, to Parent's knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Parent Intellectual Property Rights.

  (d) Each of Parent and its subsidiaries considers its computer software as trade secrets, and each has taken steps it believes appropriate to protect and maintain the same as such.

  Section 3.16. Insurance. Parent and its subsidiaries maintain general liability and other business insurance that Parent believes to be reasonably prudent for its business.

  Section 3.17. Vote Required. The vote of the holders of Parent's capital stock necessary to approve the issuance of the Parent Common Stock in the Merger is, pursuant to the Rule 312 of the NYSE, the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock voted on the proposal to so issue the Parent Common Stock, provided that the total vote cast on such proposal represents over 50% in interest of the outstanding Parent Common Stock. The vote of the holders of Parent's capital stock necessary to approve the Merger is, pursuant to the NGCL, the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock. The vote of the holders of Parent's capital stock necessary to approve the Articles Amendment is, pursuant to the NGCL and Parent's Articles of Incorporation and Bylaws, the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock. Parent, as the sole stockholder of Acquisition, has approved and adopted this Agreement.

  Section 3.18. Tax Treatment; Pooling. Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would prevent the Merger (a) from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (b) from being treated as a Pooling Transaction for financial accounting purposes.

  Section 3.19. Affiliates. Except for the directors and executive officers of Parent, there are no persons who, to the knowledge of Parent, may be deemed to be affiliates of Parent under Rule 1-02 of Regulation S-X of the SEC ("Parent Affiliates"). Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company an executed letter agreement, substantially in the form of Exhibit B hereto, from certain of the Parent Affiliates, and will deliver to Parent, within ten days after the date of this Agreement, an executed letter agreement, substantially in the form of Exhibit B hereto, from all other Parent Affiliates.

  Section 3.20. Certain Business Practices. None of Parent, any of its subsidiaries or any directors, officers, agents or employees of Parent or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

  Section 3.21. Insider Interests. No officer or director of the Parent has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or Parent Intellectual Property Rights, used in or pertaining to the business of the Parent or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

  Section 3.22. Opinion of Financial Adviser. Goldman, Sachs & Co. (the "Parent Financial Adviser") has delivered to the Board of Directors of Parent its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of shares of Parent Common Stock.

  Section 3.23. Brokers. No broker, finder or investment banker (other than the Parent Financial Adviser) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

  Section 3.24 Disclosure. No representation or warranty of Parent in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to the Company pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

  Section 3.25. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

                                   ARTICLE 4

                                   Covenants

  Section 4.1. Conduct of Business of the Company. Except as contemplated by this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent or
Acquisition:

    (a) amend its certificate of incorporation or Bylaws (or other similar governing instrument);

    (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance and sale of Shares pursuant to options previously granted under the Company Plans;

    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of subsidiaries;

    (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

    (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any subsidiary;

    (f) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice and except for obligations of subsidiaries of the Company incurred in the ordinary course of business;
  (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of the Company or customary loans or advances to employees, in each case in the ordinary course of business consistent with past practice), (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

    (g) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (g) shall not prevent the Company or its subsidiaries from (i) entering into employment agreements or severance agreements with new employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1997 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 1996 in amounts previously disclosed to Parent (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to the Company);

    (h) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $5 million in the aggregate (other than in connection with outsourcing agreements entered into with customers of the Company or its subsidiaries);

    (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

    (j) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

    (k)(i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (other than in connection with outsourcing agreements entered into with customers of the Company or its subsidiaries); (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries taken as a whole; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000; provided, that none of the foregoing shall limit any capital expenditure required pursuant to existing customer contracts;

    (l) make any tax election or settle or compromise any income tax liability material to the Company and its subsidiary taken as a whole;

    (m) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on the Company;

    (n) commence any material software development project or terminate any material software development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts with customers or except as contemplated by the Company's project development budget previously provided to Parent; or

    (o) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(n) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

  Section 4.2. Conduct of Business of Parent. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Parent will, and will cause each of its subsidiaries to, conduct their operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither Parent nor any of its subsidiaries will, without the prior written consent of the Company:

    (a) knowingly take any action that would result in a failure to maintain the trading of the Parent Common Stock on the NYSE;

    (b) declare, set aside or pay any dividend or other distribution in respect of its capital stock, except for dividends payable in Parent Common Stock or dividends by a subsidiary of Parent to Parent or another subsidiary of Parent;

    (c) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice), which, in each case, would materially prevent or delay for more time than 30 days the consummation of the transactions contemplated by this Agreement;

    (d) adopt or propose to adopt any amendments to its charter documents, which would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

    (e) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except for bank loans and commercial paper) or amend any of the terms of any such securities or agreements outstanding on the date hereof or make any public announcement thereof; provided, however, that (i) any subsidiary may issue securities to Parent or any other subsidiary and (ii) Parent may (A) issue securities or make a public announcement thereof having an aggregate market value of up to $150 million or (B) grant stock options to employees, officers or directors in the ordinary course of business consistent with past practice and issue securities upon the exercise of employee, officer or director stock options;

    (f) acquire, sell, lease or dispose of any assets that are material to Parent and its subsidiaries taken as a whole, other than (i) in the ordinary course of business, (ii) in connection with outsourcing agreements entered into with customers of Parent or its subsidiaries, (iii) pursuant to the terms of existing agreements with affiliates or partners of the Company or (iv) in transactions that are only among Parent and any of its subsidiaries; or

    (g) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(f) or any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect.

  Section 4.3. Preparation of S-4 and the Proxy Statement. Parent and the Company shall promptly prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of Company Stock Options, and the Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

  Section 4.4. Other Potential Acquirers.

  (a) The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition (as defined below). The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any person or group pursuant to confidentiality agreements with terms no less favorable to the Company than the Confidentiality Agreement dated January 10, 1996 between the Company and Parent is with respect to Parent, and may participate in discussions and negotiate with such entity or group concerning any Third Party Acquisition, if (i) such entity or group has submitted a Superior Proposal (as defined in paragraph (b) below) to the Company Board relating to any such transaction and (ii) the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of Vinson & Elkins L.L.P. or other independent legal counsel, that it is required to do so in order to comply with its fiduciary duties; provided, however, that the Company shall not, in any event, be entitled to terminate this Agreement as a result of the occurrence of the events described in clauses (i) and (ii) of this sentence. The Company Board shall provide a copy of any such written Superior Proposal and a summary of any such oral Superior Proposal to Parent or Acquisition immediately after receipt thereof and thereafter keep Parent and Acquisition promptly advised of any development with respect thereto. Except as set forth above, neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than Parent and Acquisition, any affiliate or associate of Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition; provided, however, that nothing herein shall prevent the Company Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer.

  (b) Except as set forth in this Section 4.4(b), the Company Board shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of Vinson & Elkins L.L.P. or other independent legal counsel, that it is required to do so in order to comply with its fiduciary duties, the Company Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal, but in each case only (i) after providing reasonable written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and, (ii) if Parent does not, within seven business days of Parent's receipt of the Notice of Superior Proposal, make an offer which the Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) to be as favorable to the Company's shareholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 6.1. For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 30% of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 30% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of more than 20% of the outstanding Shares; or (vi) the acquisition by the Company or any subsidiary, by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than 40% of the annual revenues, net income or assets of the Company and its subsidiaries taken as whole. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

  Section 4.5. Comfort Letters.

  (a) The Company shall use all reasonable efforts to cause Ernst & Young LLP to deliver a letter dated as of the date of the Proxy Statement and the S-4, and addressed to itself and Parent and their respective Boards of Directors, in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement and the S-4.

  (b) Parent shall use all reasonable efforts to cause Deloitte & Touche LLP to deliver a letter dated as of the date of the Proxy Statement and the S-4 and addressed to itself and the Company and their respective Boards of Directors, in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed upon procedures letters delivered by independent accountants in connection with registration statements and proxy statements similar to the Proxy Statement and the S-4.

  Section 4.6. Meetings of Stockholders. Each of Parent and the Company shall take all action necessary, in accordance with the NGCL and the DGCL, respectively, and its respective certificate of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, in the case of the Company, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby, and, in the case of Parent, to vote upon the issuance of Parent Common Stock pursuant to the Merger and the Articles Amendment. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the DGCL and its charter and bylaws, in the case of the Company, and the NGCL and Rule 312 of the NYSE, in the case of Parent, and the stockholder vote required for the approval of the Articles Amendment shall be the vote required by the NGCL and Parent's Articles of Incorporation and Bylaws. The Company and Acquisition and Parent will, through their respective Boards of Directors, recommend to their respective shareholders approval of such matters; provided, however, that, subject to the provisions of Section 6.3, the Company Board may withdraw its recommendation if (i) the Company receives a Superior Proposal and, (ii) after complying with the provisions of Section 4.4(b), the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of Vinson & Elkins L.L.P. or other independent legal counsel, that it is required, in order to comply with its fiduciary duties, to recommend the Superior Proposal; and provided further, however, that the Company shall not, in any event, be permitted to terminate this Agreement as a result of the occurrence of the events described in clauses (i) and (ii) of this sentence. The Company and Parent shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof.

  Section 4.7. Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

  Section 4.8. Access to Information.

  (a) Between the date hereof and the Effective Time, the Company will give Parent and its authorized representatives, and Parent will give the Company and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

  (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent, and Parent will furnish to the Company, within 25 business days after the end of each calendar month (commencing with March 1996, and, in the case of March 1996, within 90 days), an unaudited balance sheet of the party furnishing such information as of the end of the such month and the related statements of earnings, stockholders' equity (deficit) and, within 25 business days after the end of each calendar quarter (or, in the case of the quarter ended March 31, within 90 days), cash flows for the quarter then ended, each prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by such party with respect to its monthly financial statements. All the foregoing shall be in accordance with the books and records of the party furnishing such information and shall fairly present its financial position (taking into account the differences between the monthly and quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

  (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of (i) that certain Confidentiality Agreement entered into between the Company and Parent dated January 10, 1996, (ii) that certain Confidentiality Agreement entered into among the Company, Parent and HOGN dated January 24, 1996, and (iii) that certain Confidentiality Agreement entered into among the Company, Parent and HOGN dated February 20, 1996.

  Section 4.9. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) cooperating in the preparation and filing of the Proxy Statement and the S-4, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

  Section 4.10. Employee Benefits. Parent will provide the employees and retirees of the Company and its subsidiaries for a period ending on the first anniversary of the Effective Time with employee benefit plans (other than stock option or other plans involving the potential issuance of securities of the Company or Parent securities) which, in the aggregate, are not less favorable than those currently provided by the Company and its subsidiaries, as the case may be. Parent and the Company agree, and Parent will cause the Surviving Corporation to agree, (i) that all obligations of the Company or any subsidiary under any "change of control" or similar provisions relating to employees contained in any existing contracts and all termination or severance agreements with executive officers (subject to Section 1.11 hereof) will be honored in accordance with their terms as of the date hereof and (ii) that the ESPP of the Company will be amended to provide that the calendar semester for employee participation under the ESPP ordinarily commencing on July 1, 1996 and ending on December 31, 1996 (the "July 1996 Semester") will, if the Merger occurs, end on the Closing Date, and appropriate adjustments will be made to the ESPP such that, immediately following the Effective Time, each of the persons theretofore entitled to acquire Shares under the ESPP as of the end of the July 1996 Semester will be entitled to acquire, on the same terms and conditions as were applicable under the ESPP, the number of shares of Parent Common Stock that such person would have been entitled to receive pursuant to the Merger had such person acquired the Shares purchasable under the ESPP for the July 1996 Semester immediately prior to the Effective Time. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

  Section 4.11. Public Announcements. Parent, Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the NYSE as determined by Parent, Acquisition or the Company, as the case may be.

  Section 4.12. Indemnification. After the Effective Time, the Surviving Corporation shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to) each person who is now, or has been prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of the Company's subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including without limitation counsel fees and expenses), settlement payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of the Company or any of the Company subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law or under the Surviving Corporation's certificate of incorporation or bylaws. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 4.12 shall apply without limitation to negligent acts or omissions by an Indemnified Person. Parent hereby guarantees the payment and performance of the Surviving Corporation's obligations in this Section 4.12. Each Indemnified Person is intended to be a third party beneficiary of this
Section 4.12 and may specifically enforce its terms. This Section 4.12 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Certificate of Incorporation or Bylaws.

  Section 4.13. Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.13 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 4.14. Affiliates; Pooling; Tax Free Reorganization.

  (a) The Company shall use all reasonable efforts to obtain from any Company Affiliate who has not previously executed such letter agreement and from any person who may be deemed to have become a Company Affiliate after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit A hereto as soon as practicable.

  (b) Parent shall use all reasonable efforts to obtain from any Parent Affiliate who has not previously executed such letter agreement and from any person who may be deemed to have become a Parent Affiliate after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit B hereto as soon as practicable.

  (c) Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of shares of Parent Common Stock by stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act. However, Parent shall assume, by written instrument delivered to DST on or before the Effective Time (and subject to the conditions set forth in such written instrument), the Company's registration obligations under Section 11 of the Agreement dated September 30, 1993, among the Company, Continuum Acquisition, Inc., and Vantage Computer Systems, Inc. with respect to all shares of Parent Common Stock issued to DST in the Merger.

  (d) Each party hereto shall use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a Pooling Transaction, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction.

  (e) The Company and Parent and Acquisition shall execute and deliver to Vinson & Elkins L.L.P., counsel to the Company, certificates substantially in the form attached hereto as Exhibits C-1 and C-2, respectively, at such time or times as reasonably requested by such law firm in connection with its delivery of an opinion with respect to the transactions contemplated hereby, and the Company and Parent shall each provide a copy thereof to the other parties hereto. Prior to the Effective Time, none of the Company, Parent or Acquisition shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations in Exhibits C-1 or C-2.

  Section 4.15. Stockholder's Agreement. Parent has received an agreement from DST (the "Stockholder's Agreement") whereby DST has agreed to vote all its Shares in favor of the Merger.

                                   ARTICLE 5

                   Conditions to Consummation of the Merger

  Section 5.1. Conditions to Each Party's Obligations to Effect the
Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company, and the Articles Amendment and the issuance of Parent Common Stock pursuant to the Merger shall have been approved by the requisite vote of the shareholders of Parent;

    (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

    (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received;

    (d) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for Shares in the Merger; and

    (e)(i) the Company shall have received confirmation in writing from Ernst & Young LLP that in accordance with generally accepted accounting principles and applicable published rules and regulations of the SEC, the Company is eligible to be a party to a merger accounted for as a Pooling Transaction and that Ernst & Young LLP is not aware of any matters that prohibit the use of pooling of interests accounting in connection with the Merger, and such confirmation shall not have been withdrawn or modified in any material respect, and (ii) Parent shall have received a written opinion from its certified public accountants stating that the Merger will be accounted for under generally accepted accounting principles as a Pooling Transaction and such opinion shall not have been withdrawn or modified in any material respect.

  Section 5.2. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) the representations of Parent and Acquisition contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on Parent) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing Parent and Acquisition shall have delivered to the Company a certificate to that effect;

    (b) each of the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing Parent and Acquisition shall have delivered to the Company a certificate to that effect;

    (c) the shares of Parent Common Stock issuable to the Company shareholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

    (d) the Company shall have received the opinion of Vinson & Elkins L.L.P., counsel to the Company, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of
  Section 368(b) of the Code; and (iii) no gain or loss for Federal income tax purposes will be recognized by a shareholder of the Company as a result of the Merger with respect to Shares converted solely into shares of Parent Common Stock, and such opinion shall not have been withdrawn or modified in any material respect;

    (e) Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a Material Adverse Effect on Parent; and

    (f) there shall have been no events, changes or effects with respect to Parent or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on Parent.

  Section 5.3. Conditions to the Obligations of Parent and Acquisition. The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) the representations of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on the Company) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing the Company shall have delivered to Parent and Acquisition a certificate to that effect;

    (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing the Company shall have delivered to Parent and Acquisition a certificate to that effect;

    (c) Parent shall have received from each affiliate of the Company referred to in Sections 2.19 and 4.14 an executed copy of the letter attached hereto as Exhibit A and shall have received from each affiliate of Parent referred to in Sections 3.19 and 4.14 an executed copy of the letter attached hereto as Exhibit B;

    (d) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company; and

    (e) there shall have been no events, changes or effects with respect to the Company or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on the Company.

                                   ARTICLE 6

                        Termination; Amendment; Waiver

  Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the Company's shareholders:

    (a) by mutual written consent of Parent, Acquisition and the Company;

    (b) by Parent and Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by December 31, 1996; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

    (c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement, or if any representation or warranty of Parent or Acquisition shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by December 31, 1996 (or as otherwise extended), (ii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Parent or materially adversely affecting (or materially delaying) the consummation of the Merger, and Parent or Acquisition, as the case may be, has not cured such breach within twenty business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder, (iii) Parent shall have convened a meeting of its shareholders to vote upon the Articles Amendment and the issuance of Parent Common Stock in the Merger and shall have failed to obtain the requisite vote of its shareholders for either such proposal or (iv) the Company shall have convened a meeting of its shareholders to vote upon the Merger and shall have failed to obtain the requisite vote of its shareholders; or

    (d) by Parent and Acquisition if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by December 31, 1996 (or as otherwise extended), (ii) there shall have been a breach by the Company of its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and the Company has not cured such breach within twenty business days after notice by Parent or Acquisition thereof, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder, (iii) the Company Board shall have recommended to the Company's shareholders a Superior Proposal, (iv) the Company Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a shareholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) Parent shall have convened a meeting of its shareholders to vote upon the Articles Amendment and the issuance of Parent Common Stock in the Merger and shall have failed to obtain the requisite vote of its shareholders for either such proposal or (vi) the Company shall have convened a meeting of its shareholders to vote upon the Merger and shall have failed to obtain the requisite vote of its shareholders.

  Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 6.2 and Sections 4.8(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

  Section 6.3. Fees and Expenses.

  (a) In the event that this Agreement shall be terminated pursuant to:

      (i) Sections 6.1(d)(iii) or (iv);

      (ii) Sections 6.1(d)(i) or (ii) and, within twelve months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination; or

      (iii) Sections 6.1(c)(iv) or 6.1(d)(vi) and, at the time of the Company shareholders' meeting at which the Company failed to obtain the requisite vote, as applicable, there shall be outstanding an offer by a Third Party to consummate, or there shall have been under consideration by the Company or there shall have been publicly announced a plan or proposal with respect to, a Third Party Acquisition;

Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company shall pay to Parent the amount of $45 million as liquidated damages immediately upon such a termination. It is specifically agreed that the amount to be paid pursuant to this Section 6.3(a) represents liquidated damages and not a penalty.

  (b) Upon the termination of this Agreement pursuant to Sections 6.1(c)(iv) or 6.1(d)(i), (ii), (iii), (iv) or (vi) (other than a termination requiring the Company to pay liquidated damages as contemplated by Section 6.3(a) hereof), the Company shall reimburse Parent, Acquisition and their affiliates (not later than ten business days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $2,000,000, actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees payable to investment bankers, counsel to any of the foregoing, and accountants).

  (c) Upon the termination of this Agreement pursuant to Sections 6.1(c)(i),
(ii) or (iii) or Section 6.1(d)(v), Parent shall reimburse the Company and its affiliates (not later than ten business days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $2,000,000, actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees payable to investment bankers, counsel to any of the foregoing, and accountants).

  (d) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

  Section 6.4. Amendment. This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the shareholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

  Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 7

                                 Miscellaneous

  Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

  Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

  Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

  Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

    if to Parent or Acquisition:     Computer Sciences Corporation
                                     2100 East Grand Avenue
                                     El Segundo, California 90245
                                     Attention: Hayward D. Fisk, Esq.
                                     and W. Brinson Weeks

    with a copy to:                  Gibson, Dunn & Crutcher
                                     333 South Grand Avenue
                                     Los Angeles, CA 90071
                                     Attention: Ronald S. Beard, Esq.

    if to the Company to:            The Continuum Company, Inc.
                                     9500 Arboretum Boulevard
                                     Austin, Texas 78759-6399
                                     Telecopy: (512) 338-7730
                                     Attention: Jack Dennison, Esq.

    with a copy to:                  Vinson & Elkins L.L.P.
                                     2300 First City Tower
                                     1001 Fannin
                                     Houston, Texas 77002-6760
                                     Telecopy: (713) 758-2346
                                     Attention: C. Michael Harrington, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

  Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

  Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 1.11, 4.10, 4.12 and 7.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

    (a) "affiliate" means (except as otherwise provided in Sections 2.19, 3.19 and 4.14) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

    (b) "business day" means any day other than a day on which the NYSE is closed;

    (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

    (d) "knowledge" or "known" means, with respect to any matter in question, if an executive officer of the Company or Parent, as the case may be, has actual knowledge of such matter;

    (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

    (f) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or any officer, director, employee, agent, representative or investor of any party hereto.

  Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

  Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          Computer Sciences Corporation


                                          By:   /s/ Van B. Honeycutt
                                             -----------------------------------
                                          Name: Van B. Honeycutt
                                          Title: President and Chief Executive
                                          Officer

                                          The Continuum Company, Inc.


                                          By:   /s/ W. Michael Long
                                             -----------------------------------
                                          Name: W. Michael Long
                                          Title: President and Chief Executive
                                          Officer

                                          Continental Acquisition, Inc.


                                          By:  /s/ Van B. Honeycutt
                                             -----------------------------------
                                          Name: Van B. Honeycutt
                                          Title: President

                                   EXHIBIT A

                                                                  April  , 1996

Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, California 90245

Dear Sirs:

  Reference is made to the provisions of the Agreement and Plan of Merger, dated as of April 28, 1996 (together with any amendments thereto, the "Merger Agreement"), among The Continuum Company, a Delaware corporation (the "Company"), Computer Sciences Corporation, a Nevada corporation ("Parent"), and Continental Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement.

  I understand that I may be deemed to be an "affiliate" of the Company, as such term is defined for purposes of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and that the transferability of the shares of common stock, par value $1.00 per share, of Parent (the "Parent Shares") which I will receive upon the consummation of the Merger in exchange for my shares of common stock of the Company (the "Company Shares"), or upon exercise of certain options I hold to purchase shares of common stock of the Company is restricted. Nothing herein shall be construed as an admission that I am an affiliate.

  I hereby represent, warrant and covenant to Parent that:

    (a) I will not transfer, sell or otherwise dispose of any of the Parent Shares except (i) pursuant to an effective registration statement under the Securities Act, or (ii) as permitted by, and in accordance with, Rule 145, if applicable, or another applicable exemption under the Securities Act; and

    (b) I will not (i) transfer, sell or otherwise dispose of any Company Shares prior to the Effective Time (as defined in the Merger Agreement) or
  (ii) sell or otherwise reduce my risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. 1., "Codification of Financial Reporting Policies," Section 201.01 [47 F.R. 21028] (May 17,
  1982) with respect to any Parent Shares until after such time (the "Delivery Time") as financial results reflecting at least 30 days of post-merger combined operations of Parent and the Company have been published by Parent, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission; and

    (c) I shall execute and deliver to Vinson & Elkins, L.L.P., counsel to the Company, and to the Company a certificate in such form as and at such time or times as may be reasonably requested by such law firm or the Company, as the case may be, in connection with such law firm's delivery of a tax opinion with respect to the transactions contemplated by the Merger Agreement and shall provide a copy thereof to Parent.

  I have not taken and will not take or agree to take any action that would prevent the Merger from qualifying, or being accounted for, as a pooling-of-interests.

  I further understand that, in order to make more effective the provisions of the foregoing paragraph, Parent may delay delivery to me of certificates in respect of the Parent Shares until the Delivery Time.

  I hereby acknowledge that, except as otherwise provided in the Merger Agreement, Parent is under no obligation to register the sale, transfer, pledge or other disposition of the Parent Shares or to take any other action necessary for the purpose of making an exemption from registration available.

  I understand that Parent will issue stop transfer instructions to its transfer agents with respect to the Parent Shares and that a restrictive legend will be placed on the certificates delivered to me evidencing the Parent Shares in substantially the following form:

  "This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or otherwise disposed of unless registered under the Securities Act pursuant to a Registration Statement in effect at the time or unless the proposed sale or disposition can be made in compliance with Rule 145 or without registration in reliance on another exemption therefrom. Reference is made to that certain letter agreement, dated April 28, 1996, between the Holder and the Issuer, a copy of which is on file in the principle office of the Issuer which contains further restrictions on the transferability of this certificate and the shares represented hereby."

  The term Parent Shares as used in this letter shall mean and include not only the common stock of Parent as presently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Shares.

  I hereby acknowledge that the receipt of this letter by Parent is an inducement and a condition to Parent's obligation to consummate the Merger under the Merger Agreement and that I understand the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of the Company Shares and the Parent Shares.

                                          Very truly yours,

                                          [AFFILIATE]

                                   EXHIBIT B

                                                                  April  , 1996

Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, California 90245

Dear Sirs:

  Reference is made to the provisions of the Agreement and Plan of Merger, dated as of April 28, 1996 (together with any amendments thereto, the "Merger Agreement"), among The Continuum Company, Inc., a Delaware corporation (the "Company"), Computer Sciences Corporation, Inc., a Nevada corporation ("Parent"), and Continental Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement.

  I hereby represent, warrant and covenant to the Parent that I will not sell or otherwise reduce my risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. 1., "Codification of Financial Reporting Policies," Section 201.01 [47 F.R. 21028] (May 17, 1982) with respect to any shares of common stock, par value $1.00 per share, of Parent owned by me (the "Parent Shares") until after such time as financial results reflecting at least 30 days of post-Merger combined operations of Parent and the Company have been published by Parent, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission.

  I have not taken and will not take or agree to take any action that would prevent the Merger from qualifying, or being accounted for, as a pooling-of-interests.

  I understand that Parent shall not be bound by any attempted sale of any Parent Shares, and will issue stop transfer instructions to its transfer agent with respect to the Parent Shares.

  The term Parent Shares as used in this letter shall mean and include not only the common stock of Parent as presently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Shares.

  I hereby acknowledge that the receipt of this letter by Parent is an inducement and a condition to Parent's obligation to consummate the Merger under the Merger Agreement and that I understand the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of Parent Shares.

                                          Very truly yours,

                                          Affiliate

                                  EXHIBIT C-1

         [FORM OF OFFICER'S CERTIFICATE REGARDING CERTAIN TAX MATTERS
                        TO BE EXECUTED BY THE COMPANY]

                                                                         , 1996

Vinson & Elkins L.L.P.
2300 First City Tower
1001 Fannin Street
Houston, Texas 77002-6760

Gentlemen:

  This letter is being delivered to you pursuant to Section 4.14 of the Agreement and Plan of Merger (the "Agreement"), dated as of April 28, 1996, among The Continuum Company, Inc., a Delaware corporation (the "Company"), Computer Sciences Corporation, a Nevada corporation ("Parent"), and Continental Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition Sub"). Unless otherwise indicated, capitalized terms not defined herein have the meaning set forth in the Agreement.

  After due inquiry and investigation regarding the meaning of and factual support for the following representations, the undersigned hereby certifies and represents that, assuming the Merger were to occur on the date hereof, the following facts are true:

    1. Pursuant to the Merger, Acquisition Sub will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Acquisition Sub. Specifically, the assets transferred to the Company pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Acquisition Sub immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger will continue to be held by the Company immediately after the Merger. For the purpose of determining the percentage of the Company's and Acquisition Sub's net and gross assets held by the Company immediately following the Merger, the following assets will be treated as property held by Acquisition Sub or the Company, as the case may be, immediately prior but not subsequent to the Merger: (i) assets used by the Company or Acquisition Sub (other than assets transferred from Parent to Acquisition Sub for such purpose) to pay expenses or liabilities incurred in connection with the Merger and (ii) assets used to make distributions, redemptions or other payments in respect of stock of the Company (except for regular, normal distributions) or in respect of rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

    2. Other than in the ordinary course of business or pursuant to its obligations under the Agreement, the Company has not disposed of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) since commencement of negotiations with Parent regarding the Merger;

    3. The Company's principle reasons for participating in the Merger are bona fide business purposes unrelated to taxes;

    4. The Company has no outstanding warrants, options, convertible securities or any other type of right to acquire the Company stock (or any other equity interest in the Company) or to vote (or restrict or otherwise control the vote of) shares of stock of the Company which, if exercised, would affect Parent's acquisition and retention of Control of the Company;

    5. In the Merger, shares of stock of the Company representing "Control" of the Company will be exchanged solely for shares of voting stock of Parent. For purposes of this paragraph, shares of the stock of Company exchanged in the Merger for cash and other property (including, without limitation, cash paid to shareholders of the Company in lieu of fractional shares of Parent voting stock) will be treated as shares of stock of the Company outstanding on the date of the Merger but not exchanged for shares of voting stock of Parent. As used in this letter, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

    6. The payment of cash in lieu of fractional shares of Parent stock is solely for the purpose of avoiding the expense and inconveniences to Parent of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the Company shareholders in lieu of fractional shares of Parent stock will not exceed one (1) percent of the total consideration that will be issued in the Merger to the Company shareholders in exchange for their Shares;

    7. The Company has no plan or intention to issue additional shares of stock after the Merger, or take any other action, that would result in Parent losing Control of the Company;

    8. The Company has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Acquisition Sub in the Merger except for dispositions made in the ordinary course of business or payment of expenses incurred by the Company pursuant to the Merger and except for transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulation Section 1.368-23(j)(4);

    9. Following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business;

    10. In the Merger, Acquisition Sub will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities, except to the extent incurred in connection with the transactions contemplated by the Agreement;

    11. The fair market value of the Company's assets will, at the Effective Time of the Merger, exceed the aggregate liabilities of the Company plus the amount of liabilities, if any, to which such assets are subject;

    12. The Company is not an "investment company" within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

    13. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

    14. There is no plan or intention ("Plan") on the part of the shareholders of the Company who own five percent or more of the Company stock and, after due inquiry with its officers and directors, the Company has no knowledge of, and believes that there does not exist, any Plan on the part of the remaining shareholders of the Company to engage in a sale, exchange, transfer, distribution (including, without limitation, a distribution by a corporation to its stockholders), pledge, disposition or any other transaction which results in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of shares of Parent stock received in the Merger that would reduce ownership by shareholders of the Company of Parent stock to a number of shares having a value as of the effective time of the Merger of less than fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of the Company stock. For purposes of this paragraph, shares of the Company stock (i) with respect to which a shareholder of the Company receives consideration in the Merger other than shares of Parent stock (including, without limitation, cash received in lieu of fractional shares of Parent stock) and/or (ii) with respect to which a Sale occurs prior to and in contemplation of the Merger, shall be considered outstanding shares of stock of the Company exchanged for shares of Parent stock in the Merger and then disposed of pursuant to a Plan;

    15. The fair market value of the shares of Parent stock received by each shareholder of the Company will be approximately equal to the fair market value of the shares of stock of the Company surrendered in exchange therefor and the aggregate consideration received by shareholders of the Company in exchange for their shares of stock of the Company will be approximately equal to the fair market value of all of the outstanding shares of stock of the Company immediately prior to the Merger;

    16. Acquisition Sub, Parent, the Company and the shareholders of the Company will each pay separately its or their own expenses relating to the Merger;

    17. There is no intercorporate indebtedness existing between Parent and the Company or between Acquisition Sub and the Company that was issued, acquired, or will be settled at a discount as a result of the Merger;

    18. The terms of the Agreement are the product of arm's length negotiations;

    19. None of the compensation received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of stock of the Company; none of the shares of Parent stock received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any shareholder-employees of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining to arm's length for similar services;

    20. To the best knowledge of the Company, during the past five (5) years, none of the outstanding shares of capital stock of the Company, including the right to acquire or vote any such shares, have directly or indirectly been owned by Parent.;

    21. Factual statements contained in the S-4 with respect to the Company and its subsidiaries are true, correct and complete in all material respects;

    22. The Company is authorized to make all of the representations set forth herein; and

    23. The Agreement represents the full and complete agreement among Parent, Acquisition Sub and the Company regarding the Merger, and there are no other written or oral agreements regarding the Merger.

  It is understood that (i) your opinions will be based on the representations set forth herein and on the statements contained in the Agreement (including all schedules and exhibits thereto) and documents related thereto, and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects.

  Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of the Company pursuant to Parent's exercise of control over the Company after the Merger. It is understood that your opinions will not address any tax consequence of the Merger or any action in connection therewith except as expressly set forth in such opinions.

                                          Very truly yours,

                                          The Continuum Company, Inc.
                                          a Delaware corporation

                                          By: _________________________________

                                          Title: ______________________________

                                  EXHIBIT C-2

         [FORM OF OFFICER'S CERTIFICATE REGARDING CERTAIN TAX MATTERS
                 TO BE EXECUTED BY PARENT AND ACQUISITION SUB]

                                                                         , 1996

Vinson & Elkins L.L.P.
2300 First City Tower
1001 Fannin Street
Houston, Texas 77002-6760

Gentlemen:

  This letter is being delivered to you pursuant to Section 4.14 of the Agreement and Plan of Merger (the "Agreement"), dated as of April 28, 1996, among The Continuum Company, Inc., a Delaware corporation (the "Company"), Computer Sciences Corporation, a Nevada corporation ("Parent"), and Continental Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition Sub"). Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

  After due inquiry and investigation regarding the meaning of and factual support for the following representations, the undersigned hereby certify and represent that, assuming the Merger were to occur on the date hereof, the following facts are true:

    1. Pursuant to the Merger, Acquisition Sub will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Acquisition Sub. Specifically, the assets transferred to the Company pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Acquisition Sub immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger will continue to be held by the Company immediately after the Merger. For the purpose of determining the percentage of the Company's and Acquisition Sub's net and gross assets held by the Company immediately following the Merger, the following assets will be treated as property held by Acquisition Sub or the Company, as the case may be, immediately prior but not subsequent to the Merger: (i) assets used by the Company or Acquisition Sub (other than assets transferred from Parent to Acquisition Sub for such purpose) to pay expenses or liabilities incurred in connection with the Merger and (ii) assets used to make distributions, redemptions or other payments in respect of stock of the Company (except for regular, normal distributions) or in respect of rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

    2. Acquisition Sub was formed solely for the purpose of consummating the transactions contemplated by the Agreement and at no time will Acquisition Sub conduct any business activities or other operations, or dispose of any of its assets, other than pursuant to its obligations under the Agreement;

    3. Parent's principle reasons for participating in the Merger are bona fide business purposes not related to taxes;

    4. Prior to the Merger, Parent will be in "Control" of Acquisition Sub. As used in this letter, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

    5. In the Merger, shares of stock of the Company representing Control of the Company will be exchanged solely for shares of voting stock of Parent. For purposes of this paragraph, shares of stock of the Company exchanged in the Merger for cash and other property (including, without limitation, cash paid to shareholders of the Company in lieu of fractional shares of Parent voting stock) will be treated as shares of stock of the Company outstanding on the date of the Merger but not exchanged for shares of voting stock of Parent;

    6. The payment of cash in lieu of fractional shares of Parent stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the Company shareholders in lieu of fractional shares of Parent stock will not exceed one (1) percent of the total consideration that will be issued in the Merger to the Company shareholders in exchange for their Shares;

    7. Parent has no plan or intention to cause the Company to issue additional shares of stock after the Merger, or take any other action, that would result in Parent losing Control of the Company;

    8. Parent has no plan or intention to reacquire any of its stock issued pursuant to the Merger;

    9. Parent has no plan or intention to liquidate the Company; to merge the company with or into another corporation, including Parent or its affiliates; to sell, distribute or otherwise dispose of the stock of the Company; or to cause the Company to sell or otherwise dispose of any of its assets or of any assets acquired from Acquisition Sub, except for dispositions made in the ordinary course of business or payment of expenses incurred by the Company pursuant to the Merger and except for transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulation
  Section 1.368-2(j)(4);

    10. In the Merger, Acquisition Sub will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities, except to the extent incurred in connection with the transactions contemplated by the Agreement;

    11. Following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business;

    12. During the past five (5) years, none of the outstanding shares of capital stock of the Company, including the right to acquire or vote any such shares, have directly or indirectly been owned by Parent;

    13. Neither Parent nor Acquisition Sub is an "investment company" within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

    14. The fair market value of the Parent stock received by each stockholder of the Company will be approximately equal to the fair market value of the stock of the Company surrendered in exchange therefor, and the aggregate consideration received by shareholders of the Company in exchange for their stock of the Company will be approximately equal to the fair market value of all of the outstanding shares of stock of the Company immediately prior to the Merger;

    15. Acquisition Sub, Parent, the Company and the shareholders of the Company will each pay separately its or their own expenses relating to the Merger;

    16. There is no intercorporate indebtedness existing between Parent and the Company or between Acquisition Sub and the Company that was issued, acquired or will be settled at a discount as a result of the Merger;

    17. The terms of the Agreement are the product of arm's-length negotiations;

    18. None of the compensation received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any of their shares of stock of the Company; none of the shares of Parent stock received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any shareholder-employee of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

    19. Factual statements contained in the S-4 with respect to Parent and its subsidiaries are true, correct and complete in all material respects;

    20. Parent and Acquisition Sub are authorized to make all of the representations set forth herein; and

    21. The Agreement represents the full and complete agreement among Parent, Acquisition Sub and the Company regarding the Merger, and there are no other written or oral agreements regarding the Merger.

  It is understood that (i) your opinions will be based on the completeness and accuracy of and compliance with, representations set forth herein and on the statements contained in the Agreement (including all schedules and exhibits thereto) and documents related thereto, and (ii) your opinions will be subject to certain limitations and qualifications, including that they may not be relied upon if any such representations are not accurate in all material respect.

  It is understood that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                          Very truly yours,

                                          Computer Sciences Corporation,
                                          a Nevada corporation

                                          By: _________________________________

                                          Title: ______________________________

                                          Continental Acquisition, Inc.,
                                          a Delaware corporation

                                          By: _________________________________

                                          Title: ______________________________

                                                                        ANNEX B

                        OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

April 28, 1996

Board of Directors
Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, CA 90245

Gentlemen:

  You have requested our opinion as to the fairness to Computer Sciences Corporation (the "Company") of the exchange ratio (the "Exchange Ratio") of
0.79 shares of common stock, par value $1.00 per share ("Company Common Stock") of the Company to be exchanged by the Company for each share of common stock, par value $.10 per share (the "Common Stock"), of The Continuum Company, Inc. ("Continuum") pursuant to the Agreement and Plan of Merger dated as of April 28, 1996 by and among the Company, Continental Acquisition, Inc., a wholly-owned subsidiary of the Company, and Continuum (the "Agreement").

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking and financial advisory services to the Company from time to time, including having acted as lead manager of the public offering of the Company's Common Stock in January, 1995 and having acted as the Company's financial advisor in connection with and having participated in certain of the negotiations leading to the Agreement.

  In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of Continuum and the Company for the five fiscal years ended March 31; certain interim reports to stockholders and Quarterly Reports on Form 10-Q for both Continuum and the Company; certain other communications from Continuum and the Company to their respective stockholders; and certain internal financial analyses and forecasts for Continuum and the Company prepared by their respective managements. We also have held discussions with members of the senior management of Continuum and the Company regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Common Stock and the Company Common Stock, compared certain financial and stock market information for Continuum and the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the computer and information services industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Continuum or the Company or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal.

Computer Sciences Corporation
April 28, 1996
Page Two

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair to the Company.

Very truly yours,

GOLDMAN, SACHS & CO.

                                                                        ANNEX C

                        OPINION OF LEHMAN BROTHERS INC.

                                                                 April 28, 1996
Board of Directors
The Continuum Company, Inc.
9500 Arboretum Boulevard
Austin, TX 78759-6399

Members of the Board:

  We understand that The Continuum Company, Inc. ("Continuum" or the "Company") intends to merge with Continental Acquisition, Inc. ("Acquisition"), a wholly-owned subsidiary of Computer Sciences Corporation ("CSC"), whereby Continuum shall continue as the surviving corporation and become a wholly-owned subsidiary of CSC (the "Proposed Merger"). In the Proposed Merger, each outstanding share of Continuum stock will be exchanged for 0.790 shares of CSC common stock (the "Exchange Ratio"). In addition, each outstanding option to purchase Continuum common stock will be converted to an option to purchase shares of CSC common stock based upon the Exchange Ratio. The terms and conditions of the Proposed Merger are set forth in more detail in the Agreement and Plan of Merger by and among Continuum, Acquisition and CSC dated as of April 28, 1996 (the "Merger Agreement").

  We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Merger.

  In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Proposed Merger, (2) the Agreement and Plan of Merger dated as of December 10, 1995 by and among Hogan Systems, Inc. ("Hogan"), Continuum and Continuum Acquisition Corporation, a wholly-owned subsidiary of Continuum, as amended by the First Amendment dated as of February 7, 1996, (3) such publicly available information concerning the Company, Hogan and CSC which we believe to be relevant to our inquiry, (4) financial and operating information with respect to the business, operations and prospects of the Company and Hogan furnished to us by the Company, (5) financial and operating information with respect to the business, operations and prospects of CSC furnished to us by CSC, (6) a trading history of the Company's common stock and a comparison of that trading history with those of other companies which we deemed relevant, (7) a trading history of CSC's common stock and a comparison of that trading history with those of other companies which we deemed relevant, (8) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (9) a comparison of the historical financial results and present financial condition of CSC with those of other companies that we deemed relevant, (10) a comparison of the financial terms of the Proposed Merger with the financial terms of certain other recent transactions that we deemed relevant, and (11) the potential pro forma earnings per share impact of the Proposed Merger on CSC's earnings. In addition, we have had discussions with the managements of the Company and CSC concerning their respective businesses, operations, assets, financial conditions and prospects and the strategic benefits expected to result from a combination of the businesses of the Company and CSC, and undertook such other studies, analyses and investigations as we deemed appropriate.

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware

The Continuum Company, Inc.
April 28, 1996
Page Two

of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts of the Company, Hogan and CSC, upon advice of the Company and CSC respectively, we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and CSC as to the future financial performance of the Company, Hogan and CSC, as the case may be, and that the Company, Hogan and CSC will perform substantially in accordance with such forecasts. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company, Hogan or CSC and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company, Hogan or CSC. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Upon advice of the Company and its legal and accounting advisors, we have assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company, and have further assumed that the merger will qualify under pooling of interests accounting. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of the Company in the Proposed Merger is fair to such stockholders.

  We have provided financial advisory services to the Company in connection with the Proposed Merger and will receive a fee for our services, including a fee in connection with the delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the equity securities of the Company and CSC for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Merger.

                                          Very truly yours,



                                          LEHMAN BROTHERS

                                                                        ANNEX D

                       FORM OF RESOLUTION TO BE ADOPTED
                            BY THE STOCKHOLDERS OF
                         COMPUTER SCIENCES CORPORATION
                             AT ITS ANNUAL MEETING
                             HELD ON JULY 31, 1996

AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

  RESOLVED, that, the first paragraph of Article FOURTH of the Corporation's Restated Articles of Incorporation be, and it hereby is, amended to read in its entirety as follows:

    "FOURTH. The total number of shares of capital stock which may be issued by the corporation is two hundred seventy-six million (276,000,000) shares, of which two hundred seventy-five million (275,000,000) shares shall be Common Stock of the par value of one dollar ($1.00) per share (hereinafter referred to as the "Common Stock"), and one million (1,000,000) shares shall be Preferred Stock of the par value of one dollar ($1.00) per share (hereinafter referred to as the "Preferred Stock")."

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 78.751 of the Nevada General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. A corporation may indemnify any such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity therefor. Section 78.751 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

  The Registrant's Restated Articles of Incorporation, as amended (the "Charter"), provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was or has agreed to become a director or officer of the Registrant, or is serving at the request of the Registrant as director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, provided that with respect to any action, suit or proceeding initiated by a director or officer, the Registrant shall indemnify such director or officer only if the action, suit or proceeding was authorized by the Registrant's Board of Directors or is a suit for enforcement of rights to indemnification or advancement of expenses in accordance with the procedure therefor prescribed in the Charter.

  The Charter also provides that the expenses of directors and officers incurred as a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, provided that if applicable law so requires, the advance payment of expenses shall be made only upon receipt by the Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses under the Charter.

  The Registrant has entered into Indemnification Agreements with each of its directors and officers pursuant to which it has indemnified them against expenses incurred in connection with any claims made against them as a result of any act, omission, neglect or breach of duty committed or suffered while acting as a director or officer of the Registrant, or while serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. These Indemnification Agreements do not obligate the Registrant to make any payment in connection with a claim against a director or officer to the extent that: (a) payment is made under an insurance policy, (b) the director or officer is otherwise indemnified, (c) the claim is based upon the director or officer gaining any improper personal profit or advantage to which he or she is not legally entitled, (d) the claim is for an accounting of profits made from the purchase or sale by the director or officer of securities of the Registrant within the meaning of Section 16(b) of the Securities Exchange

Act of 1934 or (e) the claim is brought about or contributed to by the dishonesty of the director or officer, but only if a judgment or other final adjudication adverse to the director or officer establishes that he or she committed acts of active and deliberate dishonesty, with actual dishonest purpose and intent, which acts were material to the cause of action so adjudicated. The Indemnification Agreements provide that the costs and expenses incurred by directors and officers in defending or investigating any action, suit, proceeding or investigation will be paid by the Registrant in advance of the final disposition of the matter upon receipt of a written undertaking by or on behalf of the director or officer to repay any such amounts if it is ultimately determined that he or she is not entitled to indemnification under the Indemnification Agreement. No such advance will be made by the Registrant, however, if, within 60 days of a request for such an advance, a determination is reasonably made by the Board of Directors or independent legal counsel, based upon the facts known at the time, that it is more likely than not it will ultimately be determined that the director or officer is not entitled to indemnification under the Indemnification Agreement.

  The Registrant currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with or as a consequence of certain actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS.

 EXHIBIT
 NUMBER                      DESCRIPTION OF EXHIBIT
 -------                     ----------------------
  2.1    Agreement and Plan of Merger dated as of April 28, 1996 by and among the Registrant, The Continuum Company, Inc. and
          Continental Acquisition, Inc.                                   (p)
  3.1    Restated Articles of Incorporation                               (d)
  3.2    Amendment to Restated Articles of Incorporation                  (l)
  3.3    By-Laws, dated and effective January 31, 1993                    (h)
  5      Opinion of Gibson, Dunn & Crutcher LLP*
  8      Opinion of Vinson & Elkins L.L.P.*
 10.1    Annual Management Incentive Plan                                 (a)
 10.2    1978 Stock Option Plan                                           (h)
 10.3    Amendment Nos. 1 and 2 to the 1978 Stock Option Plan             (h)
 10.4    Amendment No. 3 to the 1978 Stock Option Plan                    (c)
 10.5    1980 Stock Option Plan                                           (h)
 10.6    Amendment Nos. 1, 2, 3 and 4 to the 1980 Stock Option Plan       (b)
 10.7    Amendment No. 5 to the 1980 Stock Option Plan                    (c)
 10.8    1984 Stock Option Plan                                           (i)
 10.9    Amendment No. 1 to the 1984 Stock Option Plan                    (b)
 10.10   Amendment No. 2 to the 1984 Stock Option Plan                    (c)
 10.11   1987 Stock Incentive Plan                                        (c)
 10.12   Schedule to the 1987 Stock Incentive Plan for United Kingdom
          personnel                                                       (c)
 10.13   1990 Stock Incentive Plan                                        (j)
 10.14   1992 Stock Incentive Plan                                        (l)
 10.15   Amendment No. 1 to the 1992 Stock Incentive Plan                 (h)
 10.16   1995 Stock Incentive Plan                                        (n)
 10.17   Deferred Compensation Plan, amended and restated effective
          February 9, 1996                                                (q)
 10.18   Restated Supplemental Executive Retirement Plan, effective
          August 14, 1995                                                 (n)
 10.19   Form of Indemnification Agreement for Directors                  (e)

 EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT
 -------                      ----------------------
 10.20   Form of Indemnification Agreement for Officers                     (h)
 10.21   Information Technology Services Agreements with General Dynamics
          Corporation, dated as of November 4, 1991                         (k)
 10.22   $100 million Credit Agreement dated as of September 15, 1994       (h)
 10.23   $150 million Credit Agreement dated as of September 15, 1994       (h)
 10.24   $350 million Credit Agreement dated as of September 6, 1995        (n)
 10.25   $100 million Credit Agreement dated as of January 3, 1995          (h)
 10.26   Amended and Restated Rights Agreement, effective October 30,
          1995                                                              (n)
 11      Calculation of Primary and Fully Diluted Earnings Per Share        (q)
 21      Significant Active Subsidiaries and Affiliates of the Registrant   (q)
 23.1    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5)*
 23.2    Consent of Vinson & Elkins L.L.P. (included in Exhibit 8)*
 23.3    Consent of Deloitte & Touche LLP
 23.4    Consent of Ernst & Young LLP
 23.5    Consent of Price Waterhouse LLP
 23.6    Consent of Goldman, Sachs & Co.
 23.7    Consent of Lehman Brothers Inc.
 24.1    Powers of Attorney (included on pages II-5 and II-6)

- --------
    * To be filed at a later date.

  (a)-(h) These exhibits are incorporated herein by reference to the Company's Form 10-K, for the fiscal years ended on the respective date indicated below:

      (a) March 30, 1984  (e) April 3, 1992
      (b) April 3, 1987   (f) April 2, 1993
      (c) April 1, 1988   (g) April 1, 1994
      (d) March 31, 1989  (h) March 31, 1995

  (i) Incorporated herein by reference to the Company's Form S-8 filed on August 17, 1984.

  (j) Incorporated herein by reference to the Company's Form S-8 filed on August 15, 1990.

  (k) Incorporated herein by reference to the Company's Form 8-K filed on November 4, 1991.

  (l) Incorporated herein by reference to the Company's Proxy Statement for its August 10, 1992 Annual Meeting of Stockholders.

  (m) Incorporated herein by reference to the Company's Form S-8 filed on August 12, 1992

  (n) Incorporated herein by reference to the Company's Form 10-Q filed on November 13, 1995.

  (o) Incorporated herein by reference to the Form 11-K filed on February 6, 1996.

  (p) Incorporated herein by reference to the Company's Form 8-K filed on May 2, 1996.

  (q) Incorporated herein by reference to the Company's Form 10-K for the fiscal year ended on March 29, 1996.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on this 10th day of June, 1996.

                                          Computer Sciences Corporation


                                          By:    /s/ Van B. Honeycutt
                                              --------------------------------
                                              Van B. Honeycutt President and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Van B. Honeycutt, Leon J. Level and Hayward D. Fisk, and each of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

        /s/ Van B. Honeycutt           President, Chief         June 10, 1996
- -------------------------------------   Executive Officer
          Van B. Honeycutt              and Director
                                        (Principal
                                        Executive Officer)

          /s/ Leon J. Level            Vice President,          June 10, 1996
- -------------------------------------   Chief Financial
            Leon J. Level               Officer and
                                        Director (Principal
                                        Financial Officer)

         /s/ Denis M. Crane            Vice President and       June 10, 1996
- -------------------------------------   Controller
           Denis M. Crane               (Principal
                                        Accounting Officer)

        /s/ William R. Hoover          Chairman of the          June 10, 1996
- -------------------------------------   Board
          William R. Hoover

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

         /s/ Howard P. Allen                  Director          June 10, 1996
- -------------------------------------
           Howard P. Allen

      /s/ Irving W. Bailey, II                Director          June 10, 1996
- -------------------------------------
        Irving W. Bailey, II

        /s/ Richard C. Lawton                 Director          June 10, 1996
- -------------------------------------
          Richard C. Lawton

       /s/ F. Warren McFarlan                 Director          June 10, 1996
- -------------------------------------
         F. Warren McFarlan

         /s/ James R. Mellor                  Director          June 10, 1996
- -------------------------------------
           James R. Mellor

        /s/ Alvin E. Nashman                  Director          June 10, 1996
- -------------------------------------
          Alvin E. Nashman

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT
 -------                      ----------------------
  2.1    Agreement and Plan of Merger dated as of April 28, 1996 by and among the Registrant, The Continuum Company, Inc. and
          Continental Acquisition, Inc.                                     (p)
  3.1    Restated Articles of Incorporation                                 (d)
  3.2    Amendment to Restated Articles of Incorporation                    (l)
  3.3    By-Laws, dated and effective January 31, 1993                      (h)
  5      Opinion of Gibson, Dunn & Crutcher LLP*
  8      Opinion of Vinson & Elkins L.L.P.*
 10.1    Annual Management Incentive Plan                                   (a)
 10.2    1978 Stock Option Plan                                             (h)
 10.3    Amendment Nos. 1 and 2 to the 1978 Stock Option Plan               (h)
 10.4    Amendment No. 3 to the 1978 Stock Option Plan                      (c)
 10.5    1980 Stock Option Plan                                             (h)
 10.6    Amendment Nos. 1, 2, 3 and 4 to the 1980 Stock Option Plan         (b)
 10.7    Amendment No. 5 to the 1980 Stock Option Plan                      (c)
 10.8    1984 Stock Option Plan                                             (i)
 10.9    Amendment No. 1 to the 1984 Stock Option Plan                      (b)
 10.10   Amendment No. 2 to the 1984 Stock Option Plan                      (c)
 10.11   1987 Stock Incentive Plan                                          (c)
 10.12   Schedule to the 1987 Stock Incentive Plan for United Kingdom
          personnel                                                         (c)
 10.13   1990 Stock Incentive Plan                                          (j)
 10.14   1992 Stock Incentive Plan                                          (l)
 10.15   Amendment No. 1 to the 1992 Stock Incentive Plan                   (h)
 10.16   1995 Stock Incentive Plan                                          (n)
 10.17   Deferred Compensation Plan, amended and restated effective
          February 9, 1996                                                  (q)
 10.18   Restated Supplemental Executive Retirement Plan, effective
          August 14, 1995                                                   (n)
 10.19   Form of Indemnification Agreement for Directors                    (e)
 10.20   Form of Indemnification Agreement for Officers                     (h)
 10.21   Information Technology Services Agreements with General Dynamics
          Corporation, dated as of November 4, 1991                         (k)
 10.22   $100 million Credit Agreement dated as of September 15, 1994       (h)
 10.23   $150 million Credit Agreement dated as of September 15, 1994       (h)
 10.24   $350 million Credit Agreement dated as of September 6, 1995        (n)
 10.25   $100 million Credit Agreement dated as of January 3, 1995          (h)
 10.26   Amended and Restated Rights Agreement, effective October 30,
          1995                                                              (n)
 11      Calculation of Primary and Fully Diluted Earnings Per Share        (q)
 21      Significant Active Subsidiaries and Affiliates of the Registrant   (q)
 23.1    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5)*
 23.2    Consent of Vinson & Elkins L.L.P. (included in Exhibit 8)*
 23.3    Consent of Deloitte & Touche LLP
 23.4    Consent of Ernst & Young LLP
 23.5    Consent of Price Waterhouse LLP
 23.6    Consent of Goldman, Sachs & Co.
 23.7    Consent of Lehman Brothers Inc.
 24.1    Powers of Attorney (included on pages II-5 and II-6)

Notes to Exhibit Index:

    * To be filed at a later date.

  (a)-(h) These exhibits are incorporated herein by reference to the Company's Form 10-K, for the fiscal years ended on the respective date indicated below:

      (a) March 30, 1984  (e) April 3, 1992
      (b) April 3, 1987   (f) April 2, 1993
      (c) April 1, 1988   (g) April 1, 1994
      (d) March 31, 1989  (h) March 31, 1995

  (i) Incorporated herein by reference to the Company's Form S-8 filed on August 17, 1984.

  (j) Incorporated herein by reference to the Company's Form S-8 filed on August 15, 1990.

  (k) Incorporated herein by reference to the Company's Form 8-K filed on November 4, 1991.

  (l) Incorporated herein by reference to the Company's Proxy Statement for its August 10, 1992 Annual Meeting of Stockholders.

  (m) Incorporated herein by reference to the Company's Form S-8 filed on August 12, 1992.

  (n) Incorporated herein by reference to the Company's Form 10-Q filed on November 13, 1995.

  (o) Incorporated herein by reference to the Form 11-K filed on February 6, 1996.

  (p) Incorporated herein by reference to the Company's Form 8-K filed on May 2, 1996.

  (q) Incorporated herein by reference to the Company's Form 10-K for the fiscal year ended on March 29, 1996.